UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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Letter to Shareholders

March 13, 2026

Dear Shareholder:

The Board of Directors invites you to attend the Edison International (“EIX” or the “Company”) 2026 Annual Meeting of Shareholders, which will be held virtually on April 23, 2026 at 8:30 a.m. Pacific Time. The Proxy Statement explains how to participate and contains important information about the business to be conducted at the meeting. We encourage you to read the Proxy Statement and vote your shares promptly.

Pedro J. Pizarro President and CEO	Peter J. Taylor Chair of the Board

Wildfire Recovery and Grid Resilience: Our Ongoing Commitment

Fourteen months after the devastating Eaton and Palisades wildfires, we continue to honor the strength and resilience of the impacted communities and remain steadfast in our commitment to support their long-term recovery. The January 2025 wildfires marked one of the most destructive events in the history of Southern California, with lives lost, widespread structural damage and major power disruptions across Southern California Edison’s (“SCE”) service area. Our deepest sympathies remain with all those affected, and this loss reinforces our commitment to public safety and wildfire risk mitigation

SCE has worked closely with state and local leaders, public safety agencies and community organizations to establish a coordinated and compassionate response. Crews have rebuilt substantial portions of the electric system in Altadena and Malibu – installing more than 2,000 fire-resistant poles, nearly 800 transformers, about 200 miles of power lines and undergrounding lines where feasible.

SCE began its investigation into the cause of the Eaton Fire in January 2025 with aerial and on-site inspections and continues to conduct close-up equipment testing in coordination with local authorities and stakeholders. While we may never know with certainty what caused the Eaton Fire, based on currently available information, it is likely that SCE equipment could have been associated with the ignition, and induction remains a viable explanation. To date, SCE is not aware of evidence pointing to another plausible source of ignition. While the investigation continues, SCE is prioritizing compensation and recovery to help people and communities rebuild.

In late 2025, SCE launched a voluntary, comprehensive compensation program for eligible community members, shaped by more than a dozen community input workshops designed to reflect their needs and lived experiences. SCE’s Wildfire Recovery Compensation Program is designed to deliver fair resolutions and fast compensation to eligible individuals and businesses without the uncertainty of lengthy litigation. As of March 4, more than 2,500 claims had been submitted through the Program, with nearly 600 offers extended totaling $185 million. Payments have been made to 212 claimants, totaling $31 million. The Program is open through November 30, 2026.

In light of the impact of wildfires on communities within SCE’s service territory, the EIX and SCE Compensation and Executive Personnel Committees decided to reduce the annual incentive awards otherwise payable for 2025 to Pedro Pizarro, Steven Powell and Jill Anderson by approximately 40%, and to reduce the annual incentive awards for certain other SCE executives by approximately 20%. Management fully supports and agrees with the Committees’ decision, which was not a reflection on the performance of the Company or these individuals. In addition, the Audit and Finance Committee approved a $2 million donation from the Company to help meet the needs of community members in the Altadena area recovering from the Eaton Fire. This amount adds to the $6.3 million in contributions from EIX and the EIX Foundation in 2025 to support wildfire recovery efforts.

In 2025, California enacted SB 254, legislation to help strengthen the state’s wildfire fund without raising utility customer rates. This law represents progress in the effort to support both those impacted by wildfire and the financial stability of California’s investor-owned utilities. More work is needed, and the Company continues to engage constructively with policymakers to promote wildfire-related cost-recovery mechanisms that balance customer affordability, grid resilience and long-term financial stability.

SCE will continue to implement system-hardening upgrades, including covered conductor and targeted undergrounding where feasible, invest in advanced monitoring technologies and pioneer modeling technologies that anticipate and mitigate extreme wildfire risk while enabling a smarter, more reliable grid. Our long-term objective remains unchanged: to significantly reduce wildfire risk while improving safety, reliability and affordability of electric service.

Building the Grid for a Decarbonized, Affordable Energy Future

EIX continues to lead California’s clean energy transformation in alignment with the state’s ambitious climate goals and our own long-term vision for a decarbonized economy. Consistent with the state’s statutory goal, the Company remains committed to our pathway to net-zero greenhouse gas emissions by 2045 — a framework rooted in electrification, clean power procurement and grid modernization. Electrification is the most feasible, affordable path to achieve economy-wide net zero emissions while strengthening U.S. energy security and independence.

Accelerating the clean energy transition is essential to achieving a resilient, reliable and affordable energy future for all. While the national conversation around clean energy has shifted, we see common ground with the Trump Administration and both parties in Congress on issues such as siting and permitting reform, affordability and collaborative innovation. The Company’s strategic planning continues to reflect updated load growth forecasts, including the significant increases driven by transportation electrification, artificial intelligence (“AI”)-related demand and industrial expansion. Our clean energy strategy prioritizes increased renewable energy integration, long duration storage and grid enhancing technologies.

www.edison.com	2026 Proxy Statement i

Letter to Shareholders

Meeting rapidly growing demand, accelerating electrification and improving climate resilience will require an unprecedented grid buildout. From 2026 to 2030, SCE plans to invest about $38-$41 billion to strengthen reliability, resilience and readiness to meet customer needs. These investments continue to focus on wildfire mitigation, enabling clean energy integration and preparing the system for rapid demand growth. Even so, SCE projects that customer rates will increase at or below the rate of inflation through 2030, reversing a trend of higher increases since 2019. As electrification displaces fossil fuels, SCE customers could save as much as 40% on total energy bills by 2045.

Trio, our global energy and sustainability and advisory subsidiary, grew its flagship Transform: Auto program to include more than 800 participants in its first year, promoting renewable procurement and emissions reductions across global supply chains.

Clean energy progress must also be inclusive. Through programs such as Edison Scholars and other STEM workforce initiatives, the Company continues to engage and support the next generation of clean energy leaders.

Our Path Forward: Reliable Investments, Commitment to Safety and Next Generation Operations

In September 2025, the California Public Utilities Commission issued its final decision on SCE’s 2025 General Rate Case, marking an important affirmation of our long-term strategy to deliver a reliable, resilient and ready energy grid. The decision will support major investments in wildfire risk reduction and upgrading aging infrastructure, grid modernization and clean energy resource integration. As we implement this decision, the Company remains committed to disciplined cost management, transparent reporting and delivering measurable safety and reliability benefits to the communities SCE serves.

Safety remains foundational to our operations, guiding every decision we make as we work to protect our workforce and the communities SCE serves. In 2025, we strengthened our enterprise-wide safety performance through disciplined execution and a sustained commitment to eliminating serious injuries and fatalities (“SIFs”). The SIF rate for employees improved for the second consecutive year as we remain focused on embedding a strong safety culture across the organization.

SCE made meaningful progress through continued execution of its multiyear Wildfire Mitigation Plan, including replacing hundreds of miles of bare electrical wire with insulated wire and undergrounding electrical lines in high fire risk areas. These efforts reflect our ongoing work to reduce wildfire risk across our system.

The Company’s focus on high performance and operational excellence continues to deliver cost-effective results for customers and stakeholders. AI will be a key enabling tool for more efficient operations enterprise-wide. SCE seeks to be a more integrated, intelligence-driven utility, where real-time insights, quality data that is accessible and transparent, and seamless system interoperability become core operating conditions. This will strengthen affordability and resilience, enhance safety and reliability, improve execution quality, and enable the Company to meet California’s ambitious long-term clean energy and electrification goals.

Financial Performance

We reported 2025 core earnings per share (“EPS”) of $6.55 compared to $4.93 in 2024. The increase in our 2025 core EPS was primarily due to higher revenue approved in SCE’s 2025 General Rate Case and a benefit to interest expense related to cost recoveries authorized under the 2017/2018 wildfire and mudslide settlement agreements. In December 2025, the Board approved an increase in the annual dividend for the 22nd consecutive year. The 2026 annual dividend rate of $3.51 per share, an increase of 6% from the 2025 dividend, reflects the Board and management’s continued confidence in the Company’s financial strength and outlook and commitment to delivering on our long-term EPS growth target of 5 to 7%.

Board Composition, Oversight and Accountability

As discussed in the Proxy Statement, the Board provides effective oversight of the Company’s strategy, risk management, operations, and sustainability practices. The Board remains committed to providing long-term value to the Company and its stakeholders. In 2025, the Board continued to provide oversight and guidance on our clean energy strategy, the safe operation of our core utility business, and our wildfire mitigation and recovery efforts, while addressing emerging issues related to our investment in the grid, competitive transmission opportunities, AI and cyber and physical security.

At the Annual Meeting, shareholders will vote on whether to re-elect each of our 11 director nominees. Our nominees have the appropriate experience, skills and backgrounds, as described in the Proxy Statement, to oversee the Company’s strategy, risks and operations. We appreciate your confidence in the Board to represent the interests of the Company and its shareholders while considering the interests of all stakeholders critical to the Company’s success.

Thank you for your continued investment in Edison International.

Pedro J. Pizarro President and Chief Executive Officer	Peter J. Taylor Chair of the Board

ii 2026 Proxy Statement	www.edison.com

www.edison.com	2026 Proxy Statement iii

Notice of 2026 Annual Meeting

Meeting Information

DATE AND TIME	RECORD DATE	LOCATION
April 23, 2026 8:30 a.m. PACIFIC TIME	February 27, 2026	Virtual-Only Meeting www.virtualshareholdermeeting.com/EIX2026

ITEMS	OF BUSINESS		BOARD RECOMMENDS

	ELECTION OF DIRECTORS				FOR
	Jeanne Beliveau-Dunn	James T. Morris	Marcy L. Reed	Peter J. Taylor
	Michael C. Camuñez	Timothy T. O’Toole	Carey A. Smith	Keith Trent
	Jennifer M. Granholm	Pedro J. Pizarro	Linda G. Stuntz
	RATIFICATION OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM				FOR
	ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION				FOR
	SHAREHOLDER PROPOSAL REGARDING RETENTION OF EQUITY				AGAINST

Shareholders may also vote on any other matters properly brought before the meeting.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to Be Held on April 23, 2026

This Proxy Statement and the Annual Report on Form 10-K for the year ended December 31, 2025 are available at www.edison.com/annualmeeting. This Proxy Statement and the proxy card or voting instruction form are being provided to shareholders beginning on or about March 13, 2026.

For the Board of Directors, Michael A. Henry Vice President, Assistant General Counsel and Corporate Secretary Edison International 2244 Walnut Grove Avenue Rosemead, CA 91770 March 13, 2026

YOUR VOTE IS IMPORTANT
Please vote by Internet, telephone or mail as soon as possible to ensure your vote is recorded.

TELEPHONE	MAIL
Follow instructions on proxy card or voting instruction form	Sign, date and return the proxy card or voting instruction form

INTERNET
Visit www.proxyvote.com to vote your shares using the 16- digit control number provided

www.edison.com	2026 Proxy Statement 1

Meeting and Voting Information

Attendance and Participation in the Annual Meeting

The Annual Meeting will be conducted online via live audiovisual webcast on April 23, 2026 beginning at 8:30 a.m., Pacific Time. There will be no in-person physical location for the Annual Meeting. We believe holding the Annual Meeting virtually provides an opportunity for more shareholders to attend and participate in the meeting from any location. Please be assured that shareholders will have the same rights and opportunities to participate in the virtual meeting as they would at an in-person meeting, including the right to attend, vote and submit questions during the Annual Meeting.

You are entitled to attend and participate in the Annual Meeting if you were a shareholder as of the close of business on February 27, 2026, the record date, or hold a valid proxy for the meeting. To attend, vote, and submit questions during the Annual Meeting, visit www.virtualshareholdermeeting.com/EIX2026 on April 23, 2026 and enter the 16-digit control number included in your Notice of Internet Availability of Proxy Materials, proxy card or voting instruction form. Online access to the webcast will begin approximately 30 minutes prior to the start of the Annual Meeting. If you have difficulty accessing the Annual Meeting after online access is open, please call the technical support number that will be posted on the webcast log in page.

Even if you plan on attending the Annual Meeting, we encourage you to vote your shares in advance online, or if you requested printed copies of the proxy materials, by phone or by mail, to ensure that your vote will be represented at the Annual Meeting.

Internet Availability of Proxy Materials

On March 13, 2026, we mailed a Notice of Internet Availability of Proxy Materials to most shareholders with instructions about how to access our proxy materials at www.edison.com/annualmeeting and vote online. If you would like to receive a paper copy of our proxy materials, please follow the instructions in the Notice. If you previously chose to receive an email or paper copy of our proxy materials, you will continue to receive them in that manner unless you elect otherwise.

Proxy Solicitation

The Board is soliciting proxies from shareholders to be voted during the Annual Meeting for the purposes set forth in the Notice of Annual Meeting. Proxies allow designated individuals to vote on your behalf at the Annual Meeting. Information on how to vote your proxy is included in the Proxy Statement. The Company has retained Alliance Advisors, LLC to assist with the solicitation of proxies and will pay them an aggregate fee of $26,000 plus expenses. This fee does not include the costs of printing and mailing the proxy materials. The Company will also reimburse brokers and other nominees for their reasonable expenses for forwarding proxy materials to beneficial owners and obtaining voting instructions.

Voting Your Shares

Shareholders of record at the close of business on February 27, 2026, the record date, will be entitled to vote at the Annual Meeting. You are encouraged to vote prior to the meeting (i) via the Internet, (ii) by telephone, or (iii) if you received your proxy materials by mail, by signing, dating, and returning the enclosed proxy card or voting instruction form by the applicable deadlines below.

401(K) PLAN SHAREHOLDERS

Your proxy must be received by 8:59 p.m., Pacific Time, on April 21, 2026 for the 401(k) Plan trustee to vote your shares. If you do not vote your proxy, the 401(k) Plan trustee will vote your shares in the same proportion to the 401(k) Plan shares voted by other 401(k) Plan Shareholders, unless contrary to ERISA. You may not vote shares held in the 401(k) Plan during the Annual Meeting.

ALL OTHER SHAREHOLDERS

Vote your proxy by telephone or via the Internet until 8:59 p.m., Pacific Time, on April 22, 2026, and by mail if it is received by the inspector of election before the polls close at the Annual Meeting. You can also vote during the Annual Meeting at www.virtualshareholdermeeting.com/EIX2026 by entering the 16-digit control number included in your Notice of Internet Availability of Proxy Materials, proxy card or voting instruction form.

You may revoke a proxy by delivering a signed statement to the Corporate Secretary prior to the Annual Meeting or by timely executing and delivering another proxy by Internet, telephone or mail prior to the applicable deadline above.

2 2026 Proxy Statement	www.edison.com

Meeting and Voting Information

Quorum and Vote Required

A quorum is required for the Company to conduct business at the Annual Meeting. The presence at the Annual Meeting, in person or by proxy, of shareholders entitled to cast a majority of the votes that all shareholders may cast constitutes a quorum. All shares represented by a properly signed proxy will be considered as present and part of the quorum, even if you or your broker or other nominee does not vote or abstains on any or all matters. As of the record date, the Company had 384,905,951 shares of Common Stock outstanding, 384,899,087 of which may cast one vote each after excluding fractional shares. Therefore, the quorum for the Annual Meeting is 192,449,544 shares.

For each proposal submitted to the shareholders for a vote, approval requires both (i) a vote of a majority of the votes cast and (ii) a majority of the votes required to constitute a quorum. A majority of votes cast means the number of shares cast “for” a proposal exceeds the number of votes cast “against” that proposal. Abstentions will not be counted as votes cast. Uninstructed shares will not be counted as votes cast except with respect to Item 2, for which brokers and other nominees have discretion to vote.

Tabulation of Votes

Broadridge Financial Solutions, Inc. will tabulate the votes. To protect the confidentiality of votes cast under the 401(k) Plan, 401(k) Plan Shareholders’ voting instructions are given directly to Broadridge. Broadridge will tabulate those votes and provide aggregate voting results directly to the 401(k) Plan trustee. EIX will not have access to any of the 401(k) Plan Shareholders’ voting instructions, and 401(k) Plan voting results are only reported to EIX in the aggregate.

Other Business at the Annual Meeting

The Board does not intend to present any business to be acted upon at the Annual Meeting other than the Items described in this Proxy Statement. If you submit a proxy and any other matters properly come before the Annual Meeting, the persons named as proxy holders will have discretionary authority to vote your shares in their best judgment. If any nominees for election to the Board become unavailable to stand for election as a director, the proxies will have authority to vote for substitute nominees chosen by the Board.

Shareholder Proposals and Other Business for the 2027 Annual Meeting

Shareholders who intend to bring any business before the 2027 Annual Meeting, including shareholder proposals and director nominations, must provide written notice to the Corporate Secretary within the periods, and with the information and documents, specified in our Bylaws. The deadline to submit shareholder proposals or other business for the 2027 Annual Meeting is November 13, 2026.

www.edison.com	2026 Proxy Statement 3

Election of Directors

ITEM	Election of Directors
The Board recommends you vote “FOR” each director nominee in Item 1

Our Director Nominees

The Board, acting on the recommendation of the Nominating and Governance Committee, has nominated 11 persons for election to the Board. All nominees are current directors of the Company.

Jeanne Beliveau-Dunn	Michael C. Camuñez	Jennifer M. Granholm
Independent	Independent	Independent
Age: 66	Age: 57	Age: 67
Director Since: 2019	Director Since: 2017	Director Since: 2025
Board Committees: NGC | SOC	Board Committees: NGC | SOC	Board Committees: AFC | NGC
Industry Experience: Technology	Industry Experience: Law/Government	Industry Experience: Law/Government
Other Public Boards: 1	Other Public Boards: 1*	Other Public Boards: 0
Mandatory Retirement: 2035	Mandatory Retirement: 2037	Mandatory Retirement: 2034

James T. Morris	Timothy T. O’Toole	Pedro J. Pizarro
Independent	Independent	CEO
Age: 66	Age: 70	Age: 60
Director Since: 2016	Director Since: 2017	Director Since: 2016
Board Committees:	Board Committees:	Board Committees:
AFC[1] [2] | CEPC | PC	AFC[2] | SOC[1]	PC1
Industry Experience: Insurance	Industry Experience: Transportation	Industry Experience: Electric Utilities
Other Public Boards: 1	Other Public Boards: 0	Other Public Boards: 1
Mandatory Retirement: 2035	Mandatory Retirement: 2031	Mandatory Retirement: N/A

Marcy L. Reed	Carey A. Smith	Linda G. Stuntz
Independent	Independent	Independent
Age: 63	Age: 62	Age: 71
Director Since: 2022	Director Since: 2019	Director Since: 2014
Board Committees:	Board Committees:	Board Committees:
AFC[2] | NGC	CEPC[1] | SOC	CEPC | NGC[1]
Industry Experience: Electric/Gas Utilities Other Public Boards: 1	Industry Experience: Technology/Engineering Other Public Boards: 1	Industry Experience: Law/Utility Regulation Other Public Boards: 0
Mandatory Retirement: 2038	Mandatory Retirement: 2039	Mandatory Retirement: 2030

Peter Taylor	Keith Trent	Board Committees
Independent	Independent	AFC CEPC NGC SOC [1] [2]	Audit and Finance Committee Compensation and Executive Personnel Committee Nominating and Governance Committee Safety and Operations Committee Committee Chair Financial Expert
Age: 67	Age: 66
Director Since: 2011	Director Since: 2018
Board Committees:	Board Committees:
AFC[2] | CEPC	CEPC | SOC
Industry Experience: Finance	Industry Experience: Electric Utilities
Other Public Boards: 1*	Other Public Boards: 1
Mandatory Retirement: 2031	Mandatory Retirement: 2035
*	Includes the board of a fund complex registered as an investment company under Securities and Exchange Commission (“SEC”) rules

4 2026 Proxy Statement	www.edison.com

Election of Directors

Director Skills Matrix

The Board believes our director nominees have the appropriate mix of experience, skills and attributes to effectively oversee our operations, risks and long-term strategy. All of our director nominees have strong leadership experience, a reputation for integrity, honesty and adherence to high ethical standards, and have demonstrated business acumen, experience and ability to exercise sound judgment as a director of the Company. The matrix below identifies specific areas of experience, skills and attributes important to the Company and reflected on the Board and each director nominee who brings these to the Company.

				o
	BELIVEAU-DUNN	CAMUÑEZ	GRANHOLM	MORRIS	O'TOOLE	PIZARRO	REED	SMITH	STUNTZ	TAYLOR	TRENT
CORE SKILLS
Leadership
Risk Management
Strategic Planning
Regulatory
Workforce/Talent Management

INDIVIDUAL SKILLS
Safety
Operations
Capital Markets
Utility Industry
Legal/Public Policy
Cybersecurity
Technology & Innovation
Financial Expertise*
Environmental & Sustainability
Engineering & Science
Corporate Governance
Public Company CEO
SCE/CA Utility Customer

INDIVIDUAL ATTRIBUTES
Independent
Tenure (Years)	7	9	1	10	9	10	4	7	12	15	8
Age	66	57	67	66	70	60	63	62	71	67	66
Representation	Female White	Male Hispanic LGBTQ	Female White	Male White	Male White	Male Hispanic	Female White	Female White	Female White	Male Black	Male White
*	Meets the criteria for an “audit committee financial expert” under SEC rules.

www.edison.com	2026 Proxy Statement 5

Election of Directors

Board Characteristics

Our director nominees are diverse in representation, with gender parity among independent directors, and have skills, experiences and tenures to bring a variety of perspectives to strategic, financial and operational deliberations.

INDEPENDENCE	REPRESENTATION	AGE	TENURE

Director Biographies

The biographies below describe each director nominee’s business and public company board experience for at least the past five years, the reason the Board determined that each nominee should serve as a director, and other relevant information such as age and Board committee service. The age provided for each nominee is as of March 13, 2026.

JEANNE BELIVEAU-DUNN	REASON FOR NOMINATION	PROFESSIONAL HIGHLIGHTS

Ms. Beliveau-Dunn has more than 30 years of experience as a technology executive and a transformational leader in building and managing large scale infrastructure in AI, cybersecurity, cloud, networking, services and operations, personnel management, and human capital development. During her career, she built effective infrastructure, digital and security solutions, including strategies for Internet of Things (“IoT”) in smart cities and industrial and energy markets. Her experience managing a large workforce, building infrastructure and services, network operations and security teams, and automating process through AI and other technologies is valuable to the Board’s and Safety and Operations Committee’s oversight of technology investments and cyber threats facing the Company. She is also experienced in sustainability matters, compensation, financial review, acquisitions, and risk and resiliency management. As a California resident, Ms. Beliveau-Dunn also provides the perspective of a utility customer impacted by California’s wildfires and regulatory environment.

●
CEO and President, Claridad LLC, a technology company focused on security, AI and IoT (2018-present)
●
Strategic Advisor, KETOS, a digital water intelligence company (2025-present)
●
Held a variety of senior executive positions during 22-year career at Cisco Systems, a leader in cybersecurity, communications and AI technologies (1996-2018), including Vice President and General Manager services and products, head of operations and strategy for services and software, Founder/leader of its internet business solutions group; built and operated centers of excellence and created learning and knowledge practices for millions of users, and innovation practices for scale
●
President, IoT Talent Consortium, a membership-driven, non-profit organization (2016-2018)
●
Fellow, National Association of Corporate Directors; NACD Director 100 award

AGE: 66
DIRECTOR SINCE: 2019
BOARD COMMITTEES:
Nominating and Governance Safety and Operations
EDUCATION:	OTHER BOARD SERVICE
B.S., University of Massachusetts Executive M.B.A., Massachusetts Institute of Technology (“MIT”)	● Director, Columbus McKinnon (2020-present); human capital, compensation and succession committee chair ● Director and Chair, Crewdle AI (2022-present)	● Director, Sykes Enterprises (2021) ● Director, Xylem, Inc. (2017-2025)

6 2026 Proxy Statement	www.edison.com

Election of Directors

MICHAEL C. CAMUÑEZ	REASON FOR NOMINATION	PROFESSIONAL HIGHLIGHTS

Mr. Camuñez brings a broad government, legal, public policy and public affairs background relevant to the Company’s business and strategy. He has extensive experience advising boards and companies in regulated industries on corporate strategy, compliance, safety and operational risks, government relations and business development. A nationally recognized Latino civic and business leader in California, Mr. Camuñez is deeply connected to the diverse communities served by SCE. His service on the California Resources Agency’s Pathways to 30x30 Advisory Committee and philanthropic work with organizations like the Packard Foundation have enabled him to focus on strategies related to climate change and conservation in California and globally, which complement the Company’s strategic mission. As a California resident, Mr. Camuñez also provides the perspective of a utility customer impacted by California’s wildfires and regulatory environment.

●
President and CEO, Monarch Global Strategies, a binational strategic consulting firm companies with market and political intelligence, strategic advice, manufacturing and supply chain support in emerging economies, with an emphasis on Mexico (2013-present)
●
U.S. Assistant Secretary of Commerce, International Trade Administration of the U.S. Department of Commerce (2010-2013)
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Special Counsel to the President and Special Assistant to the President (2009-2010); managed senior appointments to President Obama's cabinet
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Former Partner of O'Melveny & Myers LLP and Manatt, Phelps & Phillips LLP in Southern California
●
Member, California Natural Resources Agency's Pathways to 30x30 Advisory Committee convened to help inform the state's strategies to conserve 30% of California's land and coastal waters by 2030 (2021-2022)

AGE: 57
DIRECTOR SINCE: 2017
BOARD COMMITTEES:
Nominating and Governance Safety and Operations
EDUCATION:	OTHER BOARD SERVICE
B.A., Harvard University J.D., Stanford Law School
●
Director of 16 mutual or exchange traded funds in the American Funds family advised by the Capital Group (2019-present)
●
Trustee, Stanford University (2019-present); audit, compliance and risk committee chair
●
Trustee, The David and Lucile Packard Foundation (2018-present)

● Director, Amplify Education, Inc. (2020-present); executive compensation committee chair ● Independent Director and Board Chair, PRISM: LGBTQ Association of Corporate Directors (2026-present)

www.edison.com	2026 Proxy Statement 7

Election of Directors

JENNIFER M. GRANHOLM	REASON FOR NOMINATION	PROFESSIONAL HIGHLIGHTS

Ms. Granholm brings extensive experience advancing clean energy solutions and deploying zero-carbon technologies from her prior service as U.S. Secretary of Energy and Governor of Michigan. As Secretary of Energy, she led a workforce of approximately 110,000 employees and oversaw $200 billion of U.S. investments into companies and projects to accelerate the clean energy transition. She also brings a strong background in cybersecurity and protection of the power grid and electric utilities. Under her leadership, the Department of Energy invested heavily in cybersecurity tools and technologies to strengthen the resilience of U.S. energy infrastructure. In her two terms as Governor, Ms. Granholm spearheaded Michigan’s economic recovery after the Great Recession by diversifying the state’s economy to focus on clean energy and revitalizing the auto industry to build electric vehicles. Ms. Granholm also brings the perspective of a California resident and utility customer in light of California’s carbon neutrality goals and regulatory environment.

●
President and CEO, Granholm Energy, LLC, a clean energy advisory firm (2025-present)
●
U.S. Secretary of Energy, Department of Energy (2021-January 2025); restructured the DOE to focus on research and development of cutting-edge clean energy technologies to help achieve federal net-zero goals
●
Distinguished Professor of Practice at the Goldman School of Public Policy, School of Law, at University of California, Berkeley (2011-2021); focused on the intersection of law, clean energy, manufacturing, policy, and industry
●
Held a variety of government and legal positions during 22-year career with the State of Michigan, including Governor (2003-2011) and Attorney General (1999-2003)

AGE: 67
DIRECTOR SINCE: 2025
BOARD COMMITTEES:
Audit and Finance Nominating and Governance
EDUCATION:	OTHER BOARD SERVICE
B.A., University of California, Berkeley J.D., Harvard University	● Previously served as a director of Dow Chemical, Talmer Bank, Proterra, Techtonic and Fincantieri Marinette Marine

8 2026 Proxy Statement	www.edison.com

Election of Directors

JAMES T. MORRIS	REASON FOR NOMINATION	PROFESSIONAL HIGHLIGHTS

Mr. Morris has significant business and chief executive leadership experience in a highly regulated industry and provides expertise on insurance issues that impact the Company. He brings strategic planning, risk management, workforce management and financial analysis experience from 40 years of service at Pacific Life, which is particularly valuable to our Audit and Finance and Compensation and Executive Personnel Committees. Mr. Morris also provides the perspective of a Southern California resident impacted by California’s wildfires and regulatory environment, and an executive of a Fortune 500 business headquartered and doing business in the local markets served by SCE.

●
Chairman, President and CEO, Pacific Life Insurance Company (2007-2022)
●
Held a variety of management positions during 40-year career at Pacific Life, including Chief Operating Officer, Executive Vice President and Chief Insurance Officer, and Senior Vice President, Individual Insurance

AGE: 66
DIRECTOR SINCE: 2016
BOARD COMMITTEES:
Audit and Finance (Chair) Compensation and Executive Personnel Pricing
EDUCATION:	OTHER BOARD SERVICE
B.A., University of California, Los Angeles
●
Director, Lincoln National Corporation (2025-present)
●
Chairman and a trustee of the Pacific Select Fund and the Pacific Funds Series Trust, which are part of the Pacific Life Mutual Fund Complex (2007-2022)
● Director, Pacific Mutual Holding Company (2007-2023) ● Director and chair of the American Council of Life Insurers, the nation’s principal life insurance company trade association (2012-2013)

TIMOTHY T. O’TOOLE	REASON FOR NOMINATION	PROFESSIONAL HIGHLIGHTS

Mr. O’Toole provides public company chief executive leadership experience in a regulated, capital-intensive industry. His operational experience in safety, risk management and crisis management are particularly relevant to the oversight of our business and strategy and his leadership role as Chair of the Safety and Operations Committee. Mr. O’Toole brings extensive safety expertise through his work experience and as a former director of the National Safety Council, and has been recognized as a safety leader in both the United States and internationally. He has decades of direct management experience of a large workforce in industries where worker and public safety is a paramount concern.

●
CEO, First Group plc, a transportation company that provides rail and bus services in the United Kingdom and North America (2010-2018)
●
Managing Director, London Underground (2003-2009); led the response to the 2005 terrorist bombing attacks for which he was awarded the honor of a Commander of the Most Excellent Order of the British Empire (CBE) from Queen Elizabeth II
●
Served in various senior management roles during 20-year career at Consolidated Rail Corporation, including as President and CEO

AGE: 70
DIRECTOR SINCE: 2017
BOARD COMMITTEES:
Audit and Finance Safety and Operations (Chair)
EDUCATION:	OTHER BOARD SERVICE
B.A., LaSalle University J.D., University of Pittsburgh School of Law	● Director, First Group plc (2009-2018) and CSX Corporation (2008-2017)	● Director, National Safety Council (2017-2023)

www.edison.com	2026 Proxy Statement 9

Election of Directors

PEDRO J. PIZARRO	REASON FOR NOMINATION	PROFESSIONAL HIGHLIGHTS

Mr. Pizarro provides in-depth knowledge of the Company’s business, experienced industry leadership, safety and operations, workforce management, cybersecurity and technology, business resiliency and strategic planning experience and background. His leadership and experience dealing with difficult challenges at EIX, SCE and Edison Mission Energy (“EME”) add value to the Board. Mr. Pizarro also brings the experience and perspective of a director of several industry-related associations.

●
President and CEO, EIX (2016-present)
●
President, SCE (2014-2016)
●
President, EME, an indirect subsidiary of EIX until the sale of its principal assets in 2014 (2011-2014)
●
Held a variety of management positions during 26-year career at EIX, SCE and EME, including Executive Vice President responsible for SCE's transmission and distribution system, power procurement and generation, Vice President and Senior Vice President of Power Procurement, and Vice President of Strategy and Business Development
●
Senior Engagement Manager at McKinsey & Company prior to joining the Company

AGE: 60
DIRECTOR SINCE: 2016
BOARD COMMITTEES:
Pricing (Chair)
EDUCATION:	OTHER BOARD SERVICE
A.B., Harvard University Ph.D., California Institute of Technology
●
Director, 3M Company (2023-present); science, technology and sustainability committee chair
●
Director, Edison Electric Institute (2016-present; chair 2023-2024)
●
Member, Electricity Subsector Coordinating Council (2016-present; co-chair 2023-2025); coordinates with U.S. government and electric power sector to prepare for, and respond to, national-level disasters or threats to critical infrastructure
● Director, Edison Foundation (2022-present) ● Trustee, California Institute of Technology (2009-2014; 2018-2025) ● Advisory Board, U.S. Secretary of Energy (2019-2021)

MARCY L. REED	REASON FOR NOMINATION	PROFESSIONAL HIGHLIGHTS

Ms. Reed brings extensive utility operations, safety, energy policy and sustainability experience from her leadership at National Grid, where she was responsible for ensuring safe and reliable electricity and gas distribution services were provided to over six million people throughout Massachusetts. She also directed strategic energy policy development at National Grid supporting broad energy network investment and climate change mitigation initiatives, which is particularly relevant to our strategy and operations in California’s regulatory environment. Ms. Reed also provides financial expertise as a Certified Public Accountant with experience in public accounting and corporate finance. This experience provides additional value to our Audit and Finance Committee.

●
President, National Grid plc's Massachusetts business and Executive Vice President of U.S. Policy and Social Impact (2011-2021); responsible for the gas and electricity business in Massachusetts, including operational, customer service, financial and reputational outcomes; led energy policy development for the U.S. business and the effective implementation of National Grid's social mobility platform
●
Held a variety of management positions during 32-year career at National Grid, including in finance, merger integration, corporate affairs, business operations, and investor relations
●
Senior Auditor at Coopers & Lybrand LLP prior to joining National Grid

AGE: 63
DIRECTOR SINCE: 2022
BOARD COMMITTEES:
Audit and Finance Nominating and Governance
EDUCATION:	OTHER BOARD SERVICE
A.B., Dartmouth College M.S., Northeastern University Certified Public Accountant	● Director, Clean Harbors, Inc. (2021-present); audit committee chair ● Director, Qualus Power Services (2021-present); audit committee chair	● Director, Blue Cross Blue Shield of Massachusetts (2016-present); governance committee chair ● Trustee, Northeastern University (2017-2025)

10 2026 Proxy Statement	www.edison.com

Election of Directors

CAREY A. SMITH	REASON FOR NOMINATION	PROFESSIONAL HIGHLIGHTS

Ms. Smith brings the perspective of a public company chief executive officer at Parsons, which was headquartered in Southern California until 2019 and continues to have key programs throughout the state. Her understanding of the impact of California’s regulatory landscape on SCE’s business customers contributes to the Board’s effective oversight of key issues confronting the electric utility industry. Ms. Smith brings strategic planning experience related to the acquisition and integration of technology businesses. Her operational experience in safety-intensive environments provides an important perspective to the Board and its Safety and Operations Committee. Ms. Smith also brings a strong background in cybersecurity through her aerospace and defense industry experience and is a certified cybersecurity governance professional by the National Association of Corporate Directors (“NACD”). She is certified as a cybersecurity governance professional.

●
Chair, President and CEO, Parsons Corporation, a disruptive technology provider for global defense, intelligence and critical infrastructure markets; served as President since 2019, CEO since 2021, and Chair since 2022
●
Chief Operating Officer, Parsons (2018-2021) and President of Parsons' Federal Solutions business (2016-2018)
●
Held progressive leadership roles at Honeywell International Inc. (2011-2016), including President of the Defense and Space business unit, Vice President of Honeywell Aerospace Customer and Product Support, and President of Honeywell Technology Solutions, Inc.
●
Held several leadership roles at Lockheed Martin Corporation (1985-2011)

AGE: 62
DIRECTOR SINCE: 2019
BOARD COMMITTEES:
Compensation and Executive Personnel (Chair) Safety and Operations
EDUCATION:	OTHER BOARD SERVICE
B.S., Ohio Northern University M.S., Syracuse University Honorary doctorate, Ohio Northern University	● Director, Parsons Corporation (2020-present)	● Director, Professional Services Council (2020-present); chair emeritus

www.edison.com	2026 Proxy Statement 11

Election of Directors

LINDA G. STUNTZ	REASON FOR NOMINATION	PROFESSIONAL HIGHLIGHTS

Ms. Stuntz’s utility, environmental law and public policy experience is particularly relevant to the Company’s business. During her time at the U.S. Department of Energy, she held positions that focused on issues related to global climate change and energy-related measures to minimize GHG emissions, key issues that impact the Company. Ms. Stuntz’s corporate governance experience from her prior service on other public company boards and as a member of our Nominating and Governance Committee since 2014 informs her leadership as Committee Chair. She brings sustainability and safety experience from her private industry work with utilities and energy companies, as a director of public companies in industries with environmental and safety concerns, and from serving as Chair of our Nominating and Governance Committee and previously serving on our Safety and Operations Committee from 2014 to 2021.

●
Partner, Stuntz, Davis & Staffier, P.C. (1995-2018); specialized in energy and environmental regulation
●
Deputy Secretary and other senior policy positions, U.S. Department of Energy (1989-1993); principal role in the development and enactment of the Energy Policy Act of 1992
●
Associate Minority Counsel and Minority Counsel, Energy and Commerce Committee of the U.S. House of Representatives (1981-1987)

AGE: 71
DIRECTOR SINCE: 2014
BOARD COMMITTEES:
Compensation and Executive Personnel Nominating and Governance (Chair)
EDUCATION:	OTHER BOARD SERVICE
B.A., Wittenberg University J.D., Harvard University
●
Senior Advisor, Center for Strategic and International Studies (2019-present)
●
Advisory Board, Boston Consulting Group Center for Energy Impact (2024-present)
●
Director, Land Trust of Virginia (2025-present)
●
Senior Fellow, Mission Possible Partnership, an alliance of climate leaders (2023-2024)

●
Chair, External Advisory Committee of MIT’s Future of Storage (2018-2022); study reported on key storage technologies for electricity systems that rely on variable renewable energy resources
●
Director, Royal Dutch Shell plc (2011-2020), Raytheon Company (2005-2016), Schlumberger, Ltd. (1993-2010) and American Electric Power Company (1993-2004)

12 2026 Proxy Statement	www.edison.com

Election of Directors

PETER J. TAYLOR	REASON FOR NOMINATION	PROFESSIONAL HIGHLIGHTS

Mr. Taylor provides finance and public policy experience, which is particularly relevant to the Company’s infrastructure investment strategy and highly regulated business. He also brings capital markets experience from his investment banking career. At the University of California, Mr. Taylor had direct responsibility for risk management, accounting and financial reporting. He also brings safety experience from his years as a senior executive of the University of California, which launched the “Be Smart About Safety” campaign across all campuses during his tenure, and in his oversight role as a member of the Board of Trustees of the California State University. As a California resident with extensive professional experience in the state, Mr. Taylor also understands the perspective of utility customers impacted by California’s wildfires and regulatory environment. Mr. Taylor’s leadership qualities, capital markets experience, public policy insights and understanding of the Company’s strategy, business and regulatory landscape provide value as independent Chair of the Board.

●
President, ECMC Foundation, a nonprofit corporation dedicated to improving educational outcomes for students from underserved backgrounds (2014-2023)
●
Executive Vice President and Chief Financial Officer, University of California system (2009-2014); oversaw all aspects of financial management at the ten campuses and the five academic medical centers
●
15 years in municipal finance banking for Lehman Brothers and Barclays Capital prior to joining the University of California

AGE: 67
DIRECTOR SINCE: 2011
BOARD COMMITTEES:
Audit and Finance Compensation and Executive Personnel
EDUCATION:	OTHER BOARD SERVICE
B.A., University of California, Los Angeles M.A., Claremont Graduate University
●
Trustee, Western Asset Fund Complex (2019-present)
●
Director, Pacific Mutual Holding Company (2016-present)
●
Director, The Ralph M. Parsons Foundation (2015-present)
●
Member, Board of Governors, The Huntington (2024-present)

●
Director, 23andMe Holding Co. (2021-2024)
●
Member, Board of Trustees of the California State University system (2015-2021); chaired educational policy committee and finance committee
●
Previously served as chair of UCLA Foundation and chair of UCLA task force on African American Admissions

www.edison.com	2026 Proxy Statement 13

Election of Directors

KEITH TRENT	REASON FOR NOMINATION	PROFESSIONAL HIGHLIGHTS

Mr. Trent provides extensive utility operations, strategic planning, legal and safety experience as an executive of one of the largest electric power companies in the U.S., where he had direct management responsibility for the internal audit function, Sarbanes-Oxley processes, financial operations of four electric utilities, and the health and safety of a large workforce. His utility operational experience in, and perspective on, regulation, risk management, safety and cybersecurity are particularly relevant to our business and the regulatory framework in which SCE operates. This experience is particularly valuable to our Safety and Operations Committee, and supports his role as the Board’s liaison to the Company’s cybersecurity oversight group (see page 28).

●
Held a variety of senior management positions at Duke Energy Corporation (2005-2015), including as Executive Vice President of Grid Solutions and Regulated Utilities and as General Counsel, with responsibility for long-term grid strategy, four regulated utilities, electric transmission, regulated fossil-fuel and hydro generation, health, safety and environment, fuel and system optimization, central engineering and services, corporate strategy, government relations, corporate communications, technology initiatives, legal, internal audit and compliance, and commercial businesses operating in domestic and international retail and wholesale competitive markets
●
Held positions with Duke Energy (2002-2005) as lead litigator with responsibility for major litigation and government investigations
●
Practiced law for 15 years before joining Duke Energy

AGE: 66
DIRECTOR SINCE: 2018
BOARD COMMITTEES:
Compensation and Executive Personnel Safety and Operations
EDUCATION:	OTHER BOARD SERVICE
B.S., Southern Methodist University J.D., University of Texas School of Law	● Director, Capital Power Corporation (2017-present)	● Director, TRC Companies, Inc. (2016-2026)

14 2026 Proxy Statement	www.edison.com

Corporate Governance

Governance Highlights

We have established corporate governance standards and practices that we believe create long-term value for our shareholders and other stakeholders. As discussed in this Proxy Statement, the key corporate governance policies and practices reflected in our corporate governance documents include the following:

Key Governance Policies and Practices

Board Independence, Oversight and Refreshment	Director Participation and Accountability	Shareholder Rights
●
Independent Board Chair
●
Independent Board Committees, other than Pricing Committee
●
Director Retirement at Age 75 or after 15 years of service (20 years for directors serving on the Board prior to January 1, 2026)
●
Annual Board and Committee Evaluations
●
Annual Succession and Talent Planning
●
Oversight of Strategy, Risk and Sustainability

●
Regular Independent Director Executive Sessions
●
Director Orientation and Continuing Education Programs
●
Director Stock Ownership Guidelines
●
Majority Voting for Directors in Uncontested Elections
●
Annual Engagement with Major Shareholders
● Annual Election of Directors ● Annual Advisory Vote on Executive Compensation ● 10% of Shareholders May Call Special Meetings ● Shareholders May Act By Written Consent ● Proxy Access Bylaws with Market Terms

Corporate Governance Documents
●
Articles of Incorporation
●
Bylaws
●
Corporate Governance Guidelines
●
Board Committee Composition
●
Board Committee Charters
●
Procedures for Communicating with the Board
●
Ethics and Compliance Code for Directors
● Employee Code of Conduct ● Supplier Code of Conduct ● Incentive Compensation Recoupment Policy ● Human Rights Policy ● Sustainability Report ● Political Engagement Policy and Reports
Shareholders and other interested parties may find these documents on our website at www.edison.com/corpgov.

www.edison.com	2026 Proxy Statement 15

Corporate Governance

Shareholder Engagement

Who We Engaged	Topics Discussed

We engage with our major institutional holders regarding strategy and financial and operational performance throughout the year. We also engage with these shareholders on corporate governance, executive compensation and sustainability issues at least annually.

During the past year, we reached out to the investor stewardship teams of our top shareholders representing approximately 53% of our shares and met with holders of more than 40% of our shares. Some shareholders respectfully declined our request, noting they did not feel engagement was needed.

●
Progress on our clean energy goals and our wildfire recovery and risk mitigation efforts
●
Board composition, skills, refreshment and retirement policy
●
Executive compensation goals, incentives and metrics
●
Executive stock ownership requirements and related shareholder proposal
●
Sustainability reporting and disclosure

Our Response	Engagement Themes

The shareholders we engaged with offered constructive feedback on our governance, executive compensation and stock ownership requirements, and sustainability initiatives, which was subsequently shared with the Board and its Nominating and Governance Committee. In February 2026, the Nominating and Governance Committee received an update on the topics, themes and feedback from our most recent shareholder engagement meetings.

●
Ongoing focus on the Board’s oversight of wildfire risk mitigation, recovery efforts and policy solutions
●
Support for director retirement policy to help balance fresh perspectives and institutional knowledge
●
Interest in the balance of anticipated electric load growth with ratepayer affordability, and the interplay of California and federal policy
●
Continued support for our corporate governance posture and policies and the level of transparency in our proxy and sustainability disclosures

16 2026 Proxy Statement	www.edison.com

Corporate Governance

Governance Structure and Processes

Board Leadership Structure

Mr. Taylor has served as the independent Chair of the Board since 2022 and brings valuable leadership qualities, capital markets experience, public policy insights and understanding of the Company’s strategy, business and regulatory landscape to the position. Our Corporate Governance Guidelines require an independent director to serve as our Chair of the Board. The Board believes having an independent Chair is the most appropriate leadership structure for EIX, allowing the CEO to focus on the day-to-day management of the business and on executing our strategic priorities while the independent Chair focuses on leading the Board, facilitating the Board’s independent oversight of management, and providing advice and counsel to the CEO.

PETER J. TAYLOR	The Duties of our Independent Chair Include:
Independent Chair of the Board
●
Chair the Board meetings and Annual Meetings
●
Be the principal liaison in synthesizing and communicating to the CEO key issues from the executive sessions of the independent directors
●
Create the agenda for the Board meetings with the CEO
●
Conduct the annual CEO performance review with the Compensation and Executive Personnel Committee and input from other independent directors
●
Oversee the annual Board evaluations with the Nominating and Governance Committee
●
Attend and participate in all committee meetings as desired

Director Independence

Our Corporate Governance Guidelines require that the Board be comprised of at least a majority of independent directors and that the Audit and Finance, Compensation and Executive Personnel, and Nominating and Governance Committees be comprised entirely of independent directors. The Company uses the New York Stock Exchange, LLC (“NYSE”) listing standards to determine independence. Directors serving on the Audit and Finance Committee or the Compensation and Executive Personnel Committee must meet additional independence criteria prescribed by the NYSE listing standards and the charters of those Committees.

The Board has determined that the relationships described in Section B of Exhibit A-1 to our Corporate Governance Guidelines, which are on our website at www.edison.com/corpgov, are not material for purposes of determining directors’ independence to serve on the Board. The Board does not consider such relationships in making independence determinations.

For relationships not prohibited by NYSE rules and not covered under the categories of immaterial relationships in our Guidelines, the determination of whether a relationship is material or not, and therefore whether a director is independent or not, would be made in good faith by the directors. A director whose relationship is under consideration would abstain from the vote regarding his or her independence. No such relationships were considered by the Board in 2025.

The Board reviews the independence of our directors at least annually, and periodically as needed. On a monthly basis, the Company also monitors director relationships and transactions that might disqualify them as independent. In February 2026, prior to recommending director nominees for election, the Board confirmed that the independent directors had no relationships or transactions that disqualified them as independent.

The Board has determined that all director nominees other than Mr. Pizarro are independent under NYSE rules and our Corporate Governance Guidelines.

www.edison.com	2026 Proxy Statement 17

Corporate Governance

Certain Relationships and Related Party Transactions

The Nominating and Governance Committee is required by its charter to conduct a prior review of, and reviews at least annually, any transactions between the EIX companies and a related person in which the amount involved exceeds $120,000 and the related person has a material interest. A related person is a director, a director nominee, an executive officer, or a greater than 5% beneficial owner of any class of voting securities of EIX, and their immediate family members.

At least annually, the Committee obtains from directors and management a list of the transactions with related persons described above, to the extent applicable, and reviews these transactions at a meeting held before recommending director nominations to the Board. The list is based on information from questionnaires completed by our directors, director nominees and executive officers, together with information obtained from our accounts payable and receivable records, and is reviewed by legal counsel. The Committee’s procedure is reflected in the minutes and records for the Committee meeting at which the review occurred.

There are no transactions between the Company and any related person required to be reported under applicable SEC rules.

Director Nomination Process

The Nominating and Governance Committee is responsible for identifying director candidates and making recommendations to the Board. The Committee will consider candidates recommended by shareholders if they are submitted in writing to the Corporate Secretary and include all of the information required by Article II, Section 4 of our Bylaws plus a written description with any supporting materials of:

●	Any direct or indirect business relationships or transactions within the last three years between EIX and its subsidiaries and senior management and the candidate and his or her affiliates and immediate family members; and
●	The qualifications, qualities, and skills of the candidate that the shareholder deems appropriate to submit to the Committee to assist in its consideration of the candidate.

The Committee typically retains a director search firm to help identify director candidates, coordinate the interview process and conduct reference and background checks. The Committee uses the same process to evaluate a candidate regardless of the source of the candidate recommendation. If, based on an evaluation of the candidate’s qualifications, qualities and skills, the Committee determines to continue its consideration of a candidate, the Committee interviews the candidate and determines whether to recommend that the candidate be nominated as a director. The Board considers the Committee’s recommendation and determines whether to nominate the candidate for election.

Identify and evaluate director candidates	Conduct interviews and research	Recommend candidates to the Board	Elect director to the Board

18 2026 Proxy Statement	www.edison.com

Corporate Governance

Board Qualifications

MINIMUM QUALIFICATIONS

All director candidates must at a minimum possess the qualifications, qualities and skills in our Corporate Governance Guidelines, including:

●
A reputation for integrity, honesty and adherence to high ethical standards;
●
Experience in a generally recognized position of leadership; and
●
The demonstrated business acumen, experience and ability to exercise sound judgment in matters that relate to the current and long-term objectives of the Company

OTHER FACTORS CONSIDERED

The Nominating and Governance Committee considers a variety of other factors when reviewing director candidates for election or annual re-election, including:

●
The Board’s size, composition and skills;
●
The skills and experience relevant to our business and strategy;
●
The candidate’s potential for enhancing the Board’s diverse skills, experiences and perspectives;
●
The candidate’s independence and potential relationships with the Company;
●
The nature and time invested in the candidate’s service on other boards; and
●
The Board, Committee and Annual Meeting attendance record of current directors.

PUBLIC COMPANY BOARD SERVICE POLICY AND REVIEW PROCESS
●
Our Corporate Governance Guidelines limit a director’s service to four public company boards, including the EIX Board; however, a director who is an executive officer of a public company is limited to two public company boards, including the EIX Board and his or her employer’s board.
●
Directors are required to notify the Corporate Secretary before accepting any public or private company board position.
●
The Nominating and Governance Committee annually reviews each director’s outside board commitments before nominating the slate of directors for election at the Annual Meeting.

DIVERSITY POLICY
●
The Board has a policy that director candidates and nominees should have a diversity of skills, experiences and perspectives, which is reflected in our Corporate Governance Guidelines.
●
The Nominating and Governance Committee charter requires that the initial pool of candidates for every director search include candidates that reflect a diversity of skills, experiences and perspectives.
●
The Committee annually evaluates its effectiveness in achieving diversity on the Board when reviewing Board composition and skills prior to recommending directors for election at the Annual Meeting.

RETIREMENT POLICY
●
Our Corporate Governance Guidelines provide that directors should not be nominated for re-election to the Board after reaching age 75 or after completing 15 years of service, whichever comes first unless there is good cause to extend a director’s Board service. However, directors serving on the Board prior to January 1, 2026 may complete up to 20 years of service on the Board.

www.edison.com	2026 Proxy Statement 19

Corporate Governance

Director Orientation and Continuing Education

New directors receive information about our business, strategy and management team to familiarize them with the Company before their first Board meeting. We also arrange a series of orientation meetings and site visits involving senior leaders throughout the organization to help new directors understand the operations of each organizational unit as it relates to their specific Board and committee duties.

We typically provide continuing education to directors annually on specific topics that relate to our strategic priorities. These sessions are typically led by management and include presentations by external experts and site visits to our facilities. In 2025, outside experts met with the Board to provide external perspectives on technology and macroeconomic challenges and opportunities for navigating the clean energy transition. Directors may also attend external education programs and are reimbursed by EIX for the cost of those programs.

Board and Committee Evaluation Process

The Nominating and Governance Committee together with the independent Board Chair oversee the annual evaluation of the Board and Board committees and periodically review the effectiveness of the process. The Committee typically retains a third-party facilitator to conduct the Board’s evaluation every three to four years. In years where a facilitator is not used, the Committee instructs directors to complete Board and committee questionnaires with the findings subsequently reviewed by the Board and applicable committees.

In 2025, the Committee retained a third-party facilitator to conduct the Board’s evaluation. The facilitator conducted individual interviews with each director to solicit feedback regarding Board composition, Board and committee effectiveness and the Board’s relationship with the CEO and management team. The facilitator also obtained feedback on individual directors, including the Board Chair and Board committee chairs. The facilitator identified common themes, areas of strength and opportunities for improvement, and reported the findings to the Board in December 2025.

The key takeaways from the 2025 Board and committee evaluation include:

●
The Board and its committees have a healthy mix of backgrounds, expertise and tenures, with an opportunity to revisit retirement policies to preserve institutional knowledge and expertise while ensuring regular Board refreshment and opportunities to add a former public company CEO to the Board;
●
The Board and its committees are prepared, engaged and effective, with discussions focused on the right issues and opportunities to continue providing high quality director education sessions and external speakers; and
●
The relationship between the Board and management remains grounded in transparency, trust and a shared commitment to open dialogue.

The Board and each committee discussed the results of the 2025 evaluation in executive sessions. In December 2025, acting upon the Nominating and Governance Committee’s recommendation, the Board updated its director retirement policy by amending the Corporate Governance Guidelines to increase the retirement age to 75 and adopt a 15-year term limit for new directors and a 20-year term limit for directors serving on the Board prior to January 1, 2026.

Succession and Talent Planning

The Board believes CEO succession planning is one of its most important responsibilities. In accordance with our Corporate Governance Guidelines, the Board annually reviews and evaluates succession planning and management development for our senior officers, including the CEO.

At least annually, the Board meets in executive session with the CEO and the Senior Vice President and Chief Human Resources Officer to discuss talent and succession planning. The discussion includes CEO succession in the ordinary course of business, CEO succession if an emergency occurs, and succession for other key senior management positions. The frequency of the Board’s CEO succession planning discussions depends in part on the period of time until the CEO’s expected retirement.

In the succession planning process, internal candidates for CEO and other senior leadership roles are identified and evaluated based on criteria considered predictive of success given our business strategy. The Board uses a common talent assessment format for each individual. The assessment includes a development plan for each potential candidate that is reviewed by the Compensation and Executive Personnel Committee at least annually. The Board also considers external succession candidates from time to time and may retain an executive search firm to help identify and assess potential candidates.

We also provide the Board with opportunities to become acquainted with the senior officers and others who may have the potential to handle significant management positions. This occurs through presentations to the Board and Board committees, director education sessions, other business interactions, and social events intended for this purpose. At least annually, the Compensation and Executive Personnel Committee assesses senior leadership talent and their potential successors, our development plans for these individuals, and the diverse skills and perspectives of the succession pipeline.

20 2026 Proxy Statement	www.edison.com

Corporate Governance

Policy on Shareholder Rights Plans

The Board has a policy to seek prior shareholder approval of the adoption of any shareholder rights plan unless, due to time constraints or other reasons consistent with the Board’s fiduciary duties, a committee consisting solely of independent directors determines that it would be in the best interests of shareholders to adopt the plan prior to shareholder approval. Any rights plan adopted by the Board without prior shareholder approval will automatically terminate one year after adoption of the plan unless the plan is approved by shareholders prior to such termination.

Proxy Access for Director Elections

In 2015, the Board adopted proxy access for director elections at annual meetings. Our Bylaws provide that EIX will include in its Proxy Statement up to two nominees (or nominees for up to 20% of the EIX Board, whichever is greater) submitted by a shareholder or group of up to 20 shareholders owning at least 3% of EIX Common Stock continuously for at least three years, if the shareholder group and nominee satisfy the requirements in Article II, Section 13 of our Bylaws. These are standard terms that have been adopted by the vast majority of public companies that have proxy access.

A shareholder or group of up to 20 shareholders	Owning at least 3% of EIX shares	Continuously for at least 3 years	May nominate the greater of 2 nominees or 20% of the Board

Director Stock Ownership Guidelines

Within five years from their initial election to the Board, directors must own an aggregate number of shares of EIX Common Stock or derivative securities convertible into EIX Common Stock, excluding stock options, having a value equivalent to five times the annual non-Chair Board retainer, which is currently $132,500. Until a director satisfies this ownership requirement, the director should elect dividend reinvestment for any EIX Common Stock beneficially owned by the director. All deferred stock units held by a director count toward this ownership requirement. All directors are in compliance with this stock ownership requirement as of the end of 2025.

EIX ownership requirement 5x annual board retainer	5 years to achieve requirement	100% of Directors comply

Insider Trading Policies and Procedures

The Company has adopted an insider trading policy that governs the purchase, sale and other dispositions of all securities of EIX and its subsidiaries by EIX and SCE directors, officers, employees and certain third parties. This policy is designed to promote compliance with insider trading laws, rules and regulations, and any listing standards applicable to the Company. The policy also restricts trading and other transactions for a limited group of covered persons who include EIX and SCE directors, executive officers and certain employees whose duties involve access to material non-public information, to defined window periods that follow EIX’s quarterly earnings releases. A copy of the Company’s insider trading policy is filed as Exhibit 19.1 to our 2025 Annual Report.

Board and Shareholder Meeting Attendance

Directors are expected to make every effort to attend Board, committee and annual shareholder meetings. The Board met twelve times in 2025 and held executive sessions of the independent directors at seven of these meetings. Our directors are highly engaged and committed to their responsibilities, as demonstrated by their attendance, on average, at 99% of our Board and committee meetings held in 2025. Each director attended at least 95% of the total meetings he or she was eligible to attend in 2025. All directors attended the 2025 Annual Meeting.

99% average Board and committee meeting attendance	Each Director attended at least 95% of eligible meetings	100% Annual Meeting attendance

www.edison.com	2026 Proxy Statement 21

Corporate Governance

Board Committees

The current membership and key responsibilities of the Board’s standing committees are described below. The duties and powers of the Committees are further described in their charters. The Board occasionally creates special Board committees to focus on certain topics.

AUDIT AND FINANCE COMMITTEE

James T. Morris* (Chair)	Jennifer M. Granholm	Timothy T. O’Toole*	Marcy L. Reed*	Peter J. Taylor*

Meetings Held in 2025: 8

The Audit and Finance Committee is composed of five independent directors. The Committee’s key responsibilities include:

●
Appoint, determine compensation for and oversee the Company’s independent registered public accounting firm (the “Independent Auditor”), taking into consideration:
●
the qualifications, performance and independence of the Independent Auditor;
●
the scope and plans for the annual audit; and
●
the scope and extent of all audit and non-audit services to be performed by the Independent Auditor.
●
Review the financial statements and financial reporting processes, including internal controls over financial reporting.
●
Oversee the internal audit function, including the General Auditor’s performance, the internal audit plan, budget, resources and staffing.
●
Oversee the ethics and compliance program, including the Chief Ethics and Compliance Officer’s performance, helpline calls and investigations, and the employee code of conduct.
●
Discuss guidelines and policies to govern the process by which risk assessment and risk management is undertaken, and the steps taken to monitor and control enterprise level risks.
●
Discuss major financial risk exposures and the steps taken to monitor and control these exposures.
●
Establish and maintain procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters.
●
Review political contribution policies and expenditures and approve individual contributions that exceed $1 million.
●
Review the charitable contributions budget and approve individual contributions by the Company or Edison International Foundation that exceed $1 million.
●
Review and monitor capital spending and investments in subsidiaries compared to the annual budget approved by the Board, and review post-completion reports from management on major capital projects.
●
Annually review the financing plans, capital spending and trust investments.
●
Authorize debt financing, redemption and repurchase transactions.

*  Financial Expert

22 2026 Proxy Statement	www.edison.com

Corporate Governance

COMPENSATION AND EXECUTIVE PERSONNEL COMMITTEE

Carey A. Smith (Chair)	James T. Morris	Linda G. Stuntz	Peter J. Taylor	Keith Trent

Meetings Held in 2025: 4

The Compensation and Executive Personnel Committee is composed of five independent directors. The Committee’s key responsibilities include the following:

●
Review the performance and set the compensation of designated elected officers, including the executive officers.
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Review director compensation for consideration and action by the Board.
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Consider the results of shareholders' advisory votes on the Company's executive compensation, and approve the design of executive compensation programs, plans and arrangements.
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Approve stock ownership guidelines for officers and recommend director stock ownership guidelines to the Board.
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Assess whether any risks arising from compensation policies and practices are reasonably likely to have a material adverse effect on the Company.
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At least annually, assess senior leadership talent and their potential successors, the Company's development plans for these individuals, and the diverse skills and perspectives of the succession pipeline.

NOMINATING AND GOVERNANCE COMMITTEE

Linda G. Stuntz (Chair)	Jeanne Beliveau-Dunn	Michael C. Camuñez	Jennifer M. Granholm	Marcy L. Reed

Meetings Held in 2025: 5

The Nominating and Governance Committee is composed of five independent directors. The Committee’s key responsibilities include:

●
Review the appropriate experience, skills and characteristics required of the Board and make recommendations to the Board regarding Board size and composition.
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Seek out, identify and review a pool of potential candidates for membership on the Board that reflects a diversity of skills, experiences and perspectives.
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Review the background and qualifications of potential director candidates and make recommendations to the Board regarding candidates to fill Board vacancies and the slate of directors for submission to the Company's shareholders at each Annual Meeting.
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Make recommendations to the Board regarding Board committee and committee chair assignments and the EIX independent Board Chair appointment.
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Review director independence and related party transactions.
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Periodically review and recommend updates to our Corporate Governance Guidelines and Board committee charter.
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Review environmental, social and governance (“ESG”) trends and ensure oversight of relevant ESG issues by the Board and Board committees.
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Advise the Board with respect to corporate governance matters.
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Oversee the annual evaluation of the Board and Board committees.

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Corporate Governance

SAFETY AND OPERATIONS COMMITTEE

Timothy T. O’Toole (Chair)	Jeanne Beliveau-Dunn	Michael C. Camuñez	Carey A. Smith	Keith Trent

Meetings Held in 2025: 4

The Safety and Operations Committee is composed of five independent directors with relevant safety experience. The Committee’s key responsibilities include:

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Review, monitor and make recommendations to management regarding the Company's safety programs, policies and practices related to:
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The Company's safety culture, goals and risks;
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Significant safety-related incidents involving employees, contractors or members of the public; and
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The measures and resources to prevent, mitigate or respond to safety-related incidents.
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Monitor the Company's safety, wildfire and operational and service excellence performance metrics.
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Review, monitor and make recommendations to management regarding the Company's operations, significant developments, resources, risks and risk mitigation plans related to;
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Reliability, affordability and customer service;
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Wildfires;
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Cyber and physical security;
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Business resiliency and emergency response;
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Information and operational technology;
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Climate adaptation; and
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Decommissioning of the San Onofre Nuclear Generating Station.

PRICING COMMITTEE

Pedro J. Pizarro (Chair)	James T. Morris

Meetings Held in 2025: 0

The Pricing Committee is composed of two directors. The Committee is responsible for determining the final terms of any offering, issuance, or sale of EIX Common Stock or EIX preferred stock (each, a “Stock Transaction”). The Committee has authority to act on behalf, and with full power, of the Board to determine whether and when to initiate any Stock Transaction, determine the number of shares offered, reserve shares of EIX Common Stock for conversion, and determine the form and terms of any Stock Transaction.

24 2026 Proxy Statement	www.edison.com

Oversight of Strategy, Risk and Sustainability

Strategy Oversight

One of the Board’s primary functions is to provide management with strategic direction on the Company’s vision and strategy to lead the transformation of the electric power industry toward a clean energy future. The Board reviews and evaluates the Company’s strategic growth, goals and objectives through annual in-depth strategy meetings, education sessions on strategic topics with external experts, regular business and strategy updates at Board meetings, and discussion of emerging issues affecting strategy. Directors with particular expertise in a strategic area also advise management on strategy outside of Board meetings. At least annually, the Board also reviews corporate goals and approves capital budgets to ensure they are aligned with our strategy.

The Board regularly collaborates with management to ensure the Company’s clean energy strategy continues to advance California state policies and goals to combat climate change. In 2025, the Board also met with outside experts to gain external perspectives on technology and macroeconomic challenges and opportunities for navigating the clean energy transition.

Risk Oversight

The Board has broad responsibility for the oversight of significant strategic, operational, financial and reputational risks. The Board periodically reviews the alignment of its risk oversight responsibilities under applicable laws, SEC rules, and NYSE listing standards with the Company’s Bylaws, Corporate Governance Guidelines and Board committee charters. The Board actively reviews our enterprise risk management (“ERM”) process and monitors strategic and emerging short-, medium- and long-term risks through direct engagement with management and through its committees, which regularly report back to the Board. This includes the Board’s review of key risks presented by our Vice President of ERM at least annually and the integration of significant risks into management reports and discussions at Board meetings throughout the year. In addition, the Board conducts periodic strategic reviews that focus on specific risks, such as climate change, cybersecurity, reliability and resiliency.

The Board believes its leadership and governance structure supports the Board’s risk oversight function. Independent directors chair the Board committees responsible for risk oversight, and the independent Chair of the Board and committee chairs facilitate communication between management and directors.

www.edison.com	2026 Proxy Statement 25

Oversight of Strategy, Risk and Sustainability

The Audit and Finance Committee oversees ERM’s overall process and risk assessment report, which is an annual review of significant risks, classified into three tiers: key, secondary and emerging, as well as reporting risk. The Safety and Operations Committee oversees emergent operational risks and operational risk mitigation. The Compensation and Executive Personnel Committee reviews executive compensation risks with analysis provided by independent consultants. The Nominating and Governance Committee identifies director candidates with skills and experience to oversee the ERM process. The Board has assigned committees specific areas of responsibility for risk oversight as follows:

Audit Committee	Nominating and Governance Committee	Safety and Operations Committee	Compensation and Executive Personnel Committee

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Guidelines and policies related to the Company’s risk assessment and risk management processes, and the steps taken to monitor and control enterprise level risks

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Major financial risk exposures and the steps taken to monitor and control these exposures

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Litigation, internal audits and ethics and compliance, as well as “deep dives” on specific risk topics

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The annual internal audit plan

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Political contribution policies and expenditures

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Charitable contributions budgets

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Capital investments, allocation and spending

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Identification of director candidates with skills and experience to oversee the Company’s key enterprise risks

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Corporate governance practices, such as Board and committee composition, leadership and self-evaluations

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ESG trends that impact the Company to ensure appropriate oversight of relevant ESG issues by the Board and Board committees

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Appropriate allocation of Board committee charter responsibilities

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Worker and public safety programs, policies and practices related to the Company’s safety culture, goals, risks and significant incidents

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Safety, wildfire and operational and service excellence performance metrics and controls

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Cyber and physical security risks to operations

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Reliability, affordability and customer service

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Operational developments, resources, risks and risk mitigation plans related to the Committee’s responsibilities described above

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Executive compensation program risks, as discussed under How We Make Compensation Decisions - Risk Considerations in the Compensation Discussion and Analysis section

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The talent and development of the pipeline for senior leadership

Sustainability Oversight

Sustainability is integral to our strategy, which is aligned with California’s economy-wide goals to combat climate change and reach carbon neutrality by 2045. Our commitment to sustainability is reflected in the priorities, goals and practices described in our annual Sustainability Report.

Our Sustainability Report is prepared in accordance with the Global Reporting Initiative Standards core option and includes disclosures in accordance with other third-party frameworks, including the Sustainability Accounting Standards Board and the Task Force on Climate-related Financial Disclosures. Our Sustainability Report along with additional sustainability information and reports are available at www.edison.com/sustainability. These reports and any other information on our website are not part of, nor incorporated by reference into, this Proxy Statement.

Sustainability issues are incorporated into topics reviewed at Board meetings and the Board’s annual in-depth strategy meeting. The Board regularly reviews and monitors safety, climate change, environmental compliance, workforce development and other sustainability risks and opportunities, including those arising from climate-related events that impact our business, such as

26 2026 Proxy Statement	www.edison.com

Oversight of Strategy, Risk and Sustainability

wildfires, and provides direction and guidance to management on the mitigation of these risks. The Board and its committees have responsibility for risk and operational oversight of the following sustainability-related issues:

Board of Directors

●

Our clean energy strategy and climate-related legislation and regulation

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Wildfire risk reduction and other impacts of climate change

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Key objectives related to climate change, renewable energy transportation and building electrification, and energy storage

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Corporate culture, talent planning and workforce development and inclusion initiatives

●

Corporate goals related to safety, reliability, cybersecurity, grid modernization, capital spending and workforce development

●

Cybersecurity trends, incidents and programs

●

Generative AI trends, uses and capabilities related to customer service, grid operations and employee productivity

Audit and Finance Committee	Nominating and Governance Committee	Safety and Operations Committee	Compensation and Executive Personnel Committee

●

Key risks related to safety, wildfire, climate change and reliability

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Political and charitable contributions

●

Ethics and Compliance programs, including employee helpline data and ethics survey results

●

Capital budgets and spending

● Board composition ● Significant ESG trends and Board and committee oversight of relevant ESG issues ● Shareholder outreach efforts on sustainability issues

●

Safety performance and culture, operational goals and risks

●

Employee, contractor and public safety

●

Electric system reliability, affordability and customer service

●

Cyber and physical security

●

Wildfire safety

●

Climate adaptation

● Incentive compensation goals related to wildfires and safety, clean energy, electrification, workforce development and other issues ● Talent and development of the pipeline for senior leadership

Safety

The safety of employees, contractors, customers and the public is the first of the Company’s values and essential to its success. As part of its oversight function, the Board engages directly with management on worker and public safety topics, including wildfire safety. The Board’s Safety and Operations Committee maintains joint responsibility with the Board for safety oversight. As discussed above, the Safety and Operations Committee is responsible for oversight of the Company’s safety performance, culture, operational goals and risks, and significant safety-related incidents involving employees, contractors or members of the public, as well as wildfire safety. The Committee reviews, monitors and makes recommendations to management regarding the Company’s safety programs, including measures and resources to prevent, mitigate or respond to safety-related incidents. The Committee also receives regular safety reports from management that include performance metrics, reporting on serious incidents, and actions to improve employee, contractor and public safety. The Chair of the Committee then reports to the Board at its next meeting.

As discussed in the Compensation Discussion and Analysis section, the Compensation and Executive Personnel Committee has made safety a foundational goal that can result in the reduction or elimination of annual incentive compensation for our executives and other employees.

www.edison.com	2026 Proxy Statement 27

Oversight of Strategy, Risk and Sustainability

Wildfires

Unprecedented weather conditions in California due to climate change have contributed to wildfires, including those where SCE's equipment has been alleged to be associated with the fire's ignition, that have caused loss of life and substantial damage in SCE's service area, including the devastating Eaton Fire in January 2025. Wildfires associated with SCE’s operations remain a key enterprise risk and a top priority for the Board and its committees. The Board receives wildfire updates at each meeting that facilitate its oversight of the Company’s wildfire-related investigations, risk mitigation and operational activities, and regulatory, legislative and community engagement. The Safety and Operations Committee has primary responsibility for oversight of wildfire safety, operations and risk mitigation plans, which are also included as topics at each Committee meeting.

Cyber and Physical Security

The Company has identified cyber and physical security as key enterprise risks. Cyber and physical security risks are included in the key risk reports to the Audit and Finance Committee discussed above. In addition, the Board has assigned primary responsibility for cyber and physical security operations oversight to the Safety and Operations Committee, which receives semi-annual cybersecurity updates from SCE’s Vice President and Chief Security Officer on specific topics, including the dynamic cybersecurity landscape and the Company’s defense and risk mitigation strategies. The Committee receives updates on physical security at least annually. The Board also receives annual cybersecurity reports from management and external consultants that include assessments of our program and organization.

Management has established a cybersecurity oversight group comprised of a multidisciplinary senior management team to provide governance and strategic direction for the identification of and response to cybersecurity risks. Keith Trent serves as the Board liaison to the oversight group where he regularly attends meetings during the year and provides reports to the Safety and Operations Committee. Other Board members are invited to attend meetings and typically attend at least one meeting annually.

Diversity, Equity and Inclusion

Consistent with our values, the Company’s strength comes from a merit-based work environment that includes people with diverse skills, experiences and perspectives. This merit-based inclusive approach supports a workforce that reflects the customers and communities the Company serves and enables the Company to continue to earn public trust and drive better business outcomes. The Board reviews the Company’s culture, workforce development and diversity, equity and inclusion efforts at least annually.

Board members are invited to participate in various leadership and employee-led business resource group (“BRG”) programs each year. BRG programs are open to all employees to support our corporate culture, workforce development and diversity, equity and inclusion efforts. In 2025, many of our independent directors participated in BRG and leadership programs, which allowed them to share their diverse experiences and perspectives directly with leaders and other employees.

Political Engagement and Disclosure

Political developments can have a significant impact on the Company and our stakeholders. Therefore, the Company participates in the political process through regular engagement with public officials and policy makers, and by making contributions to candidates, parties and political action committees from across the political spectrum that support policies that help advance our business strategy, including clean energy and electrification.

The Company will only make political contributions that comply with the law, adhere to our Employee Code of Conduct, and meet the criteria set forth in our Political Engagement Policy, which includes alignment with our values, business strategy and key policy areas related to healthy democracy, pro-business approach, energy and sustainability.

All contributions are approved by the most senior officer responsible for Corporate Affairs or the President and CEO, and any contribution that exceeds $1 million must be approved by the Audit and Finance Committee. The Audit and Finance Committee annually reviews the Company’s Political Engagement Policy and compliance program and receives semi-annual reports on the Company’s political expenditures to ensure alignment with our values, business strategy and key policy areas.

The Company is a member of certain trade associations that engage in lobbying activity and seeks to ensure these associations are aligned with our clean energy strategy through engagement with their leadership and policy committees. We review the public energy and climate positions of the trade associations where we make payments of at least $50,000 annually to ensure that these associations are generally aligned with the Company on climate policy. These trade associations are required to report the nondeductible portion of our annual payments used for lobbying activity, which are disclosed in our semi-annual political contribution reports. We prohibit our trade associations and 501(c)(4) organizations from using Company payments for electoral or political purposes, and these organizations may not use SCE ratepayer funds for lobbying or related advertising purposes.

Our Political Engagement Policy and semi-annual political engagement reports are available at www.edison.com/corpgov. The Company’s Policy and related disclosure are annually reviewed and assessed by the Center for Political Accountability, which has designated the Company as a “Trendsetter” (its highest rating) on the annual CPA-Zicklin Index for ten consecutive years, awarding the Company a perfect score (100%) in each of the last four years.

28 2026 Proxy Statement	www.edison.com

Director Compensation

The following table presents information regarding the compensation paid for 2025 for our non-employee directors who served on our Board at any time during 2025. The compensation of Mr. Pizarro, who is also an employee of EIX, is presented in the Summary Compensation Table and the related explanatory tables. Mr. Pizarro is not paid any additional compensation for his service as a director.

Director Compensation Table – Fiscal Year 2025

			Change in
			Pension
			Value and
	Fees		Non-Qualified
	Earned		Deferred
	or Paid	Stock	Compensation	All Other
	in Cash	Awards(1)(2)	Earnings(3)	Compensation(4)	Total
Name	($)	($)	($)	($)	($)
Jeanne Beliveau-Dunn	127,500	177,510	—	612	305,622
Michael C. Camuñez	127,500	177,510	—	10,000	315,010
Vanessa C.L. Chang[5]	73,750	—	—	10,000	83,750
Jennifer M. Granholm	95,625	177,543	—	10,000	283,168
James T. Morris	152,500	177,510	—	10,000	340,010
Timothy T. O’Toole	147,500	177,510	—	—	325,010
Marcy L. Reed	127,500	177,510	—	10,000	315,010
Carey A. Smith	142,500	177,510	—	—	320,010
Linda G. Stuntz	147,500	177,510	—	6,525	331,535
Peter J. Taylor	220,000	270,048	—	10,000	500,048
Keith Trent	127,500	177,510	—	10,000	315,010
(1)	The amounts reported for stock awards reflect the aggregate grant date fair value of those awards computed in accordance with FASB ASC Topic 718. For a discussion of the assumptions and methodologies used to calculate the amounts reported, see Note 9 (Compensation and Benefit Plans) to the Consolidated Financial Statements included as part of the EIX and SCE combined Annual Report on Form 10-K for the year ended December 31, 2025 (the “2025 Annual Report”). The assumptions and methodologies used to calculate the grant date fair value of deferred stock units were the same as those discussed in such Note 9 for calculating the grant date fair value of restricted stock units.
(2)	Each non-employee director, other than Mr. Taylor and Mses. Chang and Granholm, was granted a total of 3,050 shares of EIX Common Stock or fully vested deferred stock units on April 24, 2025. Mr. Taylor was granted 3,050 shares of EIX Common Stock in connection with his re-election to the Board and 1,590 shares of EIX Common Stock in connection with his re-appointment as Chair of the EIX Board, for a total grant of 4,640 shares on April 24, 2025. Ms. Chang was not eligible for a grant because of her retirement from the Board. Ms. Granholm was granted 3,022 fully-vested deferred stock units on April 1, 2025 in connection with her initial election to the Board. Each share or deferred stock unit granted to each non-employee director, other than Ms. Granholm, had a value of $58.20 on the grant date, and each deferred stock unit granted to Ms. Granholm had a value of $58.75 on her grant date. None of the non-employee directors had unvested stock units or outstanding EIX stock options as of December 31, 2025.
(3)	For 2025, non-employee directors did not have any interest on deferred compensation account balances considered under SEC rules to be at above-market rates.
(4)	EIX has a matching gift program that provides dollar-for-dollar matching gifts of at least $25 up to a prescribed maximum amount per calendar year for employees and directors. Most tax-exempt public charities under section 501(c)(3) of the Internal Revenue Code and U.S. governmental subdivisions as provided by section 170(c)(1) of the Internal Revenue Code are eligible for matching gifts; exceptions include political organizations, organizations that discriminate, and religious and fraternal organizations that serve only their membership. The amounts in this column reflect matching gifts made by EIX pursuant to this program for 2025 gifts by directors. EIX matches each director’s aggregate contributions up to $10,000 per calendar year to eligible organizations. Under the Director Matching Gift Program, matching amounts for non-cash gifts are determined based on the value of the gift on the date given by the director. For purposes of determining the date on which a gift of publicly traded stock is given, the date is based on the date that stock ownership transfers to the organization.
(5)	Ms. Chang retired from the Board on April 24, 2025.

www.edison.com	2026 Proxy Statement 29

Director Compensation

Annual Cash Retainer

Compensation provided to non-employee directors during 2025 included the following annual cash retainers for serving as a member of the Board and for serving as Chair of the Board or Chair of a Board Committee:

Annual Cash Retainer Amount
Annual Cash Retainer for Service as	($)
Board Member	127,500
Chair of the Board	92,500
Audit and Finance Committee Chair	25,000
Compensation and Executive Personnel Committee Chair	20,000
Safety and Operations Committee Chair	20,000
Nominating and Governance Committee Chair	20,000

The annual cash retainers were paid in quarterly installments for any calendar quarter or portion thereof during which the individual provided the relevant service. Directors were offered the opportunity to receive all of their cash compensation on a deferred basis under the EIX Director Deferred Compensation Plan. All directors are also reimbursed for out-of-pocket expenses for serving as directors and are eligible to participate in the Director Matching Gift Program described in footnote (4) to the Director Compensation Table above. Directors are not paid meeting fees. Directors may also request reimbursement for reasonable travel expenses for their spouse or partner to attend events sponsored by EIX or SCE if such attendance is at the invitation of either company. Total reimbursements for each director in 2025 were less than the $10,000 threshold for required disclosure in the Director Compensation table above. We offer no other perquisites to our non-employee directors.

Annual Equity Awards

Upon re-election to the Board on April 24, 2025, non-employee directors were each granted an annual equity award of EIX Common Stock or deferred stock units with an aggregate grant date value of $177,500. Upon his re-appointment as Chair of the Board on April 24, 2025, Mr. Taylor was granted a supplemental annual equity award of EIX Common Stock with an aggregate grant date value of $92,500.

If the grant date of an award for an initial election to the Board or initial appointment as Chair of the Board occurs after the date of our Annual Meeting for that year, then the grant date value of the award is prorated by multiplying the grant date value of the awards made to our non-employee directors at that Annual Meeting by the following percentage: 75% if the grant date is in the second quarter of the year; 50% if the grant date is in the third quarter of the year; 25% if the grant date is in the fourth quarter of the year. If the grant date of an award for an initial election to the Board or an initial appointment as Chair of the Board occurs before the date of our Annual Meeting for that year, then the director receives the regular annual equity award upon that initial election or appointment but is not eligible to receive an additional annual equity award upon re-election or re-appointment at the Annual Meeting. Accordingly, Ms. Granholm received an initial election award on April 1, 2025 with a grant date value of $177,500 and did not receive an additional equity award when she was re-elected at the 2025 Annual Meeting.

The number of shares or units granted is determined by dividing the grant date value of the equity award by the closing price of EIX Common Stock on the grant date and rounding up to the next whole share. Each award is fully vested when granted.

The annual equity award for an initial election to the Board is made in the form of deferred stock units. For re-election awards and the additional equity award for appointment or re-appointment as Chair of the Board, directors have the opportunity to elect in advance to receive such awards entirely in EIX Common Stock, entirely in deferred stock units, or in any combination of the two. A deferred stock unit is a right to receive one share of EIX Common Stock. Deferred stock units are credited to the director’s account under the EIX Director Deferred Compensation Plan. Deferred stock units cannot be voted or sold. They accrue dividend equivalents on the ex-dividend date, if and when dividends are declared on EIX Common Stock. The accrued dividend equivalents are converted to additional deferred stock units.

Each director’s equity award in 2025 was granted under the EIX 2007 Performance Incentive Plan.

EIX Director Deferred Compensation Plan

Non-employee directors are eligible to defer up to 100% of their cash compensation into the EIX Director Deferred Compensation Plan. These deferrals accrue interest until paid to the director at a rate equal to the average monthly Moody’s Corporate Bond Yield for Baa Public Utility Bonds over a 60-month period ending September 1 of the prior year.

Any portion of a director’s annual equity award that the director elects to receive as deferred stock units is automatically deferred into the EIX Director Deferred Compensation Plan and earns dividend equivalents as discussed above.

30 2026 Proxy Statement	www.edison.com

Director Compensation

Any amounts deferred (including deferred stock units) may be deferred until a specified date or may become payable in connection with the director’s death or other separation from service. Directors have sub-accounts for each annual deferral for which the director may elect payment in the form of a single lump-sum or annual installments.

Payments triggered by death or other separation from service begin at a specified time following the applicable triggering event. Payments are subject to certain administrative payment rules and may be delayed or accelerated if permitted or required under Section 409A of the Internal Revenue Code.

Benefits under the EIX Director Deferred Compensation Plan are unfunded and thus depend on the continued solvency of the Company.

Determination of Director Compensation

The Board makes all decisions regarding director compensation. These decisions are usually made after receiving recommendations from the Compensation and Executive Personnel Committee. The Committee makes its recommendations after receiving input from its independent compensation consultant and management. The Committee retained Pay Governance LLC (“Pay Governance”) to evaluate and make recommendations regarding director compensation for 2025. Pay Governance’s assistance included helping the Committee identify industry trends and norms for director compensation, reviewing and identifying peer group companies, and evaluating director compensation data for these companies. Management’s input focuses on legal, compliance, and administrative issues. After reviewing relevant information, the Board decided to increase the total annual compensation provided to the Board Chair, effective January 1, 2026, from $490,000 to $500,000, by increasing the aggregate annual cash retainer from $220,000 to $300,000 and decreasing the aggregate annual equity award from $270,000 to $200,000 in order to more closely align the Board Chair’s pay mix with the typical Board Chair pay mix at PHLX Utility Sector Index companies. The Board also decided to increase the annual equity award value provided to other non-employee directors from $177,500 to $192,500 beginning with 2026 annual equity awards.

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Stock Ownership

Directors, Director Nominees and Executive Officers

The following table shows the number of shares of EIX Common Stock beneficially owned as of February 25, 2026 by each of our directors, director nominees, and officers named in the Summary Compensation Table (“NEOs”), and our current directors and executive officers as a group. None of the persons in the table beneficially owns any other equity securities of EIX or its subsidiaries. The table includes shares that the individual has a right to acquire through April 28, 2026.

		Deferred		Common	Total Shares
		Stock	Stock	Stock	Beneficially	Percent
Name of Beneficial Owner	Category	Units(1)	Options	Shares(2)	Owned(3)	of Class(4)
Jeanne Beliveau-Dunn	Director/Nominee	—	—	3,432	3,432	*
Michael C. Camuñez	Director/Nominee	11,538	—	—	11,538	*
Jennifer M. Granholm	Director/Nominee	—	—	40	40	*
James T. Morris	Director/Nominee	2,525	—	1,681	4,206	*
Timothy T. O’Toole	Director/Nominee	10,974	—	5,000	15,974	*
Pedro J. Pizarro	Director/Nominee/NEO	—	2,627,375	321,885	2,949,260	*
Marcy L. Reed	Director/Nominee	—	—	—	—	*
Carey A. Smith	Director/Nominee	—	—	3,856	3,856	*
Linda G. Stuntz	Director/Nominee	1,716	—	10,565	12,281	*
Peter J. Taylor	Director/Nominee	—	—	35,212	35,212	*
Keith Trent	Director/Nominee	762	—	16,168	16,930	*
Maria Rigatti	NEO	—	630,520	89,666	720,186	*
Chonda J. Nwamu	NEO	—	30,924	—	30,924	*
Steven D. Powell	NEO	—	255,304	44,414	299,718	*
Jill C. Anderson	NEO	—	105,106	18,937	124,043	*

Directors, Director Nominees and Executive Officers as a Group (19 individuals)		27,515	3,957,340	634,389	4,619,244	1.2%

(1)	In accordance with SEC rules, the reported number consists only of deferred stock units that could be settled in shares of EIX Common Stock within 60 days at the director’s discretion under the payment elections previously made by the director under the EIX Director Deferred Compensation Plan (for example, a director who elected settlement of deferred stock units upon retirement could retire). However, all deferred stock units held by a director count toward the stock ownership requirement for directors.

In addition to the deferred stock units reported in this table, Messrs. Camuñez, Morris, O’Toole and Trent hold 14,422, 24,520, 14,422 and 3,195 fully vested deferred stock units, respectively, and Mses. Beliveau-Dunn, Granholm, Reed, Smith and Stuntz hold 14,422, 3,215, 11,768, 14,299 and 22,476 fully vested deferred stock units, respectively. These additional deferred stock units will also be settled in shares of EIX Common Stock, but in accordance with SEC rules are not included in the table because they cannot be settled in shares of EIX Common Stock within 60 days at the director’s discretion.

(2)	Each individual has sole voting and investment power over the shares listed in this table, except Ms. Granholm, Mr. Pizarro, Ms. Rigatti and Ms. Anderson hold 40, 298,783, 52,983 and 5,471 shares, respectively, in family trusts with shared voting and investment power.
(3)	Includes shares listed in the three columns to the left.
(4)	Each individual beneficially owns less than 1% of the shares of EIX Common Stock.

32 2026 Proxy Statement	www.edison.com

Stock Ownership

Other Shareholders

The following are the only shareholders known to beneficially own more than 5% of EIX Common Stock as of December 31, 2025, except as otherwise noted below. The ownership listed below is based on the most recent Schedule 13G filings for each shareholder. Under SEC rules, shareholders owning more than 5% of EIX Common Stock are only required to update or amend their Schedule 13G filings to report material changes in beneficial ownership.

		Amount and Nature of
Name of Beneficial Holder	Address	Beneficial Ownership		Percent of Class

The Vanguard Group	100 Vanguard Blvd. Malvern, PA 19355	51,470,057	(1)	13.37%

BlackRock Inc.	50 Hudson Yards New York, NY 10001	38,858,476	(2)	10.1%

State Street Corporation	1 Congress Street, Suite 1 Boston, MA 02114	32,551,588	(3)	8.5%

(1)	This information is based on a Schedule 13G filed with the SEC on July 29, 2025. The Vanguard Group reports it has shared voting power over 647,532 shares, sole investment power over 49,390,037 shares, and shared investment power over 2,080,020 shares.
(2)	This information is based on a Schedule 13G filed with the SEC on March 7, 2024. BlackRock Inc. reports it has sole voting power over 35,375,881 shares and sole investment power over all shares.
(3)	This information is based on a Schedule 13G filed with the SEC on October 16, 2024. Acting in various fiduciary capacities, State Street reports it has shared voting power over 24,282,775 shares and shared investment power over 32,549,965 shares. State Street holds approximately 1% of the class as the trustee of the Edison 401(k) Savings Plan (the “401(k) Plan”), through which participants may hold interests in EIX shares through the EIX Stock Fund. 401(k) Plan shares are voted in accordance with instructions given by participants, whether vested or not. 401(k) Plan shares for which instructions are not received will be voted by the 401(k) Plan trustee in the same proportion to the 401(k) Plan shares voted by other participants in the 401(k) Plan who hold interests in EIX shares through the EIX Stock Fund (the “401(k) Plan Shareholders”), unless contrary to the Employee Retirement Income Security Act of 1974 (“ERISA”).

www.edison.com	2026 Proxy Statement 33

Ratification of the Independent Registered Public Accounting Firm

ITEM	Ratification of the Independent Registered Public Accounting Firm
The Board recommends you vote “FOR” Item 2

The Audit and Finance Committee is directly responsible for the appointment, compensation, retention and oversight of the Independent Auditor retained to audit the Company’s financial statements. The Committee annually considers whether the Independent Auditor firm should be reappointed for another year. The lead engagement partner is required to rotate off the Company’s audit after five years. The Committee has selected PwC as the Company’s Independent Auditor for calendar year 2026. The Company is asking shareholders to ratify this appointment.

PwC is an international accounting firm which provides leadership in public utility accounting matters. Representatives of PwC are expected to attend the Annual Meeting to respond to appropriate questions and to make a statement if they wish.

PwC has been retained as the Company’s Independent Auditor continuously since 2002. The Committee has adopted restrictions on hiring certain persons formerly associated with PwC into an accounting or financial reporting oversight role to help ensure PwC’s continuing independence.

At least annually, the Committee meets in executive session without PwC present to evaluate the quality of PwC’s audit services and its performance, including PwC’s industry knowledge from an accounting and tax perspective, PwC’s continued independence and professional skepticism, the Committee’s discussions with management about PwC’s performance, and information available from Public Company Accounting Oversight Board (“PCAOB”) inspection reports.

The Committee considered several factors when determining whether to reappoint PwC as the Company’s Independent Auditor, including:

●	The length of time PwC has been engaged;
●	PwC’s knowledge of the Company and its personnel, processes, accounting systems and risk profile;
●	The quality of the Committee’s ongoing discussions with PwC, its independence and professional skepticism;
●	An assessment of the professional qualifications, utility industry experience and past performance of PwC, its lead engagement partner, and other members of the core engagement team;
●	PwC’s use of technology and data analytics in its audits; and
●	Other accounting firms with comparable professional qualifications and utility industry expertise.
The Committee and the Board believe that the continued retention of PwC to serve as the Company’s independent auditor is in the best interests of the Company and its investors.

The Company is not required to submit this appointment to a shareholder vote. Ratification would be advisory only. However, if shareholders do not ratify the appointment, the Committee will investigate the reasons for rejection by the shareholders and will reconsider the appointment.

34 2026 Proxy Statement	www.edison.com

Ratification of the Independent Registered Public Accounting Firm

Independent Auditor Fees

The following table sets forth the aggregate fees billed by PwC to EIX (consolidated total including EIX and its subsidiaries) for the fiscal years ended December 31, 2025 and December 31, 2024:

	EIX and
	Subsidiaries ($000)
Type of Fee	2025	2024
Audit Fees(1)	$6,790	$6,977
Audit-Related Fees(2)	175	15
Tax Fees(3)	300	289
All Other Fees(4)	682	632
Total	$7,947	$7,913
(1)	Represent fees for professional services provided in connection with the audit of the Company’s annual financial statements and internal controls over financial reporting, and reviews of the Company’s quarterly financial statements.
(2)	Represent fees for assurance and related services related to the performance of the audit or review of the financial statements; not reported under “Audit Fees” above.
(3)	Represent fees for tax-related compliance and other tax-related services to support compliance with federal and state tax reporting and payment requirements, including tax return review and review of tax laws, regulations or cases.
(4)	Represent fees for miscellaneous services. For the fiscal years ended December 31, 2025 and 2024, “All Other Fees” included attestation services related to a CPUC required report on wildfire memorandum accounts and to securitizations.

The Audit and Finance Committee annually approves all proposed audit fees in executive session without PwC present, considering several factors, including a breakdown of the services to be provided, proposed staffing and hourly rates, and changes in the Company and industry from the prior year. The audit fees are the culmination of a process which included a comparison of the prior year’s proposed fees to actual fees incurred and fee proposals for known and anticipated 2025 services in the audit, audit-related, tax and other categories. The Committee’s deliberations consider balancing the design of an audit scope that will achieve a high-quality audit that drive efficiencies from both the Company and PwC while compensating PwC fairly.

The Committee is required to pre-approve all audit and permitted non-audit services performed by PwC to ensure these services will not impair the firm’s independence. The Committee has delegated to the Committee Chair the authority to pre-approve services between Committee meetings, provided that any pre-approval decisions are presented to the Committee at its next meeting. PwC must assure that all audit and non-audit services provided to the Company have been approved by the Committee.

During the fiscal year ended December 31, 2025, all services performed by PwC were pre-approved by the Committee, irrespective of whether the services required pre-approval under the Securities Exchange Act of 1934.

www.edison.com	2026 Proxy Statement 35

Ratification of the Independent Registered Public Accounting Firm

Audit Committee Report

The Audit and Finance Committee is composed of five independent directors and operates under a charter adopted by the Board, which is posted on our website at www.edison.com/corpgov.

The Board has determined that each Committee member is independent and financially literate, and that at least one member has accounting or other related financial management expertise, as such qualifications are defined by NYSE rules, our Corporate Governance Guidelines, and/or the Committee charter. The Board has also determined that directors Morris, O’Toole, Reed and Taylor each qualify as an “audit committee financial expert” as defined by SEC rules.

Management is responsible for the Company’s internal controls and the financial reporting process, including the integrity and objectivity of the financial statements. The Independent Auditor performs an independent audit of the Company’s financial statements under the standards of the PCAOB and issues a report on the financial statements. The Audit and Finance Committee monitors and oversees these processes. The Committee members are not accountants or auditors by profession and therefore have relied on certain representations from management and the Independent Auditor in carrying out their responsibilities.

In discharging our oversight responsibilities in connection with the December 31, 2025 financial statements, the Committee:

●	Reviewed and discussed the audited financial statements with the Company’s management and the Independent Auditor;
●	Discussed various matters with the Independent Auditor, including matters required by the PCAOB’s standard “Communications with Audit Committees;” and
●	Received the written disclosures and Independent Auditor letter confirming its independence from the Company, and discussed such independence with the Independent Auditor.

Based upon these reviews and discussions, the Audit and Finance Committee recommended to the Board that the audited financial statements be included in the Company’s 2025 Annual Report to be filed with the SEC.

James T. Morris (Chair)

Jennifer M. Granholm
Timothy T. O’Toole
Marcy L. Reed
Peter J. Taylor

36 2026 Proxy Statement	www.edison.com

Advisory Vote to Approve Executive Compensation

ITEM	Advisory Vote to Approve Executive Compensation
The Board recommends you vote “FOR” on Item 3

91.9% “SAY-ON-PAY” APPROVAL AT 2025 ANNUAL MEETING

The advisory vote to approve EIX’s executive compensation, commonly known as “Say-on-Pay,” gives shareholders the opportunity to endorse or not endorse the compensation of our named executive officers as disclosed in this Proxy Statement. This advisory vote is required by Section 14A of the Securities Exchange Act of 1934, as amended, and the related SEC rules. While this advisory vote must be held at least once every three years, our shareholders have voted in favor of holding the advisory vote every year, and the Board determined that it would be held annually. Our Say-on-Pay proposal received support from 91.9% of the votes cast in 2025.

Our executive compensation program is described under Compensation Discussion and Analysis below. We encourage you to read it carefully. Our executive compensation program is reviewed and approved by the Compensation and Executive Personnel Committee (the “Committee”). The Committee and the Board believe our executive compensation structure is competitive, aligns compensation with shareholder value and serves shareholders well.

The Company requests shareholder approval of the compensation paid to the Company’s named executive officers, as disclosed in this Proxy Statement in accordance with the SEC’s compensation disclosure rules, including the Compensation Discussion and Analysis, the compensation tables and the narrative discussion that accompanies the compensation tables.

The Company values constructive dialogue with shareholders on compensation and other important governance matters. Because your vote is advisory, it will not be binding on the Committee, the Board or the Company and will not be construed as overruling a decision by the Committee, the Board or the Company. However, the Committee will consider the outcome of the vote and any constructive feedback from shareholders when making future executive compensation decisions. See Compensation Summary – Shareholder Communication and Compensation Program for 2026 below in the Compensation Discussion and Analysis for more information on our shareholder engagement efforts.

We expect the next Say-on-Pay vote will occur at the 2027 Annual Meeting.

www.edison.com	2026 Proxy Statement 37

Compensation Discussion and Analysis

The following executive officers served as our named executive officers (“NEOs”) for 2025:

NAMED EXECUTIVE OFFICERS

PEDRO J. PIZARRO	MARIA RIGATTI	CHONDA J. NWAMU	STEVEN D. POWELL	JILL C. ANDERSON
EIX President and Chief Executive Officer (“CEO”)	EIX Executive Vice President (“EVP”) and Chief Financial Officer (“CFO”)	EIX EVP and General Counsel	SCE President and CEO	SCE EVP and Chief Operating Officer (“COO”)

This Compensation Discussion and Analysis (“CD&A”) describes the principles of our executive compensation program, how we applied those principles in compensating our NEOs for 2025, and how we use our compensation program to drive performance. We also discuss the roles and responsibilities of our Compensation and Executive Personnel Committee (the “Committee”)1 in determining executive compensation. The CD&A is organized as follows:

Compensation Summary	What We Pay and Why: Elements of Total Direct Compensation	How We Make Compensation Decisions	Post-Employment and Other Benefits	Other Compensation Policies and Guidelines

1	Unless otherwise indicated, references in this CD&A and in the “Executive Compensation” section to decisions by the “Committee” with respect to the compensation of Mr. Powell and Ms. Anderson refer to the SCE Compensation and Executive Personnel Committee and/or the EIX Compensation and Executive Personnel Committee, individually or collectively, as the context may require. The SCE Compensation and Executive Personnel Committee consists of the same members as the EIX Compensation and Executive Personnel Committee.

38 2026 Proxy Statement	www.edison.com

Compensation Discussion and Analysis

Compensation Summary

Executive Compensation Practices

Our executive compensation program is designed with the objective of strongly linking pay with performance. The table below highlights our current compensation practices for NEOs, including practices we believe drive performance and are aligned with good governance principles, and practices we have not implemented because we do not believe they would serve our shareholders’ or other stakeholders’ long-term interests.

WHAT WE DO	WHAT WE DON’T DO

●
We tie pay to performance by making the majority of compensation “at risk” and linking it to stakeholders’ interests
●
We regularly review the structure of our programs for alignment with stakeholder interests and best practices
●
We target market median for base salary and annual and long-term incentives
●
We allocate 50% of long-term incentive award values to performance shares
●
All long-term incentive awards are settled in shares upon vesting or exercise
●
We compare executive compensation to a peer group defined by a recognized market index supplemented by additional market compensation survey data
●
We use a balanced system of absolute and relative metrics in our annual and long-term incentive programs
●
We require shareholder approval for cash severance payments to executive officers in excess of 2.99x of the sum of base salary and target annual cash incentive
●
We have double-trigger change in control provisions for equity award vesting (i.e., a change in control does not trigger accelerated vesting unless it is in connection with either a qualifying termination of employment or termination of the award)
●
We maintain an incentive compensation recoupment policy for accounting restatements
●
We maintain separate misconduct-related recoupment provisions consistent with applicable laws
●
We regularly seek shareholder feedback on our executive compensation program
●
We maintain rigorous stock ownership guidelines that impose sales restrictions on officers (see the Board’s recommendation against Item 4 below)

●
We do not have employment contracts
●
We do not provide excise tax gross-ups on change in control payments
●
We do not have individually negotiated change in control or severance agreements
●
We generally do not provide perquisites (we pay for reasonable security services when a business-related security concern exists)
●
We do not provide personal use of any corporate aircraft
●
We do not reprice or allow the cash buyout of stock options with exercise prices above the current market value of EIX Common Stock
●
We do not permit pledging of Company securities by directors or executive officers
●
We do not permit short sales, trading in derivatives or hedging of Company securities by directors or employees

www.edison.com	2026 Proxy Statement 39

Compensation Discussion and Analysis

Elements and Objectives of Total Direct Compensation2

Base Salary	Annual Cash Incentives	Long-Term Equity Opportunities[3]

Establish a pay foundation to attract and retain highly qualified executives	Focus executives’ attention on specific safety, operational, financial and strategic objectives of the Company that we believe will benefit our customers and increase long-term shareholder value	Directly align executive pay with long-term shareholder value and ensure that executives are focused on operating a financially strong organization for the benefit of our customers

Form	Key Objective	% of LTI Grant Value[2]
Performance Shares (TSR metric)	Reward strong total shareholder return (“TSR”) performance compared to peers	25%
Performance Shares (EPS metric)	Reward core earnings[4] per share (“EPS”) performance compared to pre-established targets	25%
Stock Options	Provide significant incentive to create long-term value for shareholders since value is only realized if share price appreciates	25%
Restricted Stock Units	Encourage retention and stock ownership, with value tied to absolute shareholder return	25%

2	In this CD&A, “total direct compensation” or “TDC” means the sum of base salary, the actual annual incentive award paid for the year and the grant date fair value of the long-term incentive (“LTI”) awards (each disclosed in the Summary Compensation Table) for the NEO for the year. “% of LTI Grant Value” means the percentage of the total grant date fair value of each NEO’s LTI awards for the year allocated to that form of LTI.
3	The long-term equity opportunities consist of TSR performance shares, EPS performance shares, stock options, and restricted stock units. TSR performance shares are earned and vest based on EIX’s comparative TSR during the relevant three-year performance period, and EPS performance shares are earned and vest based on achievement measured against a Core EPS metric. Stock options vest ratably over a three-year vesting period. Restricted stock units vest at the end of a three-year vesting period. Vesting across all these award types is subject to an executive’s continued employment through the applicable vesting dates. See Long-Term Incentive Awards below for a discussion of these awards.
4	Core earnings is defined on a consolidated basis for EIX as earnings attributable to EIX shareholders less non-core items. Non-core items include income or loss from discontinued operations and income or loss from significant discrete items that management does not consider representative of ongoing earnings, such as write downs, asset impairments and other income and expense related to changes in law, outcomes in tax, regulatory or legal proceedings, and exit activities, including sale of certain assets and other activities that are no longer continuing. For a reconciliation of core earnings to net income determined under GAAP, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Management Overview – Highlights of Operating Results” included as part of the Company’s 2025 Annual Report.

40 2026 Proxy Statement	www.edison.com

Compensation Discussion and Analysis

Pay-for-Performance Philosophy

A significant portion of our executives’ total direct compensation is tied to company performance. The following charts5 show that incentive compensation represented approximately 89% of the 2025 target total direct compensation6 for our CEO and 80% for our other NEOs. This pay mix reflects the Committee’s emphasis on strongly linking pay with performance.

Realized CEO Pay Aligns With Performance

The Company’s annual and long-term incentive awards provide significant upside and downside potential further focusing executives’ attention on our safety, operational, financial and strategic objectives and shareholder returns, which, in turn, benefits our shareholders as well as our customers.

The following chart shows the strong alignment over the past five years (2021-2025) between our CEO’s realized total direct compensation (“Realized TDC”)7 and our TSR.8 For this chart, we are using an indexed TSR that represents the value of an initial investment of $100 in EIX Common Stock made at the beginning of the five-year period and assumes that dividends are reinvested on the ex-dividend date.

5	“Long-Term Equity Opportunity” refers to the grant date fair value of long-term incentive awards for the particular year.
6	In this CD&A, “target total direct compensation” means the sum of the NEO’s salary, target annual incentive award, and grant date fair value of long-term incentive awards for the particular year.
7	In this CD&A, Realized TDC means the sum of: base salary for the year (column (c) of the Summary Compensation Table); the actual annual incentive award paid for the year (column (g) of the Summary Compensation Table); the “Value Realized on Vesting” for performance shares and restricted stock units that vested during the year (column (e) of the Option Exercises and Stock Vested Table); and the value realized on vesting for stock options that vested during the year (calculated for each stock option that vested during 2025 as the difference between the closing price of EIX Common Stock on December 31, 2025 and the exercise price of that option, regardless of whether or not the option was exercised).
8	In this Proxy Statement, for all purposes other than performance share payouts, TSR is calculated using the difference between (i) the closing stock price for the relevant stock on the last NYSE trading day preceding the first day of the relevant period and (ii) the closing stock price for the relevant stock on the last trading day of the relevant period and assumes all dividends during the period are reinvested on the ex-dividend date. A different methodology is used to determine performance share payouts (see Long-Term Incentive Awards below).

www.edison.com	2026 Proxy Statement 41

Compensation Discussion and Analysis

As the chart above illustrates, Mr. Pizarro’s Realized TDC is strongly aligned with our TSR. It is important to note that Realized TDC is not reported in the Summary Compensation Table. For long-term incentive awards, the Summary Compensation Table reports only the grant date fair value of the awards granted during the applicable year. The difference between the grant date fair value of the award and the realized value of the award when it vests can be significant and is driven by Company performance, including changes in stock price.

Impact of 2025 Wildfires on NEO Compensation

As noted in our Letter to Shareholders, SCE continues to work closely with the authorities to investigate the cause of the Eaton Fire. While the investigation continues, SCE is prioritizing compensation to impacted members of the community and focusing on recovery efforts for the people and communities affected by the fire.

In light of the impact of wildfires on communities within SCE’s service territory, the Committee decided to reduce by approximately 40% the annual incentive awards otherwise payable for 2025 to Messrs. Pizarro and Powell and Ms. Anderson. The resulting reductions were $1,071,284, $441,708, and $243,713 for Messrs. Pizarro and Powell and Ms. Anderson, respectively. Management fully supports and agrees with the Committees’ decision. This Committee action was not a reflection of the performance of the Company or these executives. The Committee believes that SCE will be able to make a good faith showing that SCE’s conduct with respect to its transmission facilities in the preliminary area of origin of the Eaton Fire was consistent with the actions of a reasonable utility. See the section below entitled Annual Incentive Awards for additional information regarding 2025 annual incentive award amounts paid to the NEOs.

When making its decision to reduce the annual incentive awards payable to Messrs. Pizarro and Powell and Ms. Anderson, the Committee took into account that the January 7, 2025 fires had a significant negative impact on the equity awards held by those three NEOs and Ms. Rigatti at that time. The equity awards held by Messrs. Pizarro and Powell, and Mses. Anderson and Rigatti as of January 7, 2025 shed nearly 40% of their value from January 6, 2025 through the February 15, 2026 date of the Committee meeting (when comparing (i) the intrinsic value on January 6, 2025 to (ii) the sum of the intrinsic value on February 15, 2026 plus any value realized between those comparison dates).9,10

The Committee has increased the weighting of safety and resilience goals under our annual incentive plan, as reflected in the following table. The Committee has increased the weighting of safety and resilience goals under our annual incentive plan, as reflected in the following table.

As discussed in the Letter to Shareholders, EIX and SCE are working with authorities to fully understand the causes of the wildfires that began on January 7, 2025 and are continuing to implement measures to help prevent future wildfires. The Committee has also forged ahead with a reassessment of the Company’s incentive compensation program. The program is already heavily weighted towards mitigating safety risks, such as the outbreak of wildfires, as evidenced by the high sensitivity of our equity compensation program to the January 7 fires. These fires resulted in significant decreases in the value of NEOs’ outstanding long-term incentive awards. For example, the stock options granted to Messrs. Pizarro and Powell and Ms. Rigatti in 2016 expired earlier this year without a payout. Most of the other outstanding stock options held by the Company’s executives remain underwater. All of the 2023 TSR performance shares held by our NEOs terminated with no value earlier this year. Their 2024 TSR performance shares are also continuing to trend well below threshold. Their restricted stock units have dropped in value by nearly one-third since the wildfires in January 7, 2025. While this loss in value has been significant, the Committee has determined that

Finally, the Committee is further emphasizing the criticality of public and employee safety by increasing the weighting of safety and resilience goals under our annual incentive plan, as reflected in the following table.

	2018	2019	2020	2021	2022-2025	2026

Total Target Weighting of Safety and Resiliency Goals	10%	30%	45%	50%	55% SCE 50% EIX	60% SCE 50% EIX

The Committee will continue to evaluate whether any additional compensation actions are advisable in response to wildfires or associated claims, settlements, or governmental actions.

Shareholder Communication and Compensation Program for 2026

As discussed under Shareholder Engagement in the Corporate Governance section above, we regularly reach out to our major institutional shareholders to discuss the Company’s executive compensation, among other issues. Management shares compensation-related feedback with the Committee.

EIX’s Say-on-Pay proposal received support from approximately 92% of the votes cast at our 2025 Annual Meeting. After considering the shareholder support reflected in the vote results, trends in executive compensation, feedback from shareholder engagements, and the best interests of shareholders, the Committee approved maintaining our executive compensation program with no significant changes for 2026.

We will continue to evaluate the structure of our executive compensation program on an annual basis, as shareholder expectations and governance practices evolve.

9	This loss in value was calculated by comparing (i) the intrinsic value of these NEOs’ outstanding equity awards as of market close on January 6, 2025 (the “1/6/25 Outstanding Awards”), assuming target performance for 2023 and 2024 performance shares and actual performance for 2022 performance shares (which completed their performance period on December 31, 2024), to (ii) the sum of (x) the intrinsic value of the 1/6/25 Outstanding Awards as of market close on Friday, February 13, 2026, to the extent such 1/6/25 Outstanding Awards remained outstanding on such date, assuming target performance for performance shares except for below-threshold performance for 2024 TSR performance shares, and (y) the realized value of any options that were exercised or terminated during that period and any performance shares and restricted stock units that were paid out, withheld, or terminated during that period.
10	Ms. Nwamu began her employment with EIX on April 9, 2025 and never had any 1/6/25 Outstanding Awards.

42 2026 Proxy Statement	www.edison.com

Compensation Discussion and Analysis

What We Pay and Why: Elements of Total Direct Compensation

We target the market median for comparable positions for each element of target total direct compensation offered under our executive compensation program: base salaries, annual cash incentives, and long-term equity-based incentives. Although the Committee uses market median as a guide, the Committee exercises its judgment in setting each executive officer’s compensation levels and takes into account the executive officer’s individual performance, future potential, experience, internal equity, retention implications, and other factors it considers relevant under the circumstances.

Base Salary

We do not have employment contracts and our NEOs do not have contractual rights to receive guaranteed base salaries. For each NEO, the 2025 market median base salary for comparable positions served as a guide to assist the Committee in exercising its judgment when setting the NEO’s 2025 base salary.

The Committee increased the annual base salary rates of our NEOs other than Ms. Nwamu (who first joined the Company in 2025) to more competitively position their salaries compared to the market median. The following annual base salary rates became effective mid-February 2025: Mr. Pizarro $1,420,000; Ms. Rigatti $850,000; Mr. Powell $850,000; and Ms. Anderson $560,000. The Committee approved an initial annual base salary for Ms. Nwamu of $745,000.

Annual Incentive Awards

The annual incentive awards of our NEOs are based on achieving safety, financial, and operational goals tied to the key elements of our vision and strategy. The annual goals approved by the Committee are particularly important drivers of Company performance because they are used to determine annual incentive awards for nearly all of our exempt employees, not just NEOs.

The 2025 annual incentive award target value under the EIX Executive Incentive Compensation Plan (“EICP”) for each NEO was set as a percentage of the NEO’s base salary (the “Annual Incentive Target %”). The Committee increased the 2025 Annual Incentive Target % for Ms. Rigatti and Mr. Powell by five percentage points over 2024 levels to maintain alignment with the market median for their respective positions. The 2025 Annual Incentive Target % for Mr. Pizarro remained unchanged from 2024. The Committee approved a 2025 Annual Incentive Target % for Ms. Nwamu of 85%.

The minimum annual incentive award for each NEO is $0, and the maximum award is 200% of target, in alignment with standard practice. The actual 2025 payouts to NEOs were determined by the Committee based on both corporate performance and the NEO’s individual performance for the year. The EICP requires that an executive be employed on the date awards are paid in order to receive the award or the award is forfeited, except in cases of death or retirement.

The corporate performance factor is based on performance with respect to the goals established in February 2025 by the Committee. Nearly all goals were based on the achievement of objectively measurable performance against pre-established quantitative success measures, with minimum, target, and maximum performance metrics. Only 11% of EIX’s target weighting was allocated to qualitative success measures.

The Committee established an overarching goals framework whereby the goals must be achieved while living the Company’s values, which include safety. Safety and compliance are therefore foundational and events such as fatalities or significant non-compliance issues can result in the reduction or elimination of annual incentive awards for all or some plan participants, depending upon the Committee’s assessment of the circumstances.

Consistent with prior years, separate 2025 goals were established for EIX and SCE. However, as is reflected in the corporate performance scoring matrices below, there was significant overlap in the goals for the two companies since EIX’s primary operating business is SCE. The EIX corporate performance factor applies to the annual incentive awards for Mr. Pizarro and Mses. Rigatti and Nwamu. The SCE corporate performance factor applies to Mr. Powell’s and Ms. Anderson’s annual incentive awards.

In February 2026, the Committee determined the score achieved for each 2025 performance measure. Based on 2025 performance, the corporate performance factors for EIX and SCE were 140% and 143% of target, respectively. These factors were determined by adding the Actual Scores in the respective corporate performance scoring matrix below. As discussed in the section below entitled 2025 Annual Incentive Award Payouts, the Committee determined that it was appropriate to exercise its discretion to reduce the annual incentive awards of Messrs. Pizarro and Powell and Ms. Anderson.

www.edison.com	2026 Proxy Statement 43

Compensation Discussion and Analysis

2025 Corporate Performance Scoring Matrix – Goal Categories

	EIX		SCE
Goal Category	Target Score(1)	Actual Score(2)	Target Score(1)	Actual Score(2)
Foundational Goals	Target is no deduction	No deduction	Target is no deduction	No deduction
Safety and Resiliency	50	75	55	81
Performance Management and Operational Excellence	50	65	45	62
	Total Target: 100	Total Actual: 140(3)	Total Target: 100	Total Actual: 143(3)
(1)	The potential Actual Score for each goal category (other than Foundational Goals, which can result in the reduction or elimination of annual incentive awards for 2025 for all or some plan participants, depending upon the Committee’s assessment of the circumstances) ranges from zero to twice the Target Score for the goal category. The potential total Actual Score is from zero to 200.
(2)	See the separate Goal Details for EIX and SCE below for key goals and performance contributing to the Actual Score.
(3)	As discussed in the Impact of 2025 Wildfires on NEO Compensation section, in light of the impact of wildfires on communities within SCE’s service territory, the Committee decided to reduce by approximately 40% the annual incentive award otherwise payable for 2025 to Messrs. Pizarro and Powell and Ms. Anderson. See that section for additional information regarding the Committee’s decision to reduce these bonuses.

44 2026 Proxy Statement	www.edison.com

Compensation Discussion and Analysis

2025 EIX Corporate Performance Scoring Matrix – Goal Details

	Key Goals/Performance Contributing to Actual Score
	Key Goals/ Success Measures(1)				Key Performance(1)	Target Score for Goal	Actual Score for Goal(2)
	Description	Minimum	Target	Maximum	Metric Achievement and Description
Foundational Goals	No employee fatalities	No qualifying events			No qualifying events	No Deduct	No Deduct
	No serious injuries to public from system failure	No qualifying events			No qualifying events	No Deduct
	No significant non-compliance events	No qualifying events			No qualifying events	No Deduct
	Maintain effective controls and cybersecurity measures to prevent and mitigate significant disruption, data breach or system failure	No qualifying events			No qualifying events	No Deduct
Safety and Resiliency	Employee Safety
	Reduce employee EEI SIF injury rate	0.045	0.030	0.015	0.022	5	8
	Achieve count of HECA on high-hazard tasks	25,500	30,000	34,500	33,324	3	5
	Achieve count of quality observations of employees in high-hazard occupations that include improvement opportunities or recognition	27,200	32,000	36,800	43,292	2	4
	Public Safety and Wildfire Resiliency
	CPUC reportable ignitions in HFRA	45	37	29	29	6	12
	Install circuit miles of covered conductor	525	650	775	690	6	8
	Targeted undergrounding miles of overhead wire de-energized	30	40	50	50	2	4
	Complete HFRA overhead inspection scope and remediate % of P2 findings 30 days before due	60%	70%	80%	74%	5	7
	Vegetation line clearing – execute % of trims within planned schedule to support GO 95 compliance	81%	86%	91%	94%	5	10
	% of PSPS-impacted customers who receive at least one notification before de-energization and % receiving notifications once de-energization is initiated	96%	98%	100%	99% (Jan) / 100% (Feb-Dec) pre-event notification 95% (Jan) / 100% (Feb-Dec) post-event notification	6	6
	Cybersecurity
	Phishing simulation exercise click rate	5.5%	4.5%	3.5%	3.3%	3	4
	Phishing simulation exercise reporting rate	33%	38%	43%	30.9%
	Quality
	Quality conformance index for sustaining quality in distribution construction, transmission construction, overhead detailed inspection, vegetation management and distribution service planning	88%	91%	94%	93%	2	3
	Capital Deployment
	Efficiently execute capital improvement plan of $6.998 billion for combined CPUC and FERC jurisdictions for customer needs	Qualitative Goal			Capital deployment of $6.729 billion (10-K, pgs. 7-8; 18-20)(3)	5	4
Performance Management and Operational Excellence	Financial Performance
	Achieve core earnings(4)	$1,934MM	$2,372MM	$2,810MM	$2,520MM(4)	40	54
	Workforce Development
	Improve employee experience through execution of Business Resource Group business plans	Qualitative Goal			Goal met	2	2
	Clean Energy Transition
	Transportation Electrification charging port installations	2,800	4,600	7,800	6,250	2	3
	Customer Experience
	Achieve billing and payment and outage net score index	-5	7	19	15	2	3
	Operational Excellence
	Implement planned improvement projects	Qualitative Goal			Goal met	2	2
	Growth Beyond SCE
	Advance options for growth beyond SCE	Qualitative Goal			Renewables outlook and Trio growth slightly behind plan	2	1
					Total:	100	140(5)

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(1)	“EEI” means Edison Electric Institute. “SIF” means Serious Injury and Fatality. “HECA” means high-energy control assessments. “CPUC” means the California Public Utilities Commission. “HFRA” means High Fire Risk Area. “P2 findings” are the second tier of priority. “PSPS” means Public Safety Power Shutoffs. “FERC” means the Federal Energy Regulatory Commission.
(2)	Score determinations are generally made in the judgment of the EIX Committee after assessing overall performance against goals.
(3)	The parenthetical “10-K” page reference refers to pages in the combined Form 10-K filed by EIX and SCE for the fiscal year ended December 31, 2025 (“10-K”). The referenced pages contain additional information about some of the relevant topics, but do not address annual incentive plan goals or the scoring of the performance for purposes of this matrix.
(4)	See footnote 4 on page 40 for information regarding the determination of core earnings. The Committee established the financial performance goal in February 2025. The threshold level of core earnings was set at $1.898 billion (the annual incentive payout may be eliminated if core earnings fall below the threshold). The level at which the financial stability score would be zero and the target and maximum score levels were set at $1.934 billion, $2.372 billion and $2.810 billion, respectively.
(5)	As discussed in the Impact of 2025 Wildfires on NEO Compensation section, in light of the impact of wildfires on communities within SCE’s service territory, the EIX Committee decided to reduce by approximately 40% the annual incentive award otherwise payable for 2025 to Mr. Pizarro. See that section for additional information regarding the Committee’s decision to reduce these bonuses. See the table in the 2025 Annual Incentive Award Payouts section for additional information on the calculation of the Annual Incentive Award paid to each NEO.

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2025 SCE Corporate Performance Scoring Matrix – Goal Details

	Key Goals/Performance Contributing to Actual Score
	Key Goals/ Success Measures(1)				Key Performance(1)	Target Score for Goal	Actual Score for Goal(2)
	Description	Minimum	Target	Maximum	Metric Achievement and Description
Foundational Goals	No employee fatalities	No qualifying events			No qualifying events	No Deduct	No Deduct
	No serious injuries to public from system failure	No qualifying events			No qualifying events	No Deduct
	No significant non-compliance events	No qualifying events			No qualifying events	No Deduct
	Maintain effective controls and cybersecurity measures to prevent and mitigate significant disruption, data breach or system failure	No qualifying events			No qualifying events	No Deduct
Safety and Resiliency	Employee Safety
	Reduce employee EEI SIF injury rate	0.045	0.030	0.015	0.023	5	7
	Achieve count of HECA on high-hazard tasks	25,500	30,000	34,500	33,324	3	5
	Achieve count of quality observations of employees in high-hazard occupations that include either opportunities or recognition	27,200	32,000	36,800	43,292	2	4
	Public Safety and Wildfire Resiliency
	CPUC reportable ignitions in HFRA	45	37	29	29	6	12
	Install circuit miles of covered conductor	525	650	775	690	6	8
	Targeted undergrounding miles of overhead wire de-energized	30	40	50	50	2	4
	Complete HFRA overhead inspection scope and remediate % of P2 findings 30 days before due	60%	70%	80%	74%	5	7
	Vegetation line clearing – execute % of trims within planned schedule to support GO 95 compliance	81%	86%	91%	94%	5	10
	% of PSPS-impacted customers receiving at least one notification before de-energization and % receiving a notification once de-energization is initiated	96%	98%	100%	99% (Jan) / 100% (Feb-Dec) pre-event notification 95% (Jan) / 100% (Feb-Dec) post-event notification	6	6
	Cybersecurity
	Phishing simulation exercise click rate	5.5%	4.5%	3.5%	3.3%	5	6
	Phishing simulation exercise reporting rate	33%	38%	43%	30.9%
	Quality
	Quality conformance index for sustaining quality in distribution construction, transmission construction, overhead detailed inspection, vegetation management and distribution service planning	88%	91%	94%	93%	5	8
	Capital Deployment
	Efficiently execute capital improvement plan of $6.998 billion for combined CPUC and FERC jurisdictions for customer needs	Qualitative Goal			Capital deployment of $6.729 billion (10-K, pgs. 7-8; 18-20)(3)	5	4
Performance Management and Operational Excellence	Financial Performance
	Achieve core earnings(4)	$2,462MM	$2,736MM	$3,010MM	$2,911MM(4)	25	41
	Reliability
	Achieve system average interruption duration index (SAIDI) repair. Goal measured in minutes	105	95	85	108	4	0
	Workforce Development
	Improve employee experience through execution of Business Resource Group business plans	Qualitative Goal			Goal met	2	2
	Clean Energy Transition
	Transportation Electrification charging port installations	2,800	4,600	7,800	6,250	2	3
	Customer Experience
	Achieve billing and payment and outage net score index	-5	7	19	15	6	10
	Operational Excellence
	Implement planned improvement projects	Qualitative Goal			Goal met	6	6
					Total:	100	143(5)
(1)	For defined terms, see footnote (1) to the 2025 EIX Corporate Performance Scoring Matrix - Goal Details above.
(2)	Score determinations are generally made in the judgment of the SCE Committee after assessing overall performance against goals.
(3)	The parenthetical “10-K” page reference refers to pages in the 10-K. The referenced pages contain additional information about some of the relevant topics, but do not address annual incentive plan goals or the scoring of the performance for purposes of this matrix.

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(4)	See footnote 4 on page 40 for information regarding the determination of core earnings. The SCE Committee established the financial performance goal in February 2025. The threshold level of core earnings was set at $2.189 billion (the annual incentive payout may be eliminated if core earnings fall below the threshold). The level at which the financial stability score would be zero and the target and maximum score levels were set at $2.462 billion, $2.736 billion and $3.010 billion, respectively.
(5)	As discussed in the Impact of 2025 Wildfires on NEO Compensation section, in light of the impact of wildfires on communities within SCE’s service territory, the SCE Committee decided to reduce by approximately 40% the annual incentive award otherwise payable for 2025 to Mr. Powell and Ms. Anderson. See that section for additional information regarding the Committee’s decision to reduce these bonuses. See the table in the 2025 Annual Incentive Award Payouts for additional information on the calculation of the Annual Incentive Award paid to each NEO.

2025 Annual Incentive Award Payouts

The Committee determined the annual incentive award for each NEO by multiplying the annual incentive target percentage for the NEO by the applicable corporate performance factor and an individual performance factor. The Committee evaluated both “what” the NEOs achieved and “how” they accomplished those results. In determining an “Individual Performance Factor” for each NEO, the Committee, as in prior years, took a different approach with respect to the CEOs compared to the other NEOs. The Committee used an Individual Performance Factor of 100% for Messrs. Pizarro and Powell to align the calculation of their awards to the scorecard performance of EIX and SCE, respectively. For the other NEOs, the Committee determined their Individual Performance Factors by assessing their individual performance for the year, including their contributions to corporate performance and how they accomplished those results.

In light of the impact of wildfires on communities within SCE’s service territory, the Committee exercised its discretion and decided to reduce the annual incentive awards otherwise payable for 2025 to Messrs. Pizarro and Powell and Ms. Anderson, as indicated in the table below. See the section above entitled Impact of 2025 Wildfires on NEO Compensation for additional information regarding the Committee’s decision to reduce these bonuses.

The following table shows the calculation of the annual incentive awards paid to our NEOs for 2025:

		Annual		Corporate	Annual	Adjusted	Adjusted
		Incentive	Individual	Performance	Incentive	Corporate	Annual
		Target as %	Performance	Factor (Before	Payout (Before	Performance	Incentive	Reduction
	Salary(2)	of Salary(3)	Factor	Adjustment)(4)	Adjustment)(4)	Factor(5)	Payout(5)	in Payout(5)
NEOs(1)	($)	(%)	(%)	(%)	($)	(%)	($)	($)
Pedro J. Pizarro	1,417,041	135	100	140	2,678,210	84	1,606,926	1,071,284
Maria Rigatti	842,603	89	115	140	1,211,410	—	—	—
Chonda J. Nwamu	544,973	85	98	140	635,541	—	—	—
Steven D. Powell	838,164	89	100	143	1,070,580	84	628,872	441,708
Jill C. Anderson	552,603	65	115	143	590,693	84	346,981	243,713

(1)	The dollar amounts in this table have been rounded to the nearest dollar and the percentages (%) in this table have been rounded to the nearest whole percentage point.
(2)	The amounts in the Salary column reflect the base salary earned by each NEO in 2025.
(3)	The Annual Incentive Target as % of Salary for Ms. Rigatti and Mr. Powell reflects a mid-year change. It is based on target bonus % of salary in effect for Ms. Rigatti and Mr. Powell from 1/1/25 to 2/24/25 which was 85% and from 2/25/25 to 12/31/25 which was 90%.
(4)	The column “Corporate Performance Factor (Before Adjustment)” includes the corporate performance factor based on performance with respect to the goals established in February 2025 by the Committee. The column “Annual Incentive Payout (Before Adjustment)” reflects an award payout determined by multiplying the following values (before rounding) for each NEO: “Salary” by “Annual Incentive Target as % of Salary” by “Individual Performance Factor” by “Corporate Performance Factor (Before Adjustment)”. This is the calculation that was used to determine the actual amount paid to Ms. Rigatti and Ms. Nwamu.
(5)	The column “Adjusted Corporate Performance Factor” reflects the Committee’s decision to reduce the corporate performance factor for Messrs. Pizarro and Powell and Ms. Anderson to 84%. The amounts actually paid to these NEOs are reflected in the “Adjusted Annual Incentive Payout” column and were determined by multiplying the following values (before rounding): “Salary” by “Annual Incentive Target as % of Salary” by “Individual Performance Factor” by “Adjusted Corporate Performance Factor”. This calculation resulted in significant reductions to the payouts that these NEOs would have otherwise received based purely on performance with respect to the goals established in February 2025 by the Committee. The size of these reductions is reflected in the “Reduction in Payout” column. See the section above entitled Impact of 2025 Wildfires on NEO Compensation for additional information regarding the Committee’s decision to reduce these bonuses.

Nwamu Recruitment Cash Awards

As part of the hiring process, the Company agreed to provide to Ms. Nwamu replacement cash awards to compensate her for incentive awards that she forfeited upon leaving her prior employer in order to accept EIX’s offer of employment. The first cash award of $914,000 was paid within one month of her start date in April 2025. The second and third cash awards of $1,100,150, and $1,126,710 will be payable in April 2026 and April 2027, respectively, subject to her continued employment through each applicable date. These remaining cash awards will be paid within one month of the applicable date. The cash awards remain subject to repayment in the event Ms. Nwamu experiences a covered termination (i.e., she voluntarily resigns, or the Company terminates her employment for misconduct, nonperformance of duties, or other noncompliance with the policies, rules or guidelines governing employment). This repayment obligation lapses within one year of payment (in the case of the first cash award) or two years of

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payment (in the case of the second and third cash awards). Consistent with applicable SEC rules, the first cash award is included as compensation for fiscal 2025 in the “Bonus” column in the Summary Compensation Table below.

Long-Term Incentive Awards

All of our long-term incentives are awarded under the EIX 2007 Performance Incentive Plan as equity instruments reflecting, or valued by reference to, EIX Common Stock. They are therefore directly linked to the value provided to EIX shareholders. The equity awards also align executives’ interests with those of customers. The long-term performance of EIX Common Stock will largely be driven by SCE’s ability to safely deliver reliable, affordable and clean electricity. Because the risks associated with wildfires and other significant safety events can have a large impact on EIX’s stock price, our long-term incentive program provides a strong incentive for NEOs to reduce those risks and improve the safety and resiliency of the communities in SCE’s service territory.

Seventy-five percent (75%) of our long-term equity mix for 2025 grants was performance-based: the performance shares that comprised 50% of the award value and the non-qualified stock options that comprised 25% of the award value. Our performance shares use a relative TSR metric to reward strong TSR performance relative to peers and a Core EPS metric to incentivize strong financial performance. We believe stock options are an important performance-based vehicle because NEOs will realize value only if the market value of EIX Common Stock appreciates. It is a simple-to-understand performance metric that provides a significant incentive to create value for shareholders. Restricted stock units that vest over a multi-year period comprise the remaining 25% of award value and are intended to encourage retention and stock ownership by our executives with the potential value tied directly to our stock price performance.

Long-Term Incentive Value

On February 26, 2025, the Committee approved the following 2025 long-term incentive award values for the NEOs as a percentage of base salary (the “Long-Term Incentive % of Salary”): Mr. Pizarro 680%, Ms. Rigatti 303%; Mr. Powell 303%; and Ms. Anderson 193%. In February 2025, the Committee also approved the following awards for Ms. Nwamu in connection with her commencement of employment: a Long-Term Incentive % of Salary of 220% (an award value of $1,639,000) and an additional long-term incentive award with an award value of $825,000 to compensate her for incentive awards that she forfeited upon leaving her prior employer to accept EIX’s offer of employment. Each of these awards was granted on June 30, 2025 (i.e., the last trading day in the quarter that Ms. Nwamu commenced employment). The Long-Term Incentive % of Salary for 2025 for Messrs. Pizarro and Powell and Ms. Rigatti reflected an increase compared to 2024. The Committee determined that such increases assisted retention and appropriately tied a larger portion of these NEOs’ compensation to long-term company performance. The Committee also approved the methodology for converting those 2025 award values into the number of performance shares, stock options, and restricted stock units granted to each NEO on the applicable grant date. The grant date value of each award as determined under applicable accounting rules is listed in the Grants of Plan-Based Awards Table below.

Performance Shares

Performance shares reward performance over three years against pre-established relative and absolute metrics. Each performance share awarded is a right to receive one share of EIX Common Stock if performance and continued service vesting requirements are satisfied. The actual payout can range from zero to 200% of target performance shares, depending on actual performance against pre-established metrics. A relative TSR metric and a Core EPS metric are used to measure performance share payouts with each metric weighted 50%. These metrics are discussed in further detail below. The performance share awards provide for reinvested dividend equivalents. For each dividend declared on EIX Common Stock, the NEO will be credited with an additional number of target performance shares having a value equal to the dividend that would have been payable on the target performance shares subject to the award. The performance shares credited as dividend equivalents have the same vesting and other terms and conditions as the original performance shares and are forfeited if the underlying shares are not earned.

A conversion formula is used to determine the target number of performance shares granted to each NEO. For the portion of performance shares subject to the TSR metric, the respective award value approved by the Committee is divided by a grant date value determined using a standard Monte Carlo simulation model based on the same assumptions and principles used to determine the grant date fair value of performance-based awards for purposes of EIX’s financial reporting. For the portion of performance shares subject to the Core EPS metric, the respective award value approved by the Committee is divided by the closing price of a share of EIX Common Stock on the grant date.

Performance shares are payable in EIX Common Stock, a portion of which is used to the extent necessary to satisfy tax withholding obligations.

Performance Share Awards: TSR Metric

The relative TSR metric used in the performance share awards is based on the percentile ranking of EIX’s TSR for a 36-month performance period compared to the TSR of the companies in the “Comparison Group,” which consists of each company in the PHLX Utility Sector Index at the beginning of the performance period that continues to be publicly traded through the end of the

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performance period, with adjustment for insolvencies, certain mergers and other corporate transactions. No shares are vested until the end of the full 36-month performance period.

For awards granted prior to 2025, the 36-month performance period started on January 1 of the grant year. Beginning with 2025 grants, the 36-month performance period starts on March 1 of the grant year and aligns with the grant date (typically in early March). This shift in the start of the performance period for new grants had been under consideration for years. The Committee determined that this change would help eliminate or minimize the misalignment that may result from the performance period starting two months before the early March grant date (the date on which the performance shares are valued for purposes of converting the dollar amount of the award into a target number of TSR performance shares): if the performance period starts on January 1 and EIX’s relative TSR performance is strong in January and February of the grant year, that results in a higher value per performance share on the early March grant date (compared to a neutral start in TSR percentile ranking), leading to the grant of fewer TSR performance shares on the grant date under the conversion methodology discussed under Performance Shares above because the dollar award value approved by the Committee for the executive’s TSR performance shares is divided by the grant date value to determine the number of performance shares granted. By the same token, poor relative TSR performance in January and February results in a lower value per performance share and the grant of more TSR performance shares on the early March grant date. Prior to 2025, the variance in the number of performance shares granted compared to a neutral start in TSR percentile rank on the grant date was considered to be within an acceptable range each year and over time averaged to align with a neutral start.

In early 2025, it became clear that there would be an extreme misalignment with 2025 TSR performance shares if the Company did not change its TSR performance share methodology. The Committee, as a result of its ongoing deliberations and discussions with management and Pay Governance, decided at its February 2025 meeting to set a March 1, 2025 to February 29, 2028 performance period for TSR performance shares granted on March 3, 2025. Accordingly, Mr. Pizarro was granted a 2025 TSR award with 33,829 target performance shares. If the Committee had instead set January 1, 2025 as the start of the performance period for TSR performance shares granted on March 3, 2025, then Mr. Pizarro would have received a 2025 TSR award with approximately 200,000 target performance shares under the conversion methodology discussed under Performance Shares above (because EIX’s 2025 TSR prior to the March 3, 2025 grant date was about 40% below the median of the PHLX Utility Sector Index and about 31% below 25th percentile). Since the Company uses the same LTI methodology for all executives, all of the Company’s executives would have been granted nearly six times as many target 2025 TSR performance shares as they in fact received if January 1, 2025 had been used as the start of the performance period instead of March 1, 2025. Those grants of target 2025 TSR performance shares would have had about a 90% possibility of a zero payout because of the likelihood of below threshold TSR performance over the performance period, with a small possibility for a significant payout, including the possibility of a ~12x payout compared to the target 2025 performance shares actually granted (i.e. six times the number of target shares with a 200% payout at maximum performance), which would not have been a reasonable incentive structure to establish on the grant date.

The following table provides the TSR performance share payout levels that correspond to EIX’s TSR ranking compared to the TSR of the companies in the Comparison Group for the relevant 36-month performance period:

Payout Levels	TSR Ranking	Payout
Below Threshold	<25th Percentile	0
Threshold	25th Percentile	25% of Target
Target	50th Percentile	Target
Maximum	≥75th Percentile	200% of Target

If EIX achieves a TSR ranking between the 25th percentile and the 50th percentile or between the 50th percentile and the 75th percentile, the number of shares paid is interpolated on a straight-line basis.

To determine performance share payouts, TSR is calculated using the difference between (i) the average closing stock price for the stock for the five trading days ending with the last NYSE trading day preceding the first day of the performance period and (ii) the average closing stock price for the stock for the five trading days ending with the last trading day of the performance period, and assumes all dividends are reinvested on the ex-dividend date. For 2023 and 2024 TSR performance share grants, the TSR calculation uses 20 trading days instead of five trading days for purposes of clauses (i) and (ii) in the preceding sentence with the Committee having determined to shorten the averaging period beginning with 2025 TSR performance shares to better reflect current market factors.

EIX’s TSR ranked at the 15th percentile among the Comparison Group during the 2021-2023 performance period under the methodology used to calculate TSR for performance shares. Since this performance was below the threshold for a payout, there was no payout for the TSR performance shares granted in 2023. As of the record date for the Annual Meeting, EIX was trending well below threshold performance and at a zero payout for 2024 TSR performance share grants.

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Compensation Discussion and Analysis

As a result of the methodology changes discussed above for 2025 TSR performance share, particularly starting the performance period on March 1, 2025, the distribution curve of payout possibilities for 2025 TSR performance shares aligns with the distribution curve that would have been in effect with a neutral start. In addition to establishing an appropriate incentive structure on the March 3, 2025 grant date, the Committee believes the 2025 performance shares also serve as a retentive tool by fairly compensating executives for performance during the time they actually hold the 2025 TSR performance shares.

Performance Share Awards: Core EPS Metric

The Core EPS11 metric used in the performance share awards granted in 2023 and 2024 is based on EIX’s three-year average annual Core EPS, measured against target levels that the Committee establishes for each calendar year in February of that year. For EPS performance shares granted in 2023 and 2024, the performance multiplier for a calendar year is based on EIX’s actual Core EPS performance for that year as a percentage of the Core EPS target for that year, in accordance with the following table:

		EPS
	Actual Core EPS as %	Performance
Performance Level	of Target Core EPS	Multiplier
Below Threshold	<80%	0
Threshold	80%	0.25	x
Target	100%	1.0	x
Maximum	≥120%	2.0	x

If EIX’s actual Core EPS for a calendar year as a percentage of target Core EPS is between 80% and 100% or between 100% and 120%, the EPS performance multiplier is interpolated on a straight-line basis. The EPS performance multipliers achieved for each calendar year in the three-year performance period are averaged, and the resulting average determines the performance share payout as a multiple of the target number of shares. No shares are vested until the end of the full three-year performance period.

In February 2026, the Committee determined that the average of the EPS performance multipliers for the 2023, 2024, and 2025 calendar years that comprised the performance period for the 2023 grant was 1.17x, as reflected in the table below. Accordingly, the Committee approved a pay out of EPS performance shares granted in 2023 at 117% of the target number of shares subject to the award.

				EPS
	Actual	Target	Actual Core EPS as %	Performance
Year	Core EPS(1)	Core EPS(1)(2)	of Target Core EPS	Multiplier
2023	$4.76	$4.60	103%	1.18	x
2024	$4.93	$4.90	101%	1.03	x
2025	$6.55	$6.16	106%	1.31	x
Average of performance multipliers (determines actual payout):				1.17	x
(1)	The Committee used a projected weighted average of 383,072,859 shares of EIX Common Stock outstanding for the 2023 Core EPS target, 384,740,933 shares of EIX Common Stock outstanding for the 2024 Core EPS target, and 384,833,104 shares of EIX Common Stock outstanding for the 2025 Core EPS target.
(2)	In February 2023, the Committee established a target Core EPS of $4.71 for 2023. The Committee made certain assumptions when establishing the target Core EPS for 2023 with respect to SCE’s cost recovery from the Catastrophic Event Memorandum Account application that SCE filed in 2022 to recover emergency costs that SCE incurred primarily to restore damage caused by certain 2020 wildfires (the “2022 CEMA”). The Committee also established in February 2023 an adjustment framework it would apply if a final decision for the 2022 CEMA was not issued in 2023. Since a final decision was not issued in 2023, the Committee decreased the target Core EPS for 2023 by $0.11 (to $4.60) in accordance with the adjustment framework it established in February 2023.

Beginning with EPS Performance Shares granted in 2025, performance is measured at the end of the three-year performance period (consisting of calendar years 2025, 2026 and 2027 for the 2025 EPS grants) using EIX’s full three-year Cumulative Core EPS11 against threshold, target and maximum levels established as of the date of grant by the Committee. According to information provided by Pay Governance, this approach is more reflective of typical peer practice, and the Committee believes that this approach will further align shareholder and executive interests by incentivizing long-term value creation while encouraging growth through the entirety of the performance period.

11	See footnote 4 on page 40 for information regarding the determination of core earnings. In the context of EPS Performance Shares, all references to EPS are to core earnings per share.

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Compensation Discussion and Analysis

Our publicly announced core EPS guidance range as of the March 2025 grant date serves as the basis for the goal levels. The Committee set the following goal levels for EPS Performance Shares granted in 2025:

	Three-Year	Payout
	Cumulative	Relative to
Performance Level	Core EPS	Target
Below Threshold	<$17.87	0
Threshold	$17.87	25%
Target	$18.85	100%
Maximum	≥$19.85	200%

If EIX’s Cumulative Core EPS for the three-year performance period is between $17.87 and $18.85 or between $18.85 and $19.85, then interpolation on a straight-line basis will be used to determinate payouts for performance between threshold (25%) and target (100%) or between target (100%) and maximum (200%). No shares are vested until the end of the full three-year performance period.

Stock Options

Each stock option granted may be exercised to purchase one share of EIX Common Stock at an exercise price equal to the closing price of a share of EIX Common Stock on the grant date. Options vest ratably over a three-year period, subject to continued employment. Options have a ten-year term.

The number of options granted to each NEO was determined by dividing the option award value approved by the Committee for that NEO by the grant date value of an option using a Black-Scholes Merton valuation model based on the same assumptions and principles used to determine the grant date fair value of options generally for purposes of EIX’s financial reporting.

Restricted Stock Units

Each restricted stock unit awarded is a right to receive one share of EIX Common Stock after the vesting requirement of three years of continued service is satisfied. The restricted stock units for NEOs provide for reinvested dividend equivalents. For each dividend declared on EIX Common Stock, the NEO will be credited with an additional number of restricted stock units having a value equal to the dividend that would have been payable on the number of restricted stock units subject to the award. The restricted stock units credited as dividend equivalents have the same vesting and other terms and conditions as the original restricted stock units and are forfeited if the underlying units do not vest.

The restricted stock units are paid in EIX Common Stock, a portion of which is used to the extent necessary to satisfy tax withholding obligations. The Committee may elect to pay any restricted stock units granted prior to 2025 in cash rather than shares of EIX Common Stock if and to the extent that payment in shares would exceed the applicable share limits of the EIX 2007 Performance Incentive Plan.

The number of restricted stock units granted to each NEO was determined by dividing the award value approved by the Committee for that NEO by the closing price of a share of EIX Common Stock on the grant date. At payout, NEOs realize an increase or decrease in value (compared to the grant date value) commensurate with the increase or decrease in value realized by shareholders from changes in the stock price and dividends over the three-year vesting period.

How We Make Compensation Decisions

Role of Compensation Committee and Executive Officers

The Committee is responsible for reviewing and determining the compensation paid to executive officers. The Committee annually reviews all components of compensation for our CEO and other executive officers, including base salary and annual and long-term incentives. The Committee also reviews significant benefits, including retirement and non-qualified deferred compensation plans.

Each February, the Committee sets the base salary and the target and maximum potential annual and long-term incentive award values for the current year for each executive officer. At that time, the Committee also determines annual incentive award payouts for the prior year and performance share payouts for the prior performance period. Base salary changes are generally effective mid-February of each year.

Our CEO provides recommendations to the Committee regarding the compensation of other executive officers. His recommendations incorporate input from other executive officers (but not about their own compensation).

The Committee evaluates our CEO’s performance relative to goals and determines his compensation in executive session without him present. The Committee Chair reports to the Board in an independent director executive session regarding the compensation determination.

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Compensation Discussion and Analysis

Except as otherwise noted, the Committee’s executive officer compensation determinations are the result of the Committee’s business judgment, which is informed by the experiences of the Committee members and input from the Committee’s independent compensation consultant.

The structure of the compensation program for SCE’s executive officers, including Mr. Powell and Ms. Anderson, is subject to annual approval by the Office of Energy Infrastructure Safety (“OEIS”), a department under the California Natural Resources Agency. In connection with exercising its authority, OEIS will sometimes make specific recommendations for changes to the compensation program for SCE’s executive officers. The structure of the compensation program for SCE’s executive officers is one of many factors that OEIS considers in order to grant a safety certification to SCE.

Timing of Grants of Equity Awards

The Committee’s long-term incentive award review and approval process occurs in connection with the regularly scheduled meeting of the Board of Directors in February, and the dates of these meetings are generally determined at least two to three years in advance. The Committee does not schedule the approval or granting of long-term incentive awards in anticipation of the release of material non-public information (“MNPI”), and the Company does not time the release of MNPI based on the grant dates of our long-term incentive awards. The Committee approves annual and off-cycle long-term incentive awards as follows:

●	Annual Long-Term Incentive Awards: At its February meeting, the Committee approves the dollar values and date of grant for the annual awards. Prior to 2024, the Committee’s practice was to approve a date of grant of March 1 (or the first trading day after March 1 when March 1 was not a trading day). Beginning in 2024, the grant date for annual equity awards is the latest among the following dates: (i) the opening date of the trading window after the filing of the Form 10-K by EIX and SCE for the prior fiscal year; (ii) March 1 but only if March 1 is a trading day; or (iii) the first trading day after March 1 if March 1 is not a trading day. The filing date of the Form 10-K is generally determined by the Company at least one to two years in advance.
●	Off-Cycle Long-Term Incentive Awards: The Committee also approves retention awards of RSUs and other off-cycle awards for individuals who are hired or promoted, or whose compensation is adjusted, following the February meeting and prior to the subsequent year’s February meeting. The practice of the Committee has been to establish as the date of grant for such off-cycle awards the last NYSE trading day during the quarter in which the pertinent event occurs. The Committee does not adjust this date of grant in the event that MNPI becomes known to the Committee prior to the date of grant of an off-cycle award.

The Committee approves at its February meeting the methodology for converting the long-term incentive award dollar values for both annual and off-cycle awards into a number of performance shares, stock options, and restricted stock units granted to each individual on the applicable date of grant. During fiscal year 2025, the Company did not grant stock options (or similar awards) to any named executive officer during any period beginning four business days before and ending one business day after the filing of our periodic report on Form 10-Q or Form 10-K, or the filing or furnishing of any Company Form 8-K that disclosed any MNPI.

Tally Sheets

The Committee periodically reviews tally sheets for executive officers. Tally sheets provide the Committee with information about the following components of compensation, including compensation paid over the preceding three calendar years:

●	Cash compensation (base pay and annual incentives);
●	Long-term incentive award values (performance shares, stock options, and restricted stock units); and
●	Changes in pension values and non-qualified plan earnings.

The tally sheets also provide the value realizable from vested and unexercised stock options, unvested long-term incentive awards, and other compensation in the event of a voluntary or an involuntary separation from service, death, or a change in control resulting in termination.

The Committee also reviews additional information regarding long-term incentives, including stock program statistics on share usage, analysis of current exercise values of prior option grants, and a summary of current and past performance share results.

Role of the Committee’s Independent Compensation Consultant

The Committee retained Pay Governance to assist in evaluating executive officer compensation for 2025. Pay Governance’s assistance included helping the Committee identify industry trends and norms for executive compensation, reviewing and identifying appropriate peer group companies and pay surveys, and evaluating executive compensation data for these companies. All determinations regarding executive compensation were ultimately made by the Committee.

During 2025, Pay Governance provided the following services:

●	Provided presentations on executive compensation trends;
●	Conducted a competitive evaluation of total direct compensation for executives at EIX and its peers;
●	Reviewed Committee agendas and supporting materials before each meeting, and raised questions/issues with management and the Committee Chair, as appropriate;

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●	Conducted a risk assessment of the Company’s compensation programs;
●	Performed an analysis of the alignment between the Company’s realizable pay and performance relative to peers;
●	Provided an analysis of incentive plan design and metrics in the industry;
●	Conducted a competitive analysis of outside director compensation;
●	Reviewed drafts of the CD&A for the Proxy Statement and related compensation tables; and
●	Provided advice to the Committee on EIX CEO compensation at its February meeting, without review by the EIX CEO.

In addition, Pay Governance representatives attended Committee meetings and communicated directly with the Committee as needed. Pay Governance did not perform any services for the Company in 2025 unrelated to the Committee’s responsibilities for our compensation programs, and all interactions by the consultants with management were related to their work for the Committee and conducted in accordance with the directions of the Committee or its Chair.

The Committee retains sole authority to hire its compensation consultant, approve its compensation, determine the nature and scope of its services, evaluate its performance, and terminate its engagement. Pursuant to SEC rules, the Committee assessed and determined that no conflict of interest exists with respect to the engagement of Pay Governance as the Committee’s compensation consultant.

Use of Competitive Data

As discussed in What We Pay and Why: Elements of Total Direct Compensation, the Committee targets “market median” for comparable positions for each element of total direct compensation.12 Although the Committee uses market median as a guide, the Committee exercises its judgment in setting each executive officer’s compensation levels and takes into account the executive officer’s individual performance, future potential, experience, internal equity, retention concerns, or other factors it considers relevant under the circumstances.

The Committee used peer group data and data from Willis Towers Watson pay surveys to determine the market median for 2025. The peer group data was for companies in the PHLX Utility Sector Index, which has been used by the Committee since 2005 for benchmarking executive officer compensation and company performance. The Committee believes use of an established market index for peer group purposes is consistent with the way shareholders evaluate performance across companies within an industry.

12	The term “market median” is used in this CD&A to mean the median level of pay, for that particular element of compensation and for comparable positions, based on peer group data and data from pay surveys provided by Willis Towers Watson.

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2025 Peer Group Companies – PHLX Utility Sector Index

	2025	Market Cap
	Revenues	As of Dec. 31, 2025
Peer Group	$ Millions	$ Millions
AES Corporation	12,233	10,212
Ameren	8,799	27,012
American Electric Power	21,875	61,586
American Water Works	5,140	25,464
CenterPoint Energy	9,357	25,031
Consolidated Edison	16,918	35,848
Constellation Energy	25,533	110,364
Dominion Energy	16,506	50,031
DTE Energy	15,814	26,787
Duke Energy	32,237	91,150
Entergy	12,947	41,279
Eversource Energy	13,547	25,261
Exelon	24,258	44,006
FirstEnergy	15,090	25,838
NextEra Energy	27,413	167,192
Pinnacle West	5,340	10,617
Public Service Enterprise Group	12,168	40,082
Southern Company	29,552	95,937
WEC Energy Group	9,800	34,306
Xcel Energy	14,669	43,691

EIX is above the peer group median in revenues and below the peer group median in market capitalization. For calendar year 2025, EIX had revenues of $19.317 billion compared to the peer group median of $15.090 billion (ranking 7th out of the 21 companies in the PHLX Utility Sector Index), based on reported revenues. As of December 31, 2025 (the last NYSE trading day in 2025), EIX’s market capitalization was $23.095 billion, which ranked 19th out of the 21 companies in the PHLX Utility Sector Index. For comparison, EIX’s market capitalization as of December 31, 2024 was the median of the peer group.

As part of the process of setting 2025 target total direct compensation for NEOs, Pay Governance provided the Committee with benchmarking data from peer group proxy statements. In addition, the Committee received base salary, target annual incentive, target long-term incentive grant value and target total compensation data from the Willis Towers Watson 2025 Energy Services and the Willis Towers Watson 2025 General Industry pay surveys. The pay survey data included compensation information from utilities, other publicly traded energy companies, and companies in other industries with comparable revenues, in order to reflect the range of the Company’s competitors for executive talent and provide a robust set of information to make compensation decisions. The pay survey data were presented to the Committee in aggregated form. The Committee does not consider the identities of the individual companies in the survey data to be material for its decision-making process, and the individual companies were not provided to the Committee.

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Compensation Discussion and Analysis

Risk Considerations

The Company’s executive compensation policy directs that our total compensation structure should not encourage inappropriate or excessive risk-taking. The Committee takes risk into consideration when reviewing and approving executive compensation.

As specified in its charter, and with the assistance of Pay Governance and Company management, the Committee reviewed the compensation programs of the Company and its subsidiaries, for executives and for employees generally, and has concluded these programs do not create risks reasonably likely to have a material adverse effect on the Company.

In concluding that the current executive compensation program does not encourage inappropriate or excessive risk-taking, the Committee noted the following characteristics that limit risk:

●	Annual incentives are balanced with long-term incentives to lessen the risk that short-term objectives might be pursued to the detriment of long-term value creation;
●	Goals for annual incentive programs are varied (not focused on just one metric), include safety and compliance goals, and are subject to Committee review and discretion as to the ultimate award payment for executives;
●	Long-term incentive awards are subject to a multi-year vesting schedule;
●	The ultimate value of equity grants is not solely dependent on stock price due to the use of relative TSR and Core EPS for performance shares;
●	Annual incentive and performance share payouts are capped at 200% of target;
●	Stock ownership guidelines require Vice Presidents and more senior officers to own Company stock worth one to six times their base salary and prohibit sales of EIX Common Stock acquired from long-term incentive awards if the required ownership level has not been achieved;
●	All directors and employees, including NEOs, are prohibited from short sales, trading in derivatives and hedging of Company securities;
●	Executive officers are prohibited from pledging Company securities, as are Vice Presidents and more senior officers who report directly to the CFO;
●	The Company maintains an incentive compensation recoupment policy for accounting restatements and separate misconduct recoupment provisions; and
●	Executive retirement and deferred compensation benefits are unfunded and thus depend on the continued solvency of the Company.

The Committee’s evaluation of risk also takes into consideration whether features of the compensation program may negatively impact the ability of the Company to attract, motivate and retain a talented group of employees, thereby producing talent risk.

Post-Employment and Other Benefits

Post-Employment Benefits

The NEOs receive retirement benefits under qualified and non-qualified defined-benefit and defined-contribution retirement plans. The SCE Retirement Plan and the 401(k) Plan are both qualified retirement plans in which the NEOs participate on substantially the same terms as other participating employees. Due to limitations imposed by ERISA and the Internal Revenue Code, the benefits payable to the NEOs under the SCE Retirement Plan and the 401(k) Plan are limited. The Executive Retirement Plan and the Executive Deferred Compensation Plan allow our NEOs to receive some of the benefits that would be paid under the qualified plans but for such limitations, and certain additional benefits. For descriptions of the tax-qualified and non-qualified defined benefit pension plans and the Executive Deferred Compensation Plan, see the narrative to the Pension Benefits Table and Non-Qualified Deferred Compensation Table, respectively. The Company also sponsors an executive disability benefit plan in which the NEOs were eligible to participate in 2025. The Committee believes these programs help us to attract and retain highly qualified executives.

2025 Change in Pension Value

Our executives hired before 2018, including our NEOs, participate in the SCE Retirement Plan and receive a final average pay benefit under the EIX Executive Retirement Plan. Executives hired on or after January 1, 2018 do not. See the Pension Benefits Table section below for details.

We are required to calculate an NEO’s change in pension value each year based on applicable accounting rules. This accounting-based value is disclosed in column (g) of the Summary Compensation Table and included in the standard total compensation column of the Summary Compensation Table (the “Total” in column (i) of the table). However, the accounting-based methodology for determining the change in pension value is sensitive to interest rate levels and other assumptions, and changes in those assumptions may result in large swings in disclosed value from year-to-year, particularly for long-service executives who receive a

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final average pay benefit, such as Messrs. Pizarro and Powell and Ms. Rigatti, each of whom has more than 20 years of service as an employee of the Company or its subsidiaries.

It is important to note that the accounting-based assumptions used to calculate the change in pension value are generally outside the control of the Committee and many of them vary from the assumptions and payment elections used to calculate actual pension benefit amounts and payment streams under the SCE Retirement Plan and EIX Executive Retirement Plan.

Severance and Change in Control Benefits

Our policy regarding severance protection for NEOs stems from its importance in retaining and recruiting executives. Executives have attractive opportunities with other companies or are recruited from well-compensated positions in other companies. We believe that offering severance benefits to an officer who is terminated without cause provides financial security to offset the risk of leaving another company to join us or foregoing an opportunity with another company. Severance benefits are not offered for resignation for “good reason,” except if a “change in control” occurs (these terms are defined in the EIX 2008 Executive Severance Plan (the “Severance Plan”)). In addition, the Severance Plan prohibits new employment, severance or separation arrangements with officers who are subject to Section 16 of the Securities Exchange Act of 1934 (“Section 16 officers”) that provide certain cash severance benefits in excess of 2.99 times the sum of the executive officer’s base salary plus target bonus without obtaining shareholder ratification.

The current executive compensation plans offer additional benefits if a change in control of EIX occurs. We believe the occurrence, or expected occurrence, of a change-in-control transaction would create uncertainty regarding continued employment for NEOs. This uncertainty would result from the fact that many change-in-control transactions result in significant organizational changes, particularly at the senior executive level. To encourage the NEOs to remain employed with the Company during a time when their prospects for continued employment following the change in control would be uncertain, and to permit them to remain focused on the Company’s interests, NEOs are provided with enhanced severance benefits if their employment is terminated without cause or constructively terminated within a defined period of time around a change in control of EIX. Constructive termination (or a resignation for “good reason”) would include occurrences such as a material diminution in duties or salary, or a substantial relocation.

Given that none of the NEOs has an employment agreement that provides for fixed positions or duties, or for a guaranteed base salary or annual incentive award, we believe a constructive termination severance trigger is needed to prevent an acquirer from having an incentive to constructively terminate an NEO’s employment to avoid paying any severance benefits. We do not provide excise tax gross-ups on change-in-control severance benefits for any of our executives. We do not believe NEOs should be entitled to receive their cash severance benefits merely because a change-in-control transaction occurs. Therefore, the payment of cash severance benefits is subject to a double-trigger where a termination without cause or constructive termination of employment must also occur before payment.

However, if a change in control occurs where EIX is not the surviving corporation, and following the transaction, outstanding equity awards are not continued or assumed, then NEOs and other holders of awards under our equity incentive plan would receive immediate vesting of their outstanding equity awards as described under Potential Payments Upon Termination or Change in Control. We believe it is appropriate to fully vest equity awards in change-in-control situations where EIX is not the surviving corporation and the equity awards are not assumed, whether or not employment is terminated, because such a transaction ends the NEOs’ ability to realize any further value with respect to the equity awards.

For detailed information on the estimated potential payments and benefits payable to NEOs if they terminate employment, including following a change in control of the Company, see Potential Payments Upon Termination or Change in Control.

Perquisites

In general, we do not provide perquisites to our NEOs other than reimbursements for relocation expenses (including related tax gross ups) provided in accordance with company-wide policies for eligible employees. The Company has also historically paid for certain security services after concluding that business-related security concerns exist. Messrs. Pizarro and Powell and Ms. Anderson were provided enhanced personal security services given their specific roles at the Company and in light of a heightened risk environment following the fires of January 7, 2025 and the events of December 4, 2024. The Company engaged an outside firm with security expertise to conduct an independent security study, which concluded that a bona fide business-oriented security concern exists. This study recommended the adoption of comprehensive security measures to ensure the safety of Messrs. Pizarro and Powell and Ms. Anderson and their families. During 2025, the Committee approved providing personal security services to Messrs. Pizarro and Powell and Ms. Anderson and their families consistent with the recommendations of the comprehensive security study. These security services included enhanced residential security, protection by security personnel during business and personal travel (to the extent recommended), and cyber and digital protection. None of these services include the use of Company-owned or Company-leased aircraft. We believe these security measures are necessary because they enable Messrs. Pizarro and Powell and Ms. Anderson to focus on their duties to the Company, which include actively and visibly engaging with stakeholders in the communities that we serve. Given the nature of the security concerns and costs, the Company does not

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consider the security services to be a perquisite. However, the Company’s costs to provide such security services for 2025 have been included in the “All Other Compensation” column of the Summary Compensation Table in accordance with SEC rules.

Other Compensation Policies and Guidelines

Tax-Deductibility

Federal income tax law generally prohibits a publicly held company from deducting compensation paid to a current or former NEO that exceeds $1 million during the tax year. Certain amounts payable to former executives pursuant to a written binding contract that was in effect on November 2, 2017 may qualify for an exception to the $1 million deductibility limit. There can be no assurance that any compensation the Committee intended to be deductible will in fact be deductible.

Although the potential deductibility of compensation is one of the factors the Committee generally considers when designing the Company’s executive compensation program, the Committee has the flexibility to take any compensation-related actions it determines are in the best interests of the Company and its shareholders, including awarding compensation that will not be deductible for tax purposes.

Stock Ownership Guidelines

To underscore the importance of linking executive and shareholder interests, the Company has stock ownership guidelines that require Vice Presidents and more senior officers to own EIX Common Stock or equivalents in an amount ranging from one to six times their annual base salary. The stock ownership guidelines for NEOs who were employed on December 31, 2025 are as follows:

Stock Ownership Guideline as
Executive	Multiple of Base Salary
EIX President and CEO	6x
EIX CFO; EIX General Counsel	3x
SCE President and CEO	3x
SCE EVP and COO	2x

The NEOs are expected to achieve their ownership targets within five years from the date they became subject to the guidelines. EIX Common Stock owned outright, shares held in the 401(k) Plan, and vested and unvested restricted stock units which do not depend on performance measures are included in determining compliance with the guidelines. Shares that NEOs may acquire through the exercise or payout of stock options and performance shares are not included in determining compliance until the options or performance shares are exercised, or paid, as the case may be, and the shares are acquired. Based on ownership as of March 2, 2026, all NEOs are in compliance with the guidelines.

The guidelines provide that an officer subject to the guidelines may not sell EIX Common Stock acquired pursuant to an EIX long-term incentive award (“Acquired Stock”) if the officer does not meet his or her ownership requirement under the guidelines. An officer whose ownership satisfies the guidelines may not sell Acquired Stock to the extent the sale would cause his or her ownership to fall below the applicable guideline level. These transfer limitations do not apply to transfers to satisfy the exercise price of an EIX stock option or to satisfy tax withholding obligations with respect to an EIX long-term incentive award.

The guidelines also provide that officers should elect dividend reinvestment on shares of EIX Common Stock owned by them if they have not met their guideline level.

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Hedging and Pledging Policy

Under the Company’s Insider Trading Policy, the following activities related to Covered Securities, including EIX shares,13 are prohibited for all directors and employees, including NEOs:

●	Hedging related to Covered Securities. The Insider Trading Policy provides the following examples of hedging transactions: (i) selling security futures contracts related to Covered Securities; (ii) entering into prepaid variable forward contracts, equity swaps, or zero cost collars related to Covered Securities; and (iii) contributing a Company security to an exchange fund in exchange for an interest in the fund.
●	Trading in derivatives related to Covered Securities.
●	Purchasing Covered Securities on margin. Any Covered Securities purchased in the open market must be paid for fully at the time of purchase. Cashless exercises are permitted for stock options granted by the Company as compensation under the EIX 2007 Performance Incentive Plan.
●	Short sales of Covered Securities. Any Covered Securities sold by the director or employee must be owned by him or her at the time of sale. Cashless exercises are permitted for stock options granted by the Company as compensation under the EIX 2007 Performance Incentive Plan.

In addition, directors, executive officers, and Vice Presidents and more senior officers who report directly to the CFO may not pledge Covered Securities as collateral for loans.

Compensation Recoupment Provisions

The Company adopted the Incentive Compensation Recoupment Policy for Accounting Restatements (the “Recoupment Policy”) in 2023 pursuant to the requirements of the NYSE listing standards implementing Rule 10D-1 of the Securities Exchange Act of 1934 (the “Clawback Rules”). The Recoupment Policy is filed as an exhibit to the Company’s Annual Report on Form 10-K.

The Recoupment Policy applies to incentive-based compensation received by current and former Section 16 officers of the Company and SCE, executive officers of SCE and controllers of SCE (each, a “Covered Executive”). Recoupment of certain incentive-based compensation is required under the Recoupment Policy in the event that the Company or SCE is required to prepare an accounting restatement due to material noncompliance with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period. In general, in the event of such a financial restatement, Covered Executives would forfeit or return the amount of any incentive-based compensation that they received during the three fiscal years preceding the date of the restatement that the Committee determines exceeds the amount the executive would have received had the revised financial statement(s) been used to determine the compensation. The Committee is responsible for administering the Recoupment Policy consistent with the requirements of the Clawback Rules that apply to EIX, and in accordance with all applicable laws.

In addition, the Company has adopted misconduct recoupment provisions (“Misconduct Recoupment Provisions”) to allow recoupment of annual and long-term incentive compensation from officers who are terminated or suspended without pay for “misconduct” to the extent such provisions, and their enforcement, are consistent with all applicable laws. “Misconduct” is generally defined to mean (1) the occurrence of any act or omission by the executive that could reasonably be expected to result in (or has resulted in) such executive’s conviction, plea of no contest, plea of nolo contendere, or imposition of unadjudicated probation for any felony or for any indictable offense or crime involving moral turpitude; (2) the executive’s commission of an act of fraud, embezzlement, misappropriation, or breach of fiduciary duty against EIX or its affiliates or any of their officers, directors, employees, customers, suppliers, insurers or agents; or (3) any violation by the executive of a provision of the applicable code of conduct. The Misconduct Recoupment Provisions apply to annual and long-term incentive compensation (i.e., annual cash incentives, stock options and time-based and performance-based equity awards) awarded to all Vice Presidents and more senior officers of the Company and SCE.

13	The Insider Trading Policy defines “Covered Securities” as all of the securities of EIX and its consolidated subsidiaries, including: common, preferred and preference stocks or other equity securities; debt securities; and derivative, convertible and exchangeable securities related to these securities, whether or not issued by EIX or any of its subsidiaries.

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Compensation Committee Report

The Compensation and Executive Personnel Committee is composed of the five independent directors listed below and operates under a charter adopted by the Board, which is posted on our website at www.edison.com/corpgov.

The Committee has reviewed and discussed with management the Compensation Discussion and Analysis section of this Proxy Statement. Based upon this review and the discussions, the Committee recommended to the Board that the Compensation Discussion and Analysis section be included in the Company’s 2025 Annual Report and this Proxy Statement.

Carey A. Smith (Chair)
James T. Morris
Linda G. Stuntz
Peter J. Taylor
Keith Trent

Compensation Committee Interlocks and Insider Participation

Mr. Trent joined the Compensation and Executive Personnel Committee on April 24, 2025. The other Committee members whose names appear on the Compensation Committee Report above served during all of 2025. Under applicable SEC rules, there were no interlocks or insider participation on the Committee.

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Summary Compensation Table – Fiscal Years 2023, 2024 and 2025

The table immediately below presents information in columns (a) – (j) regarding the compensation of our NEOs in accordance with SEC requirements. The total compensation presented below in column (j) does not necessarily reflect the actual total compensation received by our NEOs:

●	The amounts under “Stock Awards” and “Option Awards” do not represent the actual amounts paid to or realized by our NEOs for these awards during 2023-2025 but represent the aggregate grant date fair value of awards granted in those years as determined for financial reporting purposes.
●	The amounts under “Change in Pension Value and Non-Qualified Deferred Compensation Earnings” reporting a change in pension value do not reflect amounts paid to or realized by our NEOs during the years included in the table. The change in pension value amounts are based on accounting rules and incorporate changes in discount rates and other assumptions that are outside the control of the Committee and may not reflect the actual amounts that ultimately will be paid to the individual, since the assumptions used for pension plan benefit accruals and payments may differ from assumptions used for accounting purposes and may change from time to time.
●	The significant increases shown for 2025 in “All Other Compensation” for Messrs. Pizarro and Powell and Ms. Anderson are due almost entirely to security services to address business-related security concerns rather than amounts paid to or realized by those NEOs. Given the nature of the security concerns and costs, as discussed in detail under Perquisites in the CD&A above, the Company does not consider the security services to be a perquisite.

While not required by SEC requirements, we have included an “Adjusted Total” compensation column that provides important supplemental information by showing “SEC Total” compensation (column (j)) minus the following amounts:

●	The amounts reported in “Change in Pension Value and Non-Qualified Deferred Compensation Earnings” (column (h)) relating to changes in pension value; and
●	The amounts for security services included in “All Other Compensation” (column (i)).

The “Adjusted Total” column is not a substitute for the amounts required to be reported in the “SEC Total” column (column (j)) pursuant to SEC regulations.

							Change in
							Pension
							Value and
							Non-Qualified
						Non-Equity	Deferred
				Stock	Option	Incentive Plan	Compensation	All Other	SEC	Adjusted
Name and		Salary	Bonus(1)	Awards(2)	Awards(3)	Compensation	Earnings(4)	Compensation(5)	Total	Total
Principal Position	Year	($)	($)	($)	($)	($)	($)	($)	($)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Pedro J. Pizarro	2025	1,417,041	—	7,242,093	2,414,006	1,606,926	2,124,680	1,739,813	16,544,559	12,711,066
EIX President and CEO	2024	1,400,000	—	6,982,599	2,327,506	1,795,500	1,225,053	78,913	13,809,571	12,536,305
	2023	1,396,538	—	6,825,189	2,275,001	1,849,365	2,505,218	29,800	14,881,111	12,384,852
Maria Rigatti	2025	842,603	—	1,928,573	642,819	1,211,410	394,280	21,000	5,040,685	4,646,405
EIX EVP and CFO	2024	796,557	—	1,650,138	550,004	742,900	736,833	20,700	4,497,132	3,760,299
	2023	765,962	—	1,530,412	510,137	741,549	1,129,358	19,800	4,697,218	3,570,759
Chonda J. Nwamu	2025	544,973	914,000	1,848,054	616,006	635,541	21,222	530,940	5,110,736	5,089,514
EIX EVP and General Counsel
Steven D. Powell	2025	838,164	—	1,928,573	642,819	628,872	979,309	1,530,232	6,547,969	4,067,653
SCE President and CEO	2024	763,689	—	1,501,591	500,510	634,865	478,489	71,674	3,950,818	3,426,266
	2023	707,500	—	1,394,348	464,761	594,683	819,612	23,225	4,004,129	3,185,650
Jill C. Anderson	2025	552,603	—	808,630	269,504	346,981	112,673	1,420,620	3,511,011	2,019,718
SCE EVP and COO

(1)	Ms. Nwamu became the EVP, General Counsel of EIX, effective April 9, 2025. The amount set forth in the “Bonus” column reflects the first cash award of the replacement cash awards that Ms. Nwamu was provided to compensate her for incentive awards forfeited upon leaving her prior employer in

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order to accept EIX’s offer of employment. See Nwamu Recruitment Cash Awards in the CD&A above for additional information regarding this cash bonus.
(2)	Stock awards consist of performance shares and restricted stock units granted under the 2007 Performance Incentive Plan in the year indicated. The performance share and restricted stock unit amounts shown in the Summary Compensation Table reflect the aggregate grant date fair value of these awards computed in accordance with FASB ASC Topic 718. For performance shares, the value is reported as of the grant date based on the probable outcome of performance conditions, consistent with the estimate of aggregate compensation cost to be recognized over the service period determined as of the grant date under FASB ASC Topic 718, excluding the effect of estimated forfeitures. For a discussion of the assumptions and methodologies used to calculate these amounts, see the discussion contained in (i) Note 9 (Compensation and Benefit Plans) to Consolidated Financial Statements, included as part of the Company’s 2025 Annual Report and (ii) similar Notes to the Company’s Consolidated Financial Statements for prior years when the awards were granted.

The table below shows the maximum grant date value of the performance share awards included in the Summary Compensation Table assuming achievement of the highest level of performance conditions. The performance period for the 2023 performance share awards ended on December 31, 2025. EIX’s TSR for this performance period was below the threshold required for payout of the TSR performance shares granted in 2023; per SEC rules, the maximum grant date value is shown in the table below despite the 2023 performance shares terminating for no value. The performance periods for the 2024 and 2025 performance shares have not ended.

	Maximum	Maximum	Maximum
	Performance Share	Performance Share	Performance Share
	Potential as of	Potential as of	Potential as of
	Grant Date for 2025	Grant Date for 2024	Grant Date for 2023
	Awards	Awards	Awards
Name	($)	($)	($)
Pedro J. Pizarro	9,656,130	9,310,159	9,100,271
Maria Rigatti	2,571,455	2,200,204	2,040,560
Chonda J. Nwamu	2,464,106	—	—
Steven D. Powell	2,571,455	2,002,136	1,859,118
Jill C. Anderson	1,078,157	—	—
(3)	Option awards consist of non-qualified stock options granted under the 2007 Performance Incentive Plan in the year indicated. The option amounts shown in the Summary Compensation Table reflect the aggregate grant date fair value of these awards computed in accordance with FASB ASC Topic 718. For a discussion of the assumptions and methodologies used to calculate these amounts, see the discussion of options contained in (i) Note 9 (Compensation and Benefit Plans) to Consolidated Financial Statements, included as part of the Company’s 2025 Annual Report and (ii) similar Notes to the Company’s Consolidated Financial Statements for prior years when the awards were granted.
(4)	The reported amounts for 2025 represent the aggregate change in the actuarial present value of the accumulated benefit under the SCE Retirement Plan and the EIX Executive Retirement Plan. See Pension Benefits Table below for an explanation of pension benefit formulas.
(5)	The amounts reported for 2025 in the “All Other Compensation” column include the following perquisites and other items of compensation provided to the NEOs in 2025:

	Contributions
	to 401(k)	Relocation		Charitable
	Plan(a)	Assistance(b)	Security(c)	Giving(d)	Total
Name	($)	($)	($)	($)	($)
Pedro J. Pizarro	21,000	—	1,708,813	10,000	1,739,813
Maria Rigatti	21,000	—	—	—	21,000
Chonda J. Nwamu	17,500	513,440	—	—	530,940
Steven D. Powell	21,000	—	1,501,007	8,225	1,530,232
Jill C. Anderson	42,000	—	1,378,620	—	1,420,620

a.	Represents company matching contributions to the 401(k) plan for Messrs. Pizarro and Powell and Mses. Rigatti and Anderson and fixed profit-sharing contributions from the company to the 401(k) plan for Mses. Nwamu and Anderson.
b.	Represents relocation expenses provided in accordance with company policies for eligible employees.
c.	Represents the costs of security services to address business-related security concerns. See Perquisites in the CD&A above for additional information regarding these security costs.
d.	Represents charitable matching gifts under the Director Matching Gift Program described in footnote (4) to the Director Compensation Table above.

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Grants of Plan-Based Awards Table – Fiscal Year 2025

The following table presents information regarding the incentive plan awards granted to our NEOs during 2025.

			Estimated Future Payouts			Estimated Future Payouts
			Under Non-Equity Incentive			Under Equity Incentive			All Other	All Other		Grant
			Plan Awards(1)			Plan Awards(2)			Stock	Option		Date Fair
						Threshold	Target	Maximum	Awards:	Awards:	Exercise	Value
						Number	Number	Number	Number	Number of	or Base	of Stock
						of Shares	of Shares	of Shares	of Shares	Securities	Price of	and
		Date of				of Stock	of Stock	of Stock	of Stock	Underlying	Option	Option
	Grant	Committee	Threshold	Target	Maximum	or Units	or Units	or Units	or Units	Options	Awards	Awards(3)
Name	Date	Action	($)	($)	($)	(#)	(#)	(#)	(#)	(#)	($/Sh)	($)
(a)	(b)		(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
Pedro J. Pizarro
TSR Performance Shares	3/3/2025	2/26/2025				8,457	33,829	67,658				2,414,037
EPS Performance Shares	3/3/2025	2/26/2025				10,919	43,677	87,354				2,414,028
Stock Options	3/3/2025	2/26/2025								306,346	55.27	2,414,006
Restricted Stock Units	3/3/2025	2/26/2025							43,677			2,414,028
Annual Incentive				1,913,007	3,826,014
Maria Rigatti
TSR Performance Shares	3/3/2025	2/26/2025				2,252	9,009	18,018				642,882
EPS Performance Shares	3/3/2025	2/26/2025				2,908	11,631	23,262				642,845
Stock Options	3/3/2025	2/26/2025								81,576	55.27	642,819
Restricted Stock Units	3/3/2025	2/26/2025							11,631			642,845
Annual Incentive				752,429	1,504,857
Chonda J. Nwamu
TSR Performance Shares	6/30/2025	2/4/2025				2,545	10,181	20,362				616,052
EPS Performance Shares	6/30/2025	2/4/2025				2,985	11,938	23,876				616,001
Stock Options	6/30/2025	2/4/2025								92,772	51.60	616,006
Restricted Stock Units	6/30/2025	2/4/2025							11,938			616,001
Annual Incentive				463,222	926,445
Steven D. Powell
TSR Performance Shares	3/3/2025	2/26/2025				2,252	9,009	18,018				642,882
EPS Performance Shares	3/3/2025	2/26/2025				2,908	11,631	23,262				642,845
Stock Options	3/3/2025	2/26/2025								81,576	55.27	642,819
Restricted Stock Units	3/3/2025	2/26/2025							11,631			642,845
Annual Incentive				748,657	1,497,314
Jill C. Anderson
TSR Performance Shares	3/3/2025	2/26/2025				944	3,777	7,554				269,527
EPS Performance Shares	3/3/2025	2/26/2025				1,219	4,877	9,754				269,552
Stock Options	3/3/2025	2/26/2025								34,201	55.27	269,504
Restricted Stock Units	3/3/2025	2/26/2025							4,877			269,552
Annual Incentive				359,193	718,387
(1)	Maximum amounts reported reflect 200% of the applicable annual incentive target under the EICP. For information regarding the description of performance-based conditions under the EICP, see Annual Incentive Awards in the CD&A above.
(2)	One-half of each NEO’s 2025 performance share award value was granted in performance shares subject to a TSR vesting metric and the other half of the award value was granted in performance shares subject to an EPS vesting metric. The TSR and EPS components of each NEO’s award are subject to different threshold and other vesting requirements. In order to reflect these differences, the table above reports the TSR and EPS components of each NEO’s 2025 performance share award as separate awards. See Long-Term Incentive Awards in the CD&A above and Potential Payments on Termination or Change in Control below for information regarding the terms of the awards, the description of performance-based vesting conditions, the criteria for determining the amounts payable, and the consequences of a termination of employment in certain circumstances.
(3)	The amounts shown for performance shares, options, and restricted stock units represent the grant date fair value of the awards granted in 2025 determined in accordance with FASB ASC Topic 718. There is no guarantee that, if and when the awards vest, they will have this value. Assumptions used in the calculation of these amounts are referenced in footnotes (2) and (3) to the Summary Compensation Table.

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Executive Compensation

Outstanding Equity Awards Table – Fiscal Year-End 2025

The following table presents information regarding the outstanding equity awards held by our NEOs at the end of 2025.

		Option Awards				Stock Awards
								Equity	Equity
								Incentive	Incentive
								Plan Awards:	Plan Awards:
							Market	Number of	Market or
		Number of	Number of			Number	Value of	Unearned	Payout Value of
		Securities	Securities			of Shares	Shares or	Shares,	Unearned Shares,
		Underlying	Underlying			or Units of	Units of	Units or	Units or Other
		Unexercised	Unexercised	Option		Stock That	Stock That	Other Rights	Rights That
		Options	Options	Exercise	Option	Have Not	Have Not	That Have	Have Not
	Grant	Exercisable(1)	Unexercisable(1)	Price	Expiration	Vested(2)	Vested(2)(3)	Not Vested(4)	Vested(3)(4)
Name	Date	(#)	(#)	($)	Date	(#)	($)	(#)	($)
(a)		(b)	(c)	(e)	(f)	(g)	(h)	(i)	(j)
Pedro J. Pizarro	3/1/2016	116,785	—	66.88	1/2/2026	—	—	—	—
	9/30/2016	75,836	—	72.25	1/2/2026	—	—	—	—
	3/1/2017	249,942	—	79.38	1/4/2027	—	—	—	—
	3/1/2018	373,476	—	60.78	1/3/2028	—	—	—	—
	3/5/2019	402,500	—	62.50	1/2/2029	—	—	—	—
	3/5/2020	451,187	—	69.01	1/2/2030	—	—	—	—
	3/1/2021	529,606	—	54.91	1/2/2031	—	—	—	—
	3/1/2022	221,863	—	63.65	1/2/2032	—	—	—	—
	3/1/2023	119,895	59,947	64.59	1/3/2033	40,199	2,412,758	—	—
	3/1/2024	58,422	116,842	66.55	1/3/2034	38,217	2,293,804	84,537	5,073,896
	3/3/2025	—	306,346	55.27	1/2/2035	45,772	2,747,260	162,449	9,750,173
Maria Rigatti	3/1/2016	22,103	—	66.88	1/2/2026	—	—	—	—
	9/30/2016	22,294	—	72.25	1/2/2026	—	—	—	—
	3/1/2017	60,197	—	79.38	1/4/2027	—	—	—	—
	3/1/2018	88,537	—	60.78	1/3/2028	—	—	—	—
	3/5/2019	104,092	—	62.50	1/2/2029	—	—	—	—
	3/5/2020	111,285	—	69.01	1/2/2030	—	—	—	—
	3/1/2021	122,923	—	54.91	1/2/2031	—	—	—	—
	3/1/2022	48,356	—	63.65	1/2/2032	—	—	—	—
	3/1/2023	26,885	13,442	64.59	1/3/2033	—	—	—	—
	3/1/2024	13,806	27,610	66.55	1/3/2034	—	—	19,978	1,199,059
	3/3/2025	—	81,576	55.27	1/2/2035	—	—	43,260	2,596,490
Chonda J. Nwamu	6/30/2025	—	92,772	51.60	1/2/2035	12,321	739,482	45,656	2,740,257

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		Option Awards				Stock Awards
								Equity	Equity
								Incentive	Incentive
								Plan Awards:	Plan Awards:
							Market	Number of	Market or
		Number of	Number of			Number	Value of	Unearned	Payout Value of
		Securities	Securities			of Shares	Shares or	Shares,	Unearned Shares,
		Underlying	Underlying			or Units of	Units of	Units or	Units or Other
		Unexercised	Unexercised	Option		Stock That	Stock That	Other Rights	Rights That
		Options	Options	Exercise	Option	Have Not	Have Not	That Have	Have Not
	Grant	Exercisable(1)	Unexercisable(1)	Price	Expiration	Vested(2)	Vested(2)(3)	Not Vested(4)	Vested(3)(4)
Name	Date	(#)	(#)	($)	Date	(#)	($)	(#)	($)
(a)		(b)	(c)	(e)	(f)	(g)	(h)	(i)	(j)
Steven D. Powell	3/1/2016	8,328	—	66.88	1/2/2026	—	—	—	—
	3/1/2017	7,763	—	79.38	1/4/2027	—	—	—	—
	3/1/2018	10,183	—	60.78	1/3/2028	—	—	—	—
	9/28/2018	1,425	—	67.68	1/3/2028	—	—	—	—
	3/5/2019	14,616	—	62.50	1/2/2029	—	—	—	—
	9/30/2019	5,184	—	75.42	1/2/2029	—	—	—	—
	3/5/2020	29,441	—	69.01	1/2/2030	—	—	—	—
	3/1/2021	49,343	—	54.91	1/2/2031	—	—	—	—
	12/31/2021	9,639	—	68.25	1/2/2031	—	—	—	—
	3/1/2022	38,652	—	63.65	1/2/2032	—	—	—	—
	3/1/2023	24,494	12,246	64.59	1/3/2033	8,213	492,922	—	—
	3/1/2024	12,563	25,126	66.55	1/3/2034	8,218	493,272	18,179	1,091,121
	3/3/2025	—	81,576	55.27	1/2/2035	12,189	731,584	43,260	2,596,490
Jill C. Anderson	3/1/2018	8,720	—	60.78	1/3/2028	—	—	—	—
	3/5/2019	10,296	—	62.50	1/2/2029	—	—	—	—
	9/30/2019	1,528	—	75.42	1/2/2029	—	—	—	—
	3/5/2020	15,557	—	69.01	1/2/2030	—	—	—	—
	3/1/2021	20,471	—	54.91	1/2/2031	—	—	—	—
	12/31/2021	2,761	—	68.25	1/2/2031	—	—	—	—
	3/1/2022	13,386	—	63.65	1/2/2032	—	—	—	—
	3/1/2023	7,590	3,794	64.59	1/3/2033	2,545	152,754	—	—
	3/1/2024	4,802	9,600	66.55	1/3/2034	3,141	188,494	6,947	416,947
	3/3/2025	—	34,201	55.27	1/2/2035	5,111	306,761	18,138	1,088,664
(1)	Subject to each NEO’s continued employment, each unvested stock option grant becomes vested in three equal annual installments, with the first installment vesting on January 2 in the year following the year in which the grant occurs and the remaining installments vesting on the anniversaries of that date thereafter (if January 2 falls on a holiday or weekend, then vesting occurs either on the preceding business day or the next business day on which the New York Stock Exchange is open, depending on the terms applicable to the grant).
(2)	Subject to each NEO’s continued employment, restricted stock units become vested and payable on January 2 at the end of a three-year vesting period beginning with the year in which the grant occurs (if January 2 falls on a holiday or weekend, then vesting occurs on the next business day on which the New York Stock Exchange is open).
(3)	The values shown in columns (h) and (j) of the table are determined by multiplying the number of shares or units reported in column (g) or (i), respectively, by the closing price of EIX Common Stock on December 31, 2025 (the last NYSE trading day in 2025).
(4)	Subject to each NEO’s continued employment, approximately half of each NEO’s 2024 and 2025 performance share grants become earned and vested based on EIX’s comparative TSR during the relevant three-year performance period (“TSR Performance Shares”) and the remainder become earned and vested based on achievement measured against a Core EPS metric (“EPS Performance Shares”). EPS Performance Shares granted in 2024 become earned and vested based on EIX’s average annual Core EPS measured against target levels for the three calendar years in the relevant performance period. EPS Performance Shares granted in 2025 become earned and vested based on full three-year Cumulative Core EPS measured against threshold, target and maximum levels established as of the grant date. The number of performance shares included for each NEO in column (i) of the table above is the aggregate number of shares that may become earned if (i) for the TSR Performance Shares granted in 2024, EIX’s TSR for the 2024-2026 performance period turns out to be at the 25th percentile of the comparison group of companies, (ii) for the TSR Performance Shares granted in 2025, EIX’s TSR for the 2025-2027 performance periods turns out to be at the 75th percentile of the comparison group of companies or greater, (iii) for the EPS Performance Shares granted in 2024, EIX’s Core EPS turns out to be equal to or greater than 120% of the target level each year in the performance period; and (iv) for the EPS Performance Shares granted in 2025, EIX’s full three-year Cumulative Core EPS turns out to be equal to or greater than $19.85. These represent threshold performance for the 2024 TSR performance Shares (i.e., 25% of target) and maximum performance for the 2025 TSR Performance Shares and the 2024 and 2025 EPS Performance Shares (i.e., 200% of target) for purposes of calculating the number of Performance Shares that may become payable (including shares added by reinvestment of dividend equivalents). These payout assumptions are presented in accordance with SEC guidance and are provided only for purposes of illustration as of December 31, 2025 and not as an expectation or projection about the future. They do not reflect developments since December 31, 2025.

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Executive Compensation

Option Exercises and Stock Vested Table – Fiscal Year 2025

The following table presents information regarding the exercise of stock options by our NEOs and vesting of stock awards during 2025. The stock awards listed in the following table represent the value realized on the vesting of restricted stock units during 2025, and the value realized on the vesting of 2023 performance share awards payable for the 2023-2025 performance period.

	Option Awards		Stock Awards
	Number of		Number of
	Shares Acquired	Value Realized	Shares Acquired	Value Realized
	on Exercise	on Exercise(1)	on Vesting(2)	on Vesting(2)(3)
Name	(#)	($)	(#)	($)
(a)	(b)	(c)	(d)	(e)
Pedro J. Pizarro	111,608	1,818,094	85,828	5,926,894
Maria Rigatti	22,500	366,525	22,735	1,363,802
Chonda J. Nwamu	—	—	—	—
Steven D. Powell	6,925	112,808	16,368	1,117,496
Jill C. Anderson	—	—	5,319	366,012
(1)	The value realized on exercise of stock options equals the difference between (i) the market price of EIX Common Stock on the exercise date and (ii) the exercise price of those options, multiplied by the number of shares as to which the options were exercised.
(2)	This column (d) includes shares of EIX Common Stock issuable upon the vesting of (i) restricted stock units granted to Messrs. Pizarro and Powell and Ms. Anderson in 2022 that vested on January 2, 2025 and (ii) performance shares granted in 2023 to all of the NEOs that vested on December 31, 2025, other than Ms. Nwamu who was not employed by the Company in 2023. Ms. Rigatti was retirement-eligible during all of 2025. Thus, the amounts reported in this column (d) include 11,369 shares subject to restricted stock units granted to Ms. Rigatti in 2025, including dividend equivalents, that are considered vested for this purpose because the units would have been payable in accordance with the retirement provisions of the awards had Ms. Rigatti elected to retire on December 31, 2025 (the “Retirement Vested RSUs”). In accordance with applicable SEC rules, these Retirement Vested RSUs are also reported as 2025 registrant contributions in the Non-Qualified Deferred Compensation Table below because, while the units vested or are considered to have vested for certain purposes, they were not yet payable on December 31, 2025.
(3)	The values in this column (e) are based on the market prices of EIX Common Stock on January 2, 2025 (as to awards that vested on that date) and December 31, 2025 (the last NYSE trading day in 2025 as to the Retirement Vested RSUs described in footnote (2) above) which were $80.01 and $60.02, respectively. For Ms. Rigatti, the portion of the amounts attributable to her 2025 Retirement Vested RSUs described in footnote (2) is $682,367.

Pension Benefits Table

The following table presents information regarding the present value of accumulated benefits that may become payable to, and payments made to, our NEOs under the qualified and non-qualified defined-benefit pension plans sponsored by SCE or EIX. Mses. Nwamu and Anderson are not eligible to participate in the SCE Retirement Plan.

		Number of	Present
		Years	Value of	Payments
		Credited	Accumulated	During Last
		Service(1)	Benefit(2)	Fiscal Year(3)
Name	Plan Name	(#)	($)	($)
(a)	(b)	(c)	(d)	(e)
Pedro J. Pizarro	SCE Retirement Plan	26.2	958,404	—
	Executive Retirement Plan	26	18,452,007	—
Maria Rigatti	SCE Retirement Plan	26.2	1,060,531	—
	Executive Retirement Plan	26	7,003,879	21,315
Chonda J. Nwamu	SCE Retirement Plan	—	—	—
	Executive Retirement Plan	1	21,222	—
Steven D. Powell	SCE Retirement Plan	25.5	441,494	—
	Executive Retirement Plan	26	3,481,240	—
Jill C. Anderson	SCE Retirement Plan	—	—	—
	Executive Retirement Plan	8	327,791	—
(1)	The years of credited service are presented as of December 31, 2025 and reflect all years of credited service with EIX and its affiliates,
(2)	The amounts reported in column (d) for “Present Value of Accumulated Benefit” (“PVAB”) are actuarial estimates of the present value of each NEO’s accumulated benefits under the SCE Retirement Plan and the Executive Retirement Plan, using the same measurement date (December 31, 2025) and material assumptions used for year-end 2025 financial reporting purposes, except that it is assumed for purposes of the amounts reported in column (d) that each NEO retires at the later of December 31, 2025, 5 years of service, or age 61, the youngest age at which an unreduced retirement benefit is

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available from the SCE Retirement Plan and the Executive Retirement Plan. The following assumptions were used to calculate the PVAB: (i) discount rate of 5.44% for the SCE Retirement Plan and 4.95% for the Executive Retirement Plan; (ii) the Pri-2012 White Collar Mortality Table projected with the MP-2021 projection table; (iii) 85% of benefits under the SCE Retirement Plan are paid in the form of a lump sum and 15% are paid in the form of a single life annuity, while 100% of benefits under the Executive Retirement Plan are paid in the form of a lump sum; and (iv) lump sum amounts are determined using an interest rate of 5.44%.
(3)	Payments were made to Ms. Rigatti in accordance with plan terms pursuant to her 2014 termination of employment from Edison Mission Energy, an indirect wholly owned subsidiary of EIX that in 2014 had substantially all of its assets and liabilities discharged in bankruptcy or transferred to third parties. These payments were reflected in the 2025 change in pension value amount reported in footnote (4) to the Summary Compensation Table.

SCE Retirement Plan

The SCE Retirement Plan is a non-contributory defined-benefit pension plan subject to ERISA. The Retirement Plan was a traditional final average pay plan with a Social Security offset until April 1, 1999, when for most participants a transition to cash balance features was adopted. Employees hired on or after December 31, 2017 are not eligible to participate in the plan.

Form of Payment

Eligible participants may elect a lump sum, life annuity, joint and survivor annuity (if married), or a contingent annuity. For married participants, payment in a joint and 50% survivor annuity is the automatic form of benefit, absent an alternative election. The cost of the spousal survivor annuity benefit is fully subsidized by EIX and SCE. For single participants, the single life annuity option is the automatic payment method. Participants can choose to start receiving benefit payments after separation from service or can effectively defer commencement of payments until age 72.

Cash Balance Benefits

Eligible employees have cash balance accounts that earn interest monthly based on the third segment rate of a corporate bond yield curve specified by the Internal Revenue Service for the month of August preceding the plan year.

Eligible employees of participating companies also earn a monthly pay credit ranging from 3% to 9% of base pay, depending on the number of age plus service “points” the participant has earned. The pay credits are received for each month the participant has an hour of service with the participating company. An additional credit of $150 per month is applied each month to the cash balance account of each participant who is eligible to receive a pay credit for that month.

Grandfathered Benefits

Eligible participants (at least age 50 or with 60 combined age and service points as of March 31, 1999) are considered “grandfathered” and accrue benefits under prior plan formulas.

Upon separation, the grandfathered participant will be eligible to receive the greater of the benefit calculated under the prior plan formulas (offset by any profit sharing account balance in the 401(k) Plan) or the value of the new cash balance account.

An actuarial reduction of the normal age 65 benefit applies if a grandfathered participant either terminates prior to age 55 and commences benefits prior to age 65, or retires and commences benefits after attaining age 55 but prior to age 61. The pension benefit commencing at age 55 for an employee terminating prior to age 55 with at least five years of service is 53.6% of the normal age 65 benefit, while the pension benefit commencing at age 55 for an employee retiring at age 55 with at least five years of service is 77% of the normal age 65 benefit. Lower early retirement reductions are applied for benefit commencement after age 55 but prior to age 61. An unreduced early retirement benefit is available from age 61 through age 64.

No NEO is eligible for grandfathered benefits under the SCE Retirement Plan.

Vesting

Full vesting occurs after three years of service, upon attainment of age 65, or upon death while employed.

Executive Retirement Plan

The Executive Retirement Plan is an unfunded benefit plan permitted by ERISA and designed to allow NEOs and other executives to receive benefits that would be paid under the SCE Retirement Plan or 401(k) Plan but for limitations under ERISA and the Internal Revenue Code, and certain additional benefits. In connection with the adoption of Internal Revenue Code Section 409A, the Executive Retirement Plan was separated into two plan documents in 2008. The grandfathered plan document applies to benefits accrued, determined and vested prior to January 1, 2005, while the 2008 plan document applies to benefits accrued, determined or vested on or after January 1, 2005.

Eligibility and Vesting

Company executives, including the NEOs, are eligible to participate in the Executive Retirement Plan. Benefits vest after five years of service, upon death or disability, or upon qualifying for severance benefits under the Severance Plan.

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Executive Compensation

Final Average Pay Benefit Formula Prior to 2018

Executives who participated in the Executive Retirement Plan prior to January 1, 2018, including Messrs. Pizarro and Powell and Ms. Rigatti, accrued an age 65 benefit calculated using the following final average pay formula:

(1.75% x Total Compensation for each year up to 30 years) + (1% x Total Compensation for each year over 30 years).

Total Compensation is the NEO’s base salary and annual incentive award earned in the 36 consecutive months when the total of these payments was the highest (the 36 months need not be consecutive for those grandfathered in the provisions effective prior to 2008).

Because he was a senior executive prior to January 1, 2006, Mr. Pizarro accrued an additional service percentage of 0.75% per year for his first ten years of service.

The actual benefit payable is reduced and offset by (i) all amounts payable under the SCE Retirement Plan described above, (ii) up to 40% of the executive’s primary Social Security benefits and (iii) the value of 401(k) Plan accounts derived from company profit sharing contributions, if any.

Executive Retirement Account Formula for New Executives After 2017

The Committee changed the Executive Retirement Plan benefit effective January 1, 2018 in order to simplify the plan for new executives and decrease the portion of executives’ compensation and benefits packages not tied directly to performance. An individual who first participates in the plan on or after January 1, 2018 (such as Mses. Nwamu and Anderson) will not receive a final average pay benefit. Instead, the individual’s Executive Retirement Plan benefit will be based on the total credits in his or her Executive Retirement Account (“ERA”). Executives first participating in the Executive Retirement Plan on or after January 1, 2018 receive the following ERA credits: (i) ERA Salary Credits equal to 12% of the differential between the executive’s actual salary for a year and the executive’s earnings taken into account for purposes of determining deferrals under the 401(k) Plan for that year (unless the executive was employed as a non-executive by the Company prior to 2018 and is receiving cash balance credits under the SCE Retirement Plan, in which case the ERA Salary Credits are calculated in the same manner as described in Benefit Formula for Other Executives below); (ii) 12% of the executive’s annual incentive paid under the Executive Incentive Compensation Plan, beginning with the annual incentive for 2018 (“ERA Bonus Credits”); and (iii) interest on the ERA balance based on the average monthly Moody’s Corporate Bond Yield for Baa Public Utility Bonds over a sixty-month period preceding September 1 of the prior year (“ERA Interest Credits”). EIX may change the interest rate for ERA Interest Credits on a prospective basis for all plan participants. An individual hired or rehired on or after July 1, 2024 may also receive additional ERA Salary Credits annually ranging from 1 – 2% of the executive’s earnings taken into account for purposes of determining deferrals under the 401(k) Plan for the year. Whether an executive receives such additional ERA Salary Credits depends on the profit sharing contributions that such executive receives under the 401(k) Plan, which is based on age and service points under such plan. Among the NEOs, only Ms. Nwamu is eligible to receive such additional ERA Salary Credits.

Benefit Formula for Other Executives

Individuals who participated in the Executive Retirement Plan prior to 2018 and were executives on January 1, 2018, including Messrs. Pizarro and Powell and Ms. Rigatti, will receive a benefit that is the lesser of: (i) the lump sum value of the final average pay benefit determined as described above in Final Average Pay Benefit Formula Prior to 2018 (determined taking into account service before and after January 1, 2018); or (ii) the sum of (x) the lump sum value of the final average pay benefit determined as described above in Final Average Pay Benefit Formula Prior to 2018 but substituting 1% for 1.75% and 0.5% for 1% in the final average pay benefit formula as to years of service accrued after 2017 and (y) the total credits in the participant’s Executive Retirement Account. The aggregate benefit under the Executive Retirement Plan (i.e., totaling the final average pay benefit, if applicable, and the ERA benefit) is expected to be reduced for most executives and will be unchanged for the rest.

Executives who participated in the Executive Retirement Plan prior to 2018 received the following ERA credits for 2025:

●	2025 Trued-Up Salary Credits equal to: 12% of the executive’s actual salary for 2025; minus an assumed match of 6% of the executive’s earnings taken into account for purposes of determining deferrals under the 401(k) Plan for 2025; minus the executive’s cash balance pay credits for 2025 under the SCE Retirement Plan. If this calculation resulted in a negative number (“Bonus Adjustment”), the executive received no 2025 Trued-Up Salary Credits and the Bonus Adjustment was applied to the executive’s 2025 Trued-Up Bonus Credits.
●	2025 Trued-Up Bonus Credits equal to: 12% of the executive’s actual bonus for 2025 under the EICP; as adjusted downward by applying any Bonus Adjustment.
●	ERA Interest Credits.

Severance Benefit

If an NEO becomes entitled to severance benefits under the Severance Plan, or any successor plan, the NEO will receive additional service and age credits for purposes of the final average pay benefit and/or additional ERA credits, as applicable, to

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calculate the NEO’s benefit under the Executive Retirement Plan as described under Potential Payments Upon Termination or Change in Control below. These severance benefit protections are provided to attract and retain qualified executives.

Payment of Plan Benefits

Benefits that become payable under the grandfathered plan document are generally payable as follows. Upon a vested participant’s retirement at or after age 55 or death, the normal form of benefit is a life annuity, paid monthly, with a 50% spousal survivor benefit following the death of the participant (if the surviving spouse is more than five years younger than the participant, the spousal benefit will be reduced to an amount less than 50% of the pre-death benefit to account for the longer projected payout period). The cost of this spousal survivor benefit is fully subsidized by EIX and SCE. A contingent annuity benefit for a survivor other than a spouse is also available, but without company subsidy.

Participants may elect to receive an alternative form of benefit, such as a lump-sum payment or monthly payments over 60 or 120 months. If the participant’s employment terminates for any reason other than death, retirement, permanent and total disability, or involuntary termination not for cause, vested benefits will be paid after the participant attains age 55 in an annuity only. If a participant’s employment is terminated for cause, all benefits will be forfeited.

Benefits that become payable under the 2008 plan document are generally payable as follows. Participants have sub-accounts for annual accruals for which they may elect payment in the form of a single lump-sum, annual installments, a life annuity with a 50% spousal survivor benefit following the participant’s death, or a contingent annuity. Participants may elect to have their designated form of payment triggered by their separation from service; however, payment will not occur before a participant reaches age 55 other than in the case of death.

Payments triggered by separation from service begin upon a specified time following the applicable triggering event. Payments may be delayed or accelerated under the 2008 plan document if permitted or required under Section 409A of the Internal Revenue Code; if payments are delayed after the later of the applicable triggering event or age 55, interest is credited at a rate based on the average monthly Moody’s Corporate Bond Yield for Baa Public Utility Bonds over a sixty-month period preceding September 1 of the prior year. EIX established this interest rate for all plan participants and may change the interest rate on a prospective basis.

The annuity options available under the 2008 plan document have the same features as the annuity options available under the grandfathered plan document. Account balances payable in installments under the 2008 plan document earn interest at a rate of interest determined in the same manner as described in the preceding paragraph for delayed payments.

The final average pay benefit formula includes benefit reductions for termination prior to age 55, or early retirement after attaining age 55 but prior to age 61, similar to the formula for the SCE Retirement Plan discussed above. If an NEO terminates prior to age 55 but with a total of 68 years of age and service, the benefit formula includes a special early retirement benefit reduction based on the SCE Retirement Plan formula for early retirement. As of December 31, 2025, Mr. Powell was eligible for this special early retirement benefit. An unreduced early retirement benefit is available for retirement at age 61 through age 64. Ms. Rigatti was eligible to receive this benefit as of December 31, 2025.

Non-Qualified Deferred Compensation Table – Fiscal Year 2025

The following table presents information regarding the contributions to and earnings on our NEOs’ deferred compensation balances during 2025, and the total deferred amounts for the NEOs at the end of 2025. All deferrals are under the Executive Deferred Compensation Plan (“EDCP”), except for restricted stock units (“RSUs”) that vested or are considered to have been vested for certain purposes at the end of 2025 as a result of the retirement vesting provisions applicable to such RSUs.

		Executive	Registrant	Aggregate	Aggregate	Aggregate
		Contributions in	Contributions in	Earnings in	Withdrawals/	Balance at Last
		Last Fiscal Year(2)	Last Fiscal Year(2)	Last Fiscal Year(3)	Distributions(4)	Fiscal Year End
Name(1)		($)	($)	($)	($)	($)
(a)		(b)	(c)	(d)	(e)	(f)
Pedro J. Pizarro	EDCP	250,358	—	230,441	—	5,366,497
Maria Rigatti	EDCP	—	—	56,966	—	1,308,966
	RSUs		682,367	(277,156)	676,511	1,764,007
Chonda J. Nwamu	EDCP	—	—	—	—	—
Steven D. Powell	EDCP	125,192	—	49,999	155,358	1,210,883
Jill C. Anderson	EDCP	—	—	—	—	—
(1)	The balances shown represent compensation already reportable in the Summary Compensation Table in this and prior Proxy Statements, except for the portion of interest not considered above-market under SEC rules.
(2)	The amounts reported as executive and registrant contributions in 2025 also are included as compensation in the appropriate columns of the Summary Compensation Table above, except as otherwise noted in this footnote (2) with respect to the RSUs awarded to Ms. Rigatti. The RSUs awarded to

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Ms. Rigatti during 2023, 2024, and 2025 are reported in the Stock Awards column of the Summary Compensation Table above for the year of grant (based on their respective grant date fair values), while in this Non-Qualified Deferred Compensation Table the units that became vested (or deemed vested for certain purposes during 2025 as a result of the retirement vesting provisions applicable to these awards) are reported as registrant contributions based on the closing price of EIX Common Stock on December 31, 2025 (the last NYSE trading day in 2025) and include dividend equivalents accrued as of December 31, 2025. Ms. Rigatti was retirement-eligible during all of 2025. All of the RSUs granted to Ms. Rigatti in 2025 became vested for certain purposes during 2025 as a result of the retirement vesting provisions applicable to these awards. In accordance with applicable SEC rules, these units are reflected in this table because, while the units are considered to have been vested for certain purposes at the end of 2025, they had not yet become payable.
(3)	Only the portion of earnings on deferred compensation that is considered to be at above-market rates under SEC rules is included as compensation in the Summary Compensation Table. There were no such earnings considered to be above-market to report for 2025 in column (h) of the Summary Compensation Table above under SEC rules.
(4)	Distributions to Mr. Powell were made in accordance with plan terms pursuant to his in-service payment elections. The amounts reported in column (e) for Ms. Rigatti for RSUs reflect distributions in 2025 for restricted stock units granted in 2022 that are considered to have become vested for certain purposes but not payable prior to 2025 as a result of the retirement vesting provisions applicable to such awards.

Executive Deferred Compensation Plan

As part of the 2008 Internal Revenue Code Section 409A amendments, the Executive Deferred Compensation Plan was separated into two plan documents. The grandfathered plan document applies to deferrals earned, determined and vested prior to January 1, 2005, while the 2008 plan document applies to deferrals earned, determined or vested on or after January 1, 2005.

Contributions

Each NEO may elect to defer up to 75% of base salary. Each NEO may also elect to defer up to 85% of any annual incentive award earned. All such deferrals are fully vested.

The Committee changed the Executive Deferred Compensation Plan effective January 1, 2018 to eliminate matching contributions, in order to simplify the plan and decrease the portion of executives’ compensation and benefits packages not tied directly to performance.

Interest

Amounts deferred (including earnings and matching contributions) accrue interest until paid. The interest crediting rate on each NEO’s account balance is the average monthly Moody’s Corporate Bond Yield for Baa Public Utility Bonds over a sixty-month period ending September 1. EIX established this interest rate for all plan participants and has discretion to change the interest rate on a prospective basis.

Payment of Grandfathered Benefits

Benefits under the grandfathered plan document may be deferred until a specified date, retirement, death or termination of employment. At the participant’s election, compensation deferred until retirement or death may be paid as a lump sum, in monthly installments over 60, 120, or 180 months, or in a combination of a partial lump sum and installments. Deferred compensation is paid as a single lump sum or in three annual installments upon any other termination of employment. However, if a participant’s employment is terminated without cause, the participant may elect to receive payment at such time or a later date when the participant turns age 55, and the same payment options available for retirement will generally be applicable.

Each NEO was permitted to elect at the time of deferral to receive payment of such deferral on a fixed date in accordance with procedures established under the grandfathered plan document, and deferred amounts may also be paid in connection with a change in control of EIX or SCE in certain circumstances.

Certain amounts deferred under the grandfathered plan document may be withdrawn at any time at the election of an NEO; however, any amounts withdrawn are subject to a 10% early withdrawal penalty. Emergency hardship withdrawals without penalty also may be permitted at EIX’s discretion.

Payment of 2008 Plan Benefits

Benefits under the 2008 plan document may be deferred until a specified date, death, or other separation from service. Participants have sub-accounts for each annual deferral for which payment may be elected in the form of a single lump-sum or annual installments.

Payments triggered by separation from service begin upon a specified time following the applicable triggering event. Payments are subject to certain administrative earliest payment date rules and may be delayed or accelerated under the 2008 plan document if permitted or required under Section 409A of the Internal Revenue Code.

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Potential Payments Upon Termination or Change in Control

The following plans provide benefits that may become payable to NEOs, depending on the circumstances surrounding their termination of employment with the Company. When listing the potential payments to the NEOs under the plans described below, it is assumed that the applicable triggering event (retirement or other termination of employment) occurred on December 31, 2025 and that the price per share of EIX Common Stock is equal to the closing price as of such date.

2008 Executive Severance Plan

EIX provides severance benefits and change-in-control benefits to executives, including all NEOs, under the 2008 Executive Severance Plan (the “Severance Plan”). In addition, severance benefits are provided through other plans or agreements included in the following description of severance benefits.

To receive any severance benefits, an NEO must release EIX and its affiliates from all claims arising out of the officer’s employment relationship and agree to certain confidentiality and non-solicitation restrictions in favor of EIX and its affiliates.

Severance Benefits – No Change in Control

Under the Severance Plan, an eligible executive is generally entitled to severance benefits if his or her employment is involuntarily terminated without “cause” and other than due to the executive’s “disability” (as these terms are defined in the Severance Plan).

As in effect during 2025, Severance Plan benefits payable upon an involuntary termination without cause include:

●	A lump sum cash payment equal to the total of (i) a year’s base salary at the rate in effect at the time of termination, (ii) an amount equal to the executive’s base salary at the rate in effect at the time of termination multiplied by the executive’s target annual incentive percentage in effect at the time of termination (together with (i), the “Year-Equivalent Cash Severance”, (iii) an amount equal to a pro-rata portion, based on the calendar days employed in the year of termination, of the executive’s base salary at the rate in effect at the time of termination multiplied by the executive’s target annual incentive percentage in effect at the time of termination, and (iv) if the prior year’s bonus has not yet been paid and is forfeited solely because of the termination, the target bonus amount for the prior year under the annual incentive plan (together with (iii), the “Forfeited Bonus Cash Severance”);
●	Eligibility for early retiree health care coverage if the NEO would have been eligible for early retiree health care coverage under the terms of an applicable non-executive severance plan, and if not, then an additional 12 to 18 months of health benefits (no additional health benefits are provided if the NEO is eligible for retiree health care under the terms applicable to non-executive non-severed employees);
●	Reimbursement of up to $20,000 for outplacement costs incurred within two years following separation from service; and
●	Reimbursement for educational costs up to $5,000 or $10,000, whichever is the applicable maximum amount allowed under the applicable non-executive severance plan.

In addition to Severance Plan benefits, other benefits payable to an eligible executive upon an involuntary termination without cause generally include the following (except that the references to an additional year of service and age do not apply to individuals, such as Ms. Nwamu, who became executives on or after January 1, 2022):

●	An additional year of service and age for purposes of determining eligibility for retirement vesting for outstanding long-term incentives (as described below in Long-Term Equity). If the executive does not qualify for retirement vesting with the additional year of service and age, then the following benefits apply: (i) vesting in a pro-rata portion of outstanding stock options and restricted stock units with one additional year of vesting credit applied under the award terms; (ii) vesting in a pro-rata portion of outstanding performance shares that become earned based on Company performance with one additional year of vesting credit applied under the award terms; and (iii) a period of up to one year to exercise any vested stock options;
●	Full vesting and an additional year of service and age credits and/or ERA credits for purposes of calculating the executive’s benefit under the Executive Retirement Plan

Severance Benefits – Change in Control

The severance benefits described above would be enhanced if the NEO’s employment is terminated for a qualifying reason during a period that started six months before and ended two years after a change in control of EIX. Qualifying reasons are defined to include an involuntary termination of the NEO’s employment for any reason other than cause or disability, or the NEO’s voluntary termination of employment for a “good reason” (as this term is defined in the Severance Plan). Except as noted below, these benefits are not triggered automatically by a change in control absent an actual or constructive termination of the NEO’s employment by the Company without cause.

Upon a qualifying termination, outstanding stock options, restricted stock units and performance shares and related dividend equivalents would become fully vested, with performance shares and related dividend equivalents only becoming earned if actual performance during the performance period results in a payout, and with stock options remaining exercisable for up to three years.

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Absent a qualifying termination, stock options and performance shares would continue to vest on their normal schedule unless the awards were not continued or assumed.

The EIX 2007 Performance Incentive Plan and terms and conditions of awards under the plan provide for special rules that would apply if outstanding equity awards were not continued or assumed in connection with any dissolution, sale of all or substantially all of the assets or stock, merger or reorganization, or other event where EIX is not the surviving corporation. Following such a transaction, and regardless of whether an NEO’s employment were terminated, outstanding stock options and performance shares and any related dividend equivalents would become fully vested. Options that became vested with a change in control would be exercised prior to the change in control or “cashed-out” in connection with the change-in-control transaction.

Performance shares and related dividend equivalents would be earned based on a shortened performance period. The performance period applicable to the performance shares would be deemed to end on the day before the change in control, and performance shares would vest and become payable, if at all, based on EIX’s TSR ranking or achievement of the Core EPS target, as applicable, during the shortened performance period. Any performance shares that became payable during the shortened performance period associated with a change in control would be paid in cash within 74 days after the change in control, and any performance shares that did not become payable would terminate for no value on the date of the change in control.

In such a change in control transaction described above, the restricted stock units would generally continue to vest and become payable according to their original vesting schedule, unless the restricted stock units are terminated in accordance with special rules under Code Section 409A, in which case they would become fully vested.

For Messrs. Pizarro, Powell and Mses. Rigatti and Nwamu, the enhanced change-in-control severance benefits in 2025 would have been (in addition to the Forfeited Bonus Cash Severance, if any, and the reimbursement for educational costs up to $5,000 or $10,000 as discussed above):

●	2.99 times the Year-Equivalent Cash Severance;
●	Health benefits for the maximum period the NEO would be entitled to continuation coverage under COBRA (unless eligible for retiree health care);
●	Three years of service and age credits and/or ERA credits under the Executive Retirement Plan (this benefit does not apply to individuals who become executives on or after January 1, 2022, including Ms. Nwamu); and
●	Reimbursement of up to $50,000 for outplacement costs.

For Ms. Anderson, the enhanced change-in-control severance benefits in 2025 would have been (in addition to non-enhanced severance benefits, such as the Forfeited Bonus Cash Severance, if any):

●	Two times the Year-Equivalent Cash Severance;
●	Health benefits for the maximum period the NEO would be entitled to continuation coverage under COBRA (unless eligible for retiree health care);
●	Two years of service and age credits and/or ERA credits under the Executive Retirement Plan (this benefit does not apply to individuals who become executives on or after January 1, 2022); and
●	Reimbursement of up to $30,000 for outplacement costs.

We cannot enter into a new employment, severance or separation agreement with any Section 16 officer, or establish any new severance plan or policy covering any Section 16 officer, or amend the Severance Plan, in each case, so as to provide certain cash severance that exceeds a cap equal to 2.99 times the Year-Equivalent Cash Severance for such Section 16 officer, without seeking shareholder ratification.

Long-Term Equity

If an NEO terminates employment after reaching age 65, or age 61 with five years of service, (i) stock options will vest and continue to become exercisable as scheduled, (ii) performance shares will be retained with vesting based on the applicable performance metrics, and (iii) restricted stock units will vest and become payable as scheduled; in each instance, as though the NEO’s employment had continued through the vesting period and subject to a prorated reduction if the NEO retires within the year of grant. Ms. Rigatti would be eligible for these special vesting provisions upon retirement. If an NEO dies (or, for grants before 2021, becomes disabled) while employed, stock options and restricted stock units will immediately vest and become exercisable and payable, respectively, and performance shares will be retained, with vesting based on the applicable performance metrics.

Deferred Compensation Plans

Upon an NEO’s retirement or other termination of employment, the NEO generally will receive a payout of any non-qualified deferred compensation balances under the Executive Deferred Compensation Plan. The Non-Qualified Deferred Compensation Table and related discussion above describe these deferred compensation balances and payment terms.

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SCE Retirement Plan and Executive Retirement Plan

In connection with an NEO’s termination of employment, the NEO will generally receive a payout of his or her vested retirement benefits under the SCE Retirement Plan and the Executive Retirement Plan. See Pension Benefits Table above for a discussion of these retirement payments and associated survivor benefits.

Potential Payments Upon Termination or Change in Control – Fiscal Year 2025

The following table presents the estimated payments and benefits that would have been payable as of December 31, 2025 to the NEOs who were employed on that date by EIX or its subsidiaries, in the event of an involuntary termination of employment without cause (severance), separation in connection with a change in control of the EIX (enhanced severance), and separation due to death. The amounts reported in the table do not include benefits that would have been payable to the NEO if the triggering event had not occurred.

.

		Enhanced Change
		in Control
	Severance	Severance(1)	Death
Name	($)	($)	($)
Pedro J. Pizarro
Lump sum cash	3,337,002	10,011,007	—
Health care coverage(2)	—	—	—
Retirement plan benefits(3)	753,201	2,259,903	—
Equity acceleration(4)	20,246,417	20,246,417	20,246,417
Reimbursable expenses(5)	30,000	60,000	—
Survivor benefits	—	—	—
Total:	24,366,620	32,577,327	20,246,417
Maria Rigatti
Lump sum cash	1,615,002	4,845,006	—
Health care coverage(2)	—	—	—
Retirement plan benefits(3)	333,798	1,001,083	—
Equity acceleration(4)	—	—	—
Reimbursable expenses(5)	30,000	60,000	—
Survivor benefits	—	—	—
Total:	1,978,800	5,906,089	—
Chonda J. Nwamu
Lump sum cash	1,378,252	4,134,756	—
Health care coverage	32,255	48,383	—
Retirement plan benefits(3)	21,222	21,222	—
Equity acceleration(4)	916,463	4,124,083	4,124,083
Reimbursable expenses(5)	25,000	55,000	—
Survivor benefits	—	—	—
Total:	2,373,192	8,383,443	4,124,083
Steven D. Powell
Lump sum cash	1,572,502	4,717,506	—
Health care coverage	23,760	35,640	—
Retirement plan benefits(3)	163,887	491,662	—
Equity acceleration(4)	3,864,947	5,121,317	5,121,317
Reimbursable expenses(5)	30,000	60,000	—
Survivor benefits	—	—	—
Total:	5,655,096	10,426,124	5,121,317
Jill C. Anderson
Lump sum cash	924,002	1,848,003	—
Health care coverage	23,760	35,640	—
Retirement plan benefits(3)	32,400	64,800	—
Equity acceleration(4)	1,527,662	2,054,435	2,054,435
Reimbursable expenses(5)	30,000	40,000	—
Survivor benefits	—	—	—
Total:	2,537,824	4,042,878	2,054,435
(1)	The benefits in the table for a hypothetical change-in-control severance would be in lieu of (not in addition to) the severance benefits as disclosed in the “Severance” column.

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(2)	Mr. Pizarro and Ms. Rigatti would each have been eligible for retiree health care benefits due to retirement, regardless of eligibility to receive severance benefits.
(3)	The amounts reported for severance and change-in-control severance reflect for all NEOs other than Ms. Nwamu the actuarial values of the additional years of age and service that would have been credited under the Executive Retirement Plan for the hypothetical severance and change-in-control severance. Ms. Nwamu is not eligible to receive such additional years of age and service credit under the Executive Retirement Plan; the amount reported for her reflects vesting of her unvested benefit under the Executive Retirement Plan.
(4)	The values shown for equity acceleration assume (only for purposes of illustration as of December 31, 2025 and not as an expectation or projection about the future) that the performance as of December 31, 2025 for outstanding performance shares will continue at the same level through the remainder of the respective performance periods: 2024 and 2025 TSR Performance shares will have payment multipliers of 0.0x and 2.0x, respectively; and 2024 and 2025 EPS Performance shares will have payment multipliers of 1.11x and 1.80x, respectively. The values shown in the “Severance” column represent the additional vesting that would occur in connection with an involuntary termination without cause absent a change in control. Executives are only eligible for enhanced equity award acceleration in connection with a change in control if (i) the equity awards are terminated in connection with the change in control or (ii) the executive experiences a qualifying termination of employment in connection with the change in control (regardless of whether the equity awards are continued or terminated in connection with the change in control). Thus, the values shown in the “Enhanced Changed in Control Severance” column reflect the accelerated vesting that would occur under either of these scenarios assuming a termination and/or change in control date of December 31, 2025. The values reported for Mr. Pizarro are the same across the triggering events because he would have been eligible to receive, as a of December 31, 2025, an additional year of service and age when determining vesting; this would have entitled Mr. Pizarro to retirement vesting treatment resulting in full acceleration. No values are reported for the equity held by Ms. Rigatti because her equity would have vested due to retirement, regardless of eligibility to receive severance benefits.
(5)	Includes outplacement and educational assistance benefits.

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Pay Versus Performance

This section has been included in this Proxy Statement pursuant to the SEC’s pay versus performance (“PvP”) disclosure rules. The SEC has developed a definition of pay, referred to as compensation actually paid (“CAP”), that companies must calculate and compare to both Summary Compensation Table (“SCT”) pay and certain performance measures in the following Pay Versus Performance table.

The Committee does not use CAP as a basis for making compensation decisions. Please refer to the Compensation Discussion and Analysis above for a description of how we use our compensation program to drive performance.

In accordance with the PvP rules, the following Pay Versus Performance Table summarizes the relationship between SCT pay, CAP and our financial performance for the years shown in the table for our CEO and our other Named Executive Officers (in this discussion, our CEO is also referred to as our principal executive officer or “PEO,” and our Named Executive Officers other than our CEO are referred to as our “Non-PEO NEOs”).

Pay Versus Performance Table

					Value of Initial Fixed $100
			Average		Investment Based On:
			Summary	Average
	Summary		Compensation	Compensation
	Compensation	Compensation	Table Total	Actually Paid to		PHLX Utility	EIX Net
	Table Total	Actually	for Non-PEO	Non-PEO	EIX	Sector Index	Income(5)	EIX Core
	for CEO(1)(2)	Paid to CEO(3)	NEOs(1)(2)	NEOs(3)	TSR(4)	TSR(4)	(Millions)	EPS(6)
Year	($)	($)	($)	($)	($)	($)	($)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
2025	16,544,559	6,807,157	5,052,600	4,069,662	119	153	4,701	6.55
2024	13,809,571	21,038,535	3,425,788	4,503,583	150	131	1,546	4.93
2023	14,881,111	22,827,198	3,411,388	4,573,893	130	108	1,407	4.76
2022	12,191,229	11,737,696	2,682,477	2,693,250	111	119	824	4.61
2021	14,364,340	20,039,901	3,150,435	4,001,757	114	118	925	4.62
(1)	Mr. Pizarro was our CEO for each of the five years included in the table above. For 2021, our Non-PEO NEOs were Ms. Rigatti and Messrs. Powell and Adam S. Umanoff (EIX’s former EVP, General Counsel and Corporate Secretary), J. Andrew Murphy (EIX SVP through July 2023 and President and CEO of Trio (formerly Edison Energy) since July 2023), and Kevin M. Payne (SCE’s President and CEO in 2020 and 2021 through Nov. 30, 2021). For 2022, our Non-PEO NEOs were Ms. Rigatti, Caroline Choi (who was an EIX and SCE SVP and is now an EIX and SCE EVP), and Messrs. Umanoff and Powell. For 2023, our Non-PEO NEOs were Ms. Rigatti and Messrs. Umanoff, Powell, and Murphy. For 2024, our Non-PEO NEOs were Mses. Rigatti and Choi and Messrs. Umanoff and Powell. For 2025, our Non-PEO NEOs are Mses. Rigatti, Nwamu, and Anderson and Mr. Powell.
(2)	The dollar amounts reported in column (b) are the amounts reported for Mr. Pizarro (our CEO) for each of the corresponding years in the “Total” column of the Summary Compensation Table in each applicable year. The dollar amounts reported in column (d) represent the average of the amounts reported for our Non-PEO NEOs as a group (excluding Mr. Pizarro) in the “Total” column of the Summary Compensation Table in each applicable year.
(3)	For purposes of this table, the CAP for each of our NEOs means the NEO’s total compensation as reflected in the SCT for the applicable year and adjusted for the following with respect to each NEO:
●	Less the aggregate change in the actuarial present value of the accumulated benefit under the SCE Retirement Plan and the EIX Executive Retirement Plan included in the “Change in Pension Value and Non-Qualified Deferred Compensation Earnings” column of the SCT for the applicable year,
●	Plus the pension service cost for the applicable year (there was no prior service cost for the NEOs for the fiscal years covered by the table),
●	Less the amounts reported in the “Stock Awards” and “Option Awards” columns of the SCT for the applicable year,
●	Plus the year-end value of EIX LTI awards granted in the covered fiscal year that were outstanding and unvested at the end of the covered fiscal year,
●	Plus/(less) the change in value as of the end of the covered fiscal year as compared to the end of the prior fiscal year for EIX LTI awards that were granted in prior years and were outstanding and unvested at the end of the covered fiscal year,
●	Plus the vesting date value of EIX LTI awards which were granted and vested during the same covered fiscal year (none of EIX’s LTI awards granted to NEOs during the fiscal years covered by the table vested in the year of grant),
●	Plus/(less) the change in value as of the vesting date as compared to the end of the prior fiscal year for awards that were granted in prior years and vested in the covered fiscal year,
●	Less, as to any EIX LTI awards that were granted in prior fiscal years and were forfeited during the covered fiscal year, the value of such awards as of the end of the prior fiscal year (none of EIX’s LTI awards granted to NEOs in prior fiscal years were forfeited during the fiscal years covered by the table),
●	Plus the dollar value of any dividends or other earnings paid during the covered fiscal year on outstanding and unvested EIX LTI awards (no dividends or dividend equivalents are credited with respect to EIX options and, for other EIX LTI awards, the crediting of dividend equivalents has been taken into account in determining the applicable year-end or vesting date value of the award),

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Executive Compensation

●	Plus, as to an EIX LTI award that is materially modified during the covered fiscal year, the amount by which the value of the award as of the date of the modification exceeds the value of the original award on the modification date (none of EIX’s LTI awards held by the NEOs were materially modified during the fiscal years covered by the table).

The table above reflects the CAP for our CEO and the average of the CAPs determined for the Non-PEO NEOs.

The first table immediately below provides a reconciliation of the SCT Total to CAP for our CEO, and the table that immediately follows thereafter provides a reconciliation of the average of the SCT Total for the Non-PEO NEOs for a fiscal year to the average of the CAP for the Non-PEO NEOs for that fiscal year, with both sets of reconciliations determined under applicable SEC rules. Since we generally do not consider the costs of personal security services provided to our executives to be a perquisite when we believe business-related security concerns exist, but applicable SEC rules generally require those costs to be taken into account in determining the SCT Total and CAP for the applicable fiscal year, the tables below also include an Adjusted CAP number as supplementary information that represents the executives’ CAP for the applicable fiscal year less the costs for security services included in the SCT Total and CAP for the executives for that year.

CEO Reconciliation

	Fiscal Year	Fiscal Year	Fiscal Year	Fiscal Year	Fiscal Year
	2021	2022	2023	2024	2025
Reconciliation of Summary Compensation Table Total to Compensation Actually Paid for CEO	($)	($)	($)	($)	($)
Summary Compensation Table Total	14,364,340	12,191,229	14,881,111	13,809,571	16,544,559
- Aggregate Change in Actuarial Present Value of Accumulated Pension Value Included in the SCT	(3,187,737)	—	(2,494,851)	(1,225,053)	(2,124,680)
+ Pension Service Cost	341,921	732,343	673,109	649,629	624,767
- Grant Date Fair Value of Option Awards and Stock Awards Granted in Fiscal Year	(7,647,587)	(8,768,150)	(9,100,190)	(9,310,105)	(9,656,099)

+ Fair Value at Fiscal Year-End of Outstanding and Unvested Option Awards and Stock Awards Granted in Fiscal Year	13,800,409	9,536,342	11,501,616	12,103,669	11,544,498

+ Change in Fair Value of Outstanding and Unvested Option Awards and Stock Awards Granted in Prior Fiscal Years	2,713,850	(1,221,846)	5,112,984	2,968,860	(6,170,703)

+ Change in Fair Value as of Vesting Date of Option Awards and Stock Awards Granted in Prior Fiscal Years For Which Applicable Vesting Conditions Were Satisfied During Fiscal Year	(345,295)	(732,222)	2,253,420	2,041,964	(3,955,185)

Compensation Actually Paid	20,039,901	11,737,696	22,827,198	21,038,535	6,807,157
- Security Costs	—	—	—	(48,213)	(1,708,813)
Adjusted Compensation Actually Paid	20,039,901	11,737,696	22,827,198	20,990,322	5,098,344

Reconciliation for Non-PEO NEOs

	Fiscal Year	Fiscal Year	Fiscal Year	Fiscal Year	Fiscal Year
Reconciliation of Average Summary Compensation Table Total to Average Compensation	2021	2022	2023	2024	2025
Actually Paid for Non-PEO NEOs	($)	($)	($)	($)	($)
Summary Compensation Table Total	3,150,435	2,682,477	3,411,388	3,425,788	5,052,600
- Aggregate Change in Actuarial Present Value of Accumulated Pension Value Included in the SCT	(598,406)	(61,312)	(599,130)	(427,579)	(376,871)
+ Pension Service Cost	108,558	230,453	217,092	205,762	141,379
- Grant Date Fair Value of Option Awards and Stock Awards Granted in Fiscal Year	(1,290,029)	(1,375,761)	(1,550,274)	(1,651,484)	(2,171,245)

+ Fair Value at Fiscal Year-End of Outstanding and Unvested Option Awards and Stock Awards Granted in Fiscal Year	2,246,445	1,496,288	1,959,371	2,147,023	2,698,942

+ Change in Fair Value of Outstanding and Unvested Option Awards and Stock Awards Granted in Prior Fiscal Years	438,009	(176,858)	790,838	485,052	(799,674)

+ Fair Value at Vesting of Option Awards and Stock Awards Granted in Fiscal Year That Vested During Fiscal Year	—	—	—	—	20,356

+ Change in Fair Value as of Vesting Date of Option Awards and Stock Awards Granted in Prior Fiscal Years For Which Applicable Vesting Conditions Were Satisfied During Fiscal Year	(53,254)	(102,037)	344,608	319,022	(495,827)

Compensation Actually Paid	4,001,757	2,693,250	4,573,893	4,503,583	4,069,662
- Security Costs	—	—	—	(11,516)	(719,907)
Adjusted Compensation Actually Paid	4,001,757	2,693,250	4,573,893	4,492,067	3,349,755

(4)	EIX TSR represents cumulative total shareholder return on a fixed investment of $100 in the EIX’s common stock for the period beginning on the last trading day of 2020 through the end of the applicable fiscal year and is calculated assuming the reinvestment of dividends. PHLX Utility Sector Index TSR represents cumulative total shareholder return on a fixed investment of $100 in the PHLX Utility Sector Index for the period beginning on the last trading day of 2020 through the end of the applicable fiscal year and is calculated assuming the reinvestment of dividends.
(5)	This column shows EIX’s GAAP net income for each fiscal year covered by the table.
(6)	This column shows EIX’s Core EPS (as measured for EPS performance shares) for each fiscal year covered by the table. See Performance Share Awards: Core EPS Metric above for more information about the calculation of this metric.

76 2026 Proxy Statement	www.edison.com

Executive Compensation

Relationship Between CAP and TSR

The following chart shows the CAP for our CEO and the average CAP for our Non-PEO NEOs for each of the last five years and EIX’s total shareholder return and the total shareholder return for the PHLX Utility Sector Index (each calculated as described in footnote 4 to the Pay Versus Performance Table above) over that period of time. A significant portion of our NEOs’ compensation consists of equity awards, a portion of which is tied directly to our TSR results; thus, CAP moved in alignment with our total shareholder return during the 2021-2025 period.

Relationship Between CAP and GAAP Net Income

The following chart shows the CAP for our CEO and the average CAP for our Non-PEO NEOs for each of the last five years and EIX’s GAAP net income for each of those years.

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Executive Compensation

Relationship Between CAP and Core EPS

The following chart shows the CAP for our CEO and the average CAP for our Non-PEO NEOs for each of the last five years and EIX’s Core EPS (as measured for EPS performance shares) for each of those years. See Performance Share Awards: Core EPS Metric above for more information about the calculation of this metric. EIX’s three-year average annual Core EPS measured against target levels was used to determine payouts for our NEOs’ EPS performance shares during the 2021-2025 period.

2025 Performance Measures

In accordance with PvP rules, the following is an unranked list of EIX’s financial performance measures we consider most important in linking the CAP for our NEOs for 2025 with EIX’s performance.

●	Core EPS (see Performance Share Awards: Core EPS Metric above)
●	Relative total shareholder return (see Performance Share Awards: TSR Metric above)
●	Core earnings (see Annual Incentive Awards above)

In addition to the financial performance measures listed above, the Company views its stock price (which is the performance metric for our stock options; in addition, the value of all of our equity awards is dependent on the Company’s stock price) and all of the goals for the Company’s annual incentive awards as key drivers of performance in achieving the Company’s safety, operational, financial and strategic goals. The Company views its safety and resiliency goals as particularly important, as reflected by the weighting of the safety and resiliency goal category for the Company’s 2025 annual incentive awards (50% for EIX and 55% for SCE), plus the safety and compliance foundation goals.

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Executive Compensation

CEO Pay-Ratio Disclosure

Pursuant to the Securities Exchange Act of 1934, as amended, EIX is required to disclose in this Proxy Statement the ratio of the total annual compensation of our CEO to the median of the total annual compensation of all employees of EIX and its consolidated subsidiaries other than our CEO (collectively, “EIX Employees”).

Based on SEC rules for this disclosure and applying the median employee identification process described below, EIX has determined that the EIX CEO’s total compensation for 2025 was $16,544,559, and the total 2025 compensation of the median EIX Employee was $220,100. Accordingly, EIX estimates the ratio of the EIX CEO’s total compensation for 2025 to the total 2025 compensation of the median EIX Employee to be 75 to 1.

EIX identified the median EIX Employee for the pay-ratio disclosure in EIX’s 2024 Proxy Statement and described the methodology used to identify the median EIX Employee in such proxy statement. EIX believes that it did not experience changes from 2023 to 2025 with respect to its employee population or employee compensation arrangements that would significantly impact its pay-ratio disclosure for 2025. That said, the median EIX Employee identified for EIX’s 2024 Proxy Statement retired in 2025. Accordingly, and as permitted by SEC rules, EIX has chosen another EIX Employee as the median EIX Employee for this pay-ratio disclosure in this Proxy Statement whose compensation is substantially similar to that of the median EIX Employee identified for the pay-ratio disclosure in EIX’s 2024 Proxy Statement. For a discussion regarding how EIX identified its median employee from a compensation perspective, please see “CEO Pay Ratio Disclosure” in EIX’s 2024 Proxy Statement.

The total annual compensation for 2025 for the median EIX Employee and for our CEO was determined using the same rules that apply to reporting NEO compensation in the “Total” column of the Summary Compensation Table above.

www.edison.com	2026 Proxy Statement 79

Shareholder Proposal Regarding Retention of Equity

ITEM	Shareholder Proposal Regarding Retention of Equity
The Board recommends you vote “AGAINST” Item 4

John Chevedden, whose address is 2215 Nelson Ave., No. 205, Redondo Beach, CA 90278, has notified EIX that he beneficially owns at least 50 shares of EIX and intends to present Item 4 for action at the Annual Meeting. The text of the shareholder proposal is included below as submitted by the proponent and has not been endorsed, edited or verified by EIX.

Proposal 4 –Executives To Retain Significant Stock

Shareholders ask the Board of Directors to adopt a policy requiring the 5 named executive officers (NEOs) to retain a significant percentage of stock acquired through equity pay programs until reaching retirement and to report to shareholders regarding the policy in our Company's next annual meeting proxy. Shareholders recommend a share retention percentage requirement of 25% of net after-tax shares.

This single unified policy shall prohibit hedging transactions for shares subject to this policy which are not sales but reduce the risk of loss to the executive. Otherwise Edison International directors might be able to avoid the impact of this proposal.

This policy shall supplement any other share ownership requirements that have been established for senior executives, and should be implemented without violating current company contractual obligations or the terms of any current pay or benefit plan. The Board is encouraged to obtain waivers of any current pay or benefit plan for senior executives that might delay implementation of this proposal.

Requiring senior executives to hold a significant portion of stock obtained through executive pay plans would focus EIX executives more on EIX's long-term success. A Conference Board Task Force report stated that hold-to-retirement requirements give executives "an ever-growing incentive to focus on long-term stock price performance."

Now is a good time to make sure executives retain significant stock since EIX stock was at $83 in 2017 and fell to $57 in late 2025 despite a robust stock market.

It is also important to make sure executives retain significant stock given these unfavorable news reports:

The U.S. Department of Justice filed multiple lawsuits accusing Southern California Edison (SCE), an EIX subsidiary, of negligence in the 2025 Eaton and Fairview wildfires, seeking $77 million in damages and fire suppression costs.

Class-action lawsuits were filed by shareholders who claimed EIX made misleading statements about its wildfire mitigation processes, including the use of Public Safety Power Shutoffs (PSPS), which artificially inflated the stock price.

EIX's proposed compensation plan for Eaton Fire victims was also criticized as being insufficient by residents.

As a result the EIX Board of Directors of Edison International may need to adopt a policy that formalizes enhanced board-level oversight of wildfire risk mitigation, including the establishment of a dedicated committee or the expansion of responsibilities of an existing committee to oversee the EIX's wildfire prevention strategy, equipment maintenance protocols, and emergency response preparedness, and to regularly report to shareholders on progress and effectiveness.

Fitch Ratings placed EIX on a Rating Watch Negative (RWN) in May 2025 due to the potential involvement of EIX equipment in starting the Eaton Fire and the risk of the state's Wildfire Fund being depleted by anticipated liabilities.

S&P Global revised its outlook for EIX to Negative from Stable in February 2025 due to the potential risk for Wildfire Fund depletion.

EIX also faced potential dividend cuts due to wildfire liabilities and regulatory risks.

80 2026 Proxy Statement	www.edison.com

Shareholder Proposal Regarding Retention of Equity

EIX Board Recommendation “Against” Item 4

The Board of Directors has considered the shareholder proposal regarding retention of equity (Item 4) and recommends you vote “AGAINST” the proposal for the following reasons.

The Company already maintains robust stock ownership guidelines that are consistent with market practice, require NEOs and other officers to retain a significant amount of EIX shares, and closely align the interests of officers with the long-term interests of our shareholders.

The Company’s existing stock ownership guidelines require Vice Presidents and more senior officers to own EIX Common Stock or equivalents in an amount ranging from one to six times their annual base salary. The President and CEO must own Company stock equal to six times his annual salary; the Chief Financial Officer, the General Counsel and the SCE President and CEO must each own three times their annual salary; and other NEOs must own two times their annual salary. All NEOs are in compliance with the Company’s guidelines.

NEOs are expected to achieve their ownership requirement within five years from the date they become subject to that requirement and must retain 100% of the shares they acquire through EIX long-term incentive awards until their ownership requirement is met. In addition, all directors and employees, including NEOs, are prohibited from short sales, trading in derivatives and hedging of Company securities. See page 58 above for more information regarding our stock ownership guidelines and hedging policy.

The Company’s stock ownership guidelines are consistent with our PHLX Utility Sector Index peers, which use similar multiples of salary for their ownership requirements. None of the companies in the PHLX Utility Sector Index have the retention requirement requested by the shareholder proposal. Upon receiving the shareholder proposal, the Board’s Compensation and Executive Personnel Committee compared the proposal to the Company’s stock ownership guidelines and peer benchmarking provided by the Committee’s independent compensation consultant. After careful consideration, the Committee decided not to make changes to our existing guidelines which continue to align with the long-term interests of our shareholders.

The shareholder proposal is not in the best interests of the Company and our shareholders because it could have an immediate negative impact on the Company’s ability to attract executive talent without actually increasing the Company’s existing equity retention requirements until an executive has served as an NEO for at least a decade.

Implementing the shareholder proposal could have an immediate negative impact on executive recruiting. The Company’s stock ownership guidelines were carefully developed to both align executive interests with shareholders and allow the Company to successfully compete for executive talent. The Company competes nationally for executive talent with peers in the PHLX Utility Sector Index and companies in many other industries. Imposing an equity retention requirement until retirement is not market practice and would put the Company at a competitive disadvantage when attracting or retaining executive talent. Highly qualified executives with long-term potential might discount the value of our long-term incentives and either look elsewhere for opportunities or demand a larger compensation package to accept an offer.

In practice, the shareholder proposal would require that our NEOs retain EIX shares in an amount equal to the greater of the Company’s existing guidelines (multiples of annual salary) or the shareholder proposal requirement (25% until retirement). Based on our calculations, the Company’s existing stock ownership guidelines require that NEOs hold more EIX shares than the shareholder proposal requirement for equity awarded during their first decade or so as NEOs. For example, Mr. Pizarro is required to own more shares under the Company’s current guidelines and stock price than he would if the shareholder proposal had been in place when he became EIX President and CEO in 2016. Given the Company’s robust guidelines, adopting the shareholder proposal might immediately hinder executive recruiting without actually increasing our existing equity retention requirements until an executive has served as an NEO for ten years or more. As a result, we believe the shareholder proposal is not in the best interests of the Company and our shareholders.

For the foregoing reasons, the Board recommends that you vote “AGAINST” Item 4.

www.edison.com/investors	2026 Proxy Statement 81

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. V84351-P42010 1a. Jeanne Beliveau-Dunn 1b. Michael C. Camuñez 1c. Jennifer M. Granholm 1d. James T. Morris 1e. Timothy T. O'Toole 1f. Pedro J. Pizarro 1g. Marcy L. Reed 1h. Carey A. Smith 1i. Linda G. Stuntz 1j. Peter J. Taylor 1k. Keith Trent For Against Abstain For Against Abstain For Against Abstain ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! EDISON INTERNATIONAL ATTN: CORPORATE GOVERNANCE 2244 WALNUT GROVE AVENUE ROSEMEAD, CA 91770 EDISON INTERNATIONAL The Board of Directors recommends you vote "FOR" the following proposals: 1. Election of Directors: WHEN PROPERLY EXECUTED, THIS PROXY CARD WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED "FOR" ITEMS 1, 2 AND 3, AND "AGAINST" ITEM 4. 2. Ratification of the Independent Registered Public Accounting Firm 3. Advisory Vote to Approve Executive Compensation 4. Shareholder Proposal Regarding Retention of Equity NOTE: These shares may be voted on such other business as may properly come before the meeting or any adjournment thereof. The Board of Directors recommends you vote "AGAINST" the following proposal: Please sign exactly as your name(s) appear(s) on this card. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing this card. SCAN TO VIEW MATERIALS & VOTEw VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information. You may vote 24 hours a day, 7 days a week, until 8:59 p.m. Pacific Time on April 22, 2026, except for Edison 401(k) Savings Plan shareholders who must vote by 8:59 p.m. Pacific Time on April 21, 2026. Follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/EIX2026 You may attend the Meeting via the Internet and vote during the Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone phone to transmit your voting instructions. You may vote 24 hours a day, 7 days a week, until 8:59 p.m. Pacific Time on April 22, 2026, except for Edison 401(k) Savings Plan shareholders who must vote by 8:59 p.m. Pacific Time on April 21, 2026. Have your proxy card in hand when you call and follow the instructions to vote. VOTE BY MAIL Mark, sign and date your proxy card and return it in the envelope provided or return it to: Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. Your proxy card must be received by Broadridge by 8:30 a.m. Pacific Time on April 23, 2026, except proxy cards for Edison 401(k) Savings Plan shareholders must be received by Broadridge by 8:59 p.m. Pacific Time on April 21, 2026.

V84352-P42010 2026 ANNUAL MEETING OF SHAREHOLDERS Thursday, April 23, 2026 8:30 a.m. Pacific Time www.virtualshareholdermeeting.com/EIX2026 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.edison.com/annualmeeting. You will be able to participate in the virtual shareholder meeting by visiting www.virtualshareholdermeeting.com/EIX2026 and entering your 16-digit control number included in this proxy card. EDISON INTERNATIONAL Annual Meeting — April 23, 2026 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS PEDRO J. PIZARRO and MARIA RIGATTI are hereby appointed proxies of the undersigned with full power of substitution to vote all shares of stock the undersigned is entitled to vote at the Annual Meeting of Shareholders of Edison International to be held virtually at www.virtualshareholdermeeting.com/EIX2026, on April 23, 2026, at 8:30 a.m., Pacific Time, or at any adjournment or postponement of the meeting, with all the powers and discretionary authority the undersigned would possess if personally present at the meeting on the matters listed on the other side. The shares will be voted as indicated on this card. WHERE NO INDICATION IS SHOWN, THE SHARES REPRESENTED BY THIS CARD WILL BE VOTED "FOR" ITEMS 1, 2 AND 3, AND "AGAINST" ITEM 4. In addition, the appointed proxies may vote in their discretion on such other matters as may properly come before the meeting. VOTING INSTRUCTIONS TO THE EDISON INTERNATIONAL STOCK FUND TRUSTEE, STATE STREET BANK AND TRUST COMPANY: If the undersigned holds shares through the Edison 401(k) Savings Plan, this card also provides the following voting instructions to the Edison International stock fund trustee. The Edison International stock fund trustee is instructed to vote confidentially the shares of stock credited and conditionally credited to the undersigned’s account as of February 27, 2026. The undersigned understands that the stock will be voted as directed provided the Edison International stock fund trustee or its agent receives this card by 8:59 p.m., Pacific Time, on April 21, 2026, and all stock for which the Edison International stock fund trustee or its agent has not received instructions by this card at the designated time will be voted in the same proportion to the 401(k) Savings Plan shares voted by other 401(k) Savings Plan participants, unless contrary to ERISA. IF YOU RECEIVE MORE THAN ONE SET OF PROXY MATERIALS, PLEASE MARK, SIGN, DATE AND RETURN ALL CARDS YOU RECEIVE PROMPTLY USING THE ENCLOSED ENVELOPES. TO VOTE BY PHONE OR THE INTERNET, PLEASE SEE THE REVERSE SIDE OF THIS CARD. See reverse for voting instructions.

*Please check the meeting materials for any special requirements for meeting attendance. Smartphone users Point your camera here and vote without entering a control number For complete information and to vote, visit www.ProxyVote.com Control # V84359-P42010 Your Vote Counts! EDISON INTERNATIONAL 2026 Annual Meeting of Shareholders Vote by April 22, 2026 8:59 p.m. PT. For shares held in the Edison 401(k) Savings Plan, vote by April 21, 2026 8:59 p.m. PT. EDISON INTERNATIONAL ATTN: CORPORATE GOVERNANCE 2244 WALNUT GROVE AVENUE ROSEMEAD, CA 91770 You invested in EDISON INTERNATIONAL and it’s time to vote! You have the right to vote on proposals being presented at the Annual Meeting. This is an important notice regarding the availability of proxy materials for the shareholder meeting to be held on April 23, 2026. Get informed before you vote View the Notice and Proxy Statement and Annual Report online OR you can receive a free paper or email copy of the materials by requesting prior to April 9, 2026. If you would like to request a copy of the materials for this and/or future shareholder meetings, you may (1) visit www.ProxyVote.com, (2) call 1-800-579-1639 or (3) send an email to sendmaterial@proxyvote.com. If sending an email, please include your control number (indicated below) in the subject line. Unless requested, you will not otherwise receive a paper or email copy. The below 16-digit control number is necessary to vote and participate in the virtual shareholder meeting. Vote Virtually at the Meeting* April 23, 2026 8:30 a.m. Pacific Time Virtually at: www.virtualshareholdermeeting.com/EIX2026

Vote at www.ProxyVote.com Prefer to receive an email instead? While voting on www.ProxyVote.com, be sure to click “Delivery Settings”. Voting Items Board Recommends V84360-P42010 THIS IS NOT A VOTABLE BALLOT This is an overview of the proposals being presented at the upcoming shareholder meeting. Please follow the instructions on the reverse side to vote these important matters. 1. Election of Directors: 1a. Jeanne Beliveau-Dunn For 1b. Michael C. Camuñez For 1c. Jennifer M. Granholm For 1d. James T. Morris For 1e. Timothy T. O’Toole For 1f. Pedro J. Pizarro For 1g. Marcy L. Reed For 1h. Carey A. Smith For 1i. Linda G. Stuntz For 1j. Peter J. Taylor For 1k. Keith Trent For 2. Ratification of the Independent Registered Public Accounting Firm For 3. Advisory Vote to Approve Executive Compensation For 4. Shareholder Proposal Regarding Retention of Equity Against NOTE: These shares may be voted on such other business as may properly come before the meeting or any adjournment thereof.